Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

B. RILEY PRINCIPAL 150 MERGER CORP.,

BRPM MERGER SUB, INC.,

and

FAZE CLAN INC.

dated as of October 24, 2021

-i-

(continued)

-ii-

(continued)

		Page

Section 6.20.	No Additional Representation or Warranties	63

Article VII COVENANTS OF THE COMPANY		63

Section 7.1.	Conduct of Business	63
Section 7.2.	Inspection	66
Section 7.3.	Preparation and Delivery of Additional Company Financial Statements	67
Section 7.4.	Affiliate Agreements	67
Section 7.5.	Acquisition Proposals	67
Section 7.6.	PPP Loan	67

Article VIII COVENANTS OF ACQUIROR		68

Section 8.1.	Employee Matters	68
Section 8.2.	Trust Account Proceeds and Related Available Equity	68
Section 8.3.	Listing Matters	69
Section 8.4.	No Solicitation by Acquiror	69
Section 8.5.	Acquiror Conduct of Business	70
Section 8.6.	Post-Closing Directors and Officers of Acquiror	71
Section 8.7.	Indemnification and Insurance	71
Section 8.8.	Acquiror Public Filings	72
Section 8.9.	PIPE Subscriptions	72

Article IX JOINT COVENANTS		73

Section 9.1.	HSR Act; Other Filings	73
Section 9.2.	Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals	74
Section 9.3.	Support of Transaction	77
Section 9.4.	Certain Tax Matters	77
Section 9.5.	Section 16 Matters	78
Section 9.6.	Cooperation; Consultation	78
Section 9.7.	Transaction Litigation	78

Article X CONDITIONS TO OBLIGATIONS		79

Section 10.1.	Conditions to Obligations of Acquiror, Merger Sub, and the Company	79
Section 10.2.	Conditions to Obligations of Acquiror and Merger Sub	79
Section 10.3.	Conditions to Obligation of the Company	81
Section 10.4.	Frustration of Conditions	81

Article XI TERMINATION/EFFECTIVENESS		86

Section 11.1.	Termination	82
Section 11.2.	Effect of Termination	83

-iii-

(continued)

EXHIBITS

Exhibit A	Company Securityholder Support Agreement
Exhibit B	Sponsor Support Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Certificate of Incorporation of Acquiror
Exhibit F	Form of Bylaws of Acquiror
Exhibit G	Form of Certificate of Incorporation of Surviving Corporation
Exhibit H	Form of Bylaws of Surviving Corporation
Exhibit I	Form of Equity Incentive Plan
Exhibit J	Form of Employee Stock Purchase Plan

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 24, 2021 (this “Agreement”), is made and entered into by and among B. Riley Principal 150 Merger Corp., a Delaware corporation (“Acquiror”), BRPM Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and FaZe Clan Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are sometimes collectively referred to herein as the “Parties,” and each of them is sometimes individually referred to herein as a “Party.” Certain terms used in this Agreement have the respective meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, direct, wholly owned subsidiary of Acquiror incorporated for the purpose of effecting the Merger;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (a) Merger Sub will be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will be a wholly owned subsidiary of Acquiror, and (b) Acquiror will change its name to “FaZe Holdings Inc.”;

WHEREAS, it is the intention of the Parties that, for U.S. federal income tax purposes, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, Acquiror, Merger Sub and the Company are parties to such reorganization within the meaning of Section 368(b) of the Code and this Agreement constitutes and is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, each of the Supporting Company Stockholders has entered into a support agreement substantially in the form attached to this Agreement as Exhibit A (each, a “Company Securityholder Support Agreement”) with the Company, pursuant to which, among other things, such Supporting Company Stockholder has agreed, on the terms and subject to the conditions set forth therein, to vote all of its Company Shares, promptly after the Registration Statement is declared effective under the Securities Act, in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable Ancillary Agreement to which the Company is, or is contemplated to be, a party, and the transactions contemplated hereby and thereby (including the Merger) and each other matter required to be approved or adopted by the Company Stockholders in order to effect the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, the Company has delivered to Acquiror executed agreements with each holder of Company Warrants (the “Warrantholder Exercises”), pursuant to which such holders have agreed to exercise their respective Company Warrants in whole prior to the Merger Effective Time;

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, the Company has delivered to Acquiror executed agreements with certain holders of Company Convertible Notes (the “Existing Noteholder Conversions” and, together with any similar agreements executed by Requisite Convertible Note Holders after the date hereof, the “Noteholder Conversions”), pursuant to which, among other things, such holders have elected to convert the aggregate outstanding amounts under their respective Company Convertible Notes, including all outstanding principal and interest accrued thereof, into shares of Company Common Stock prior to the Merger Effective Time (except, to the extent agreed by the Parties, as provided in the Noteholder Conversions);

WHEREAS, immediately prior to the Merger Effective Time, on the terms and subject to the conditions set forth in the Subscription Agreements, the PIPE Investors will purchase from Acquiror in a private placement certain Acquiror Class A Stock for an aggregate purchase price equal to the PIPE Investment Amount (the “PIPE Investment”);

WHEREAS, at the Merger Effective Time, by virtue of the Merger, each share of Company Common Stock that is issued and outstanding immediately prior to the Merger Effective Time (including shares of Company Common Stock issued upon the exercise of Company Warrants and the conversion of Company Convertible Notes as contemplated herein) will be converted into the right to receive, on the terms and subject to the conditions set forth in this Agreement, the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, for the Company to enter into this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party, (b) approved the Company’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (as applicable) adoption of this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, by the Company Stockholders (the determinations, approvals and other actions described in each of the foregoing clauses (a), (b) and (c), the “Company Board Actions”);

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (a) determined that it is in the best interests of Acquiror and the Acquiror Stockholders, and declared it advisable, for Acquiror to enter into this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party, (b) approved the transactions contemplated hereby as a Business Combination and approved Acquiror’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (as applicable) adoption of this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the PIPE Investment and the Merger), on the terms and subject to the conditions set forth herein and therein, by the Acquiror Stockholders (the determinations, approvals and other actions described in each of the foregoing clauses (a), (b) and (c), the “Acquiror Board Actions”);

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, for Merger Sub to enter into this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party, (b) approved Merger Sub’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (to the extent applicable) adoption of this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, by Merger Sub’s sole stockholder;

WHEREAS, Acquiror, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and each applicable Ancillary Agreement and has approved the consummation of the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Sponsor, which is the record holder of the issued and outstanding shares of Acquiror Class B Stock, has entered into the support agreement attached to this Agreement as Exhibit B (the “Sponsor Support Agreement”) with Acquiror and the Company, pursuant to which, among other things, the Sponsor has agreed, on the terms and subject to the conditions set forth therein, (a) to vote all of its Acquiror Shares in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable Ancillary Agreement, the transactions contemplated hereby and thereby (including the Merger) and each other matter required to be approved or adopted by the Acquiror Stockholders in order to effect the Merger and the other transactions contemplated hereby, (b) to irrevocably waive any anti-dilution right or other protection with respect to the Acquiror Class B Stock that would result in the shares of Acquiror Class B Stock converting into other Acquiror Shares in connection with any of the transactions contemplated by this Agreement at a ratio greater than one-for-one, (c) to subject a portion of its Equity Securities of Acquiror to certain vesting and forfeiture conditions as well as to certain transfer restrictions, and (d) to subscribe for and fund any portion of the PIPE Targeted Amount not subscribed for or funded by third party investors;

WHEREAS, in connection with obtaining the Acquiror Stockholder Approval, each eligible Acquiror Stockholder will be entitled to request that Acquiror redeem all or a portion of such eligible Acquiror Stockholder’s shares of Acquiror Class A Stock for a pro rata portion of the amount on deposit in the Trust Account; and

WHEREAS, at the Closing, Acquiror and certain stockholders of Acquiror (after giving effect to the Merger) will enter into a registration rights agreement substantially in the form attached to this Agreement as Exhibit C (the “Registration Rights Agreement”), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.  Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2019 Audited Financial Statements” has the meaning specified in Section 5.8(a).

“2020 Audited Financial Statements” has the meaning specified in Section 5.8(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Actions” has the meaning specified in the Recitals hereto.

“Acquiror Class A Stock” means a Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Stock” means a Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Cash Amount” means an amount, calculated as of the Closing, equal to the sum of (a) the amount of cash available in the Trust Account after deducting the Acquiror Share Redemption Amount and after payment of any Acquiror Transaction Expenses and Company Transaction Expenses, plus (b) the PIPE Investment Amount, plus (c) the aggregate net proceeds of any other equity financing of Acquiror agreed to by the Company, in each case of clauses (b) and (c), to the extent actually received by Acquiror, the Company or any of their respective Subsidiaries substantially concurrently with the Closing and held by Acquiror as of the Closing.

“Acquiror Closing Statement” has the meaning specified in Section 3.2(b).

“Acquiror Common Stock” means, prior to the filing of the Pubco Charter with the Delaware Secretary of State, the Acquiror Class A Stock and Acquiror Class B Stock, and after the filing of the Pubco Charter with the Delaware Secretary of State, the common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Financial Statements” has the meaning specified in Section 6.7(d).

“Acquiror Inception Date” means June 22, 2020.

“Acquiror Indemnified Parties” has the meaning specified in Section 8.7(a).

“Acquiror Insider” means (a) the Sponsor, (b) any Related Person of the Sponsor or (c) prior to the Merger Effective Time, (i) any Affiliate of Acquiror or (ii) any director or officer of Acquiror or any of its Affiliates.

“Acquiror IPO Date” means February 18, 2021.

“Acquiror Option” has the meaning specified in Section 4.6(a).

“Acquiror Public Shares” means the shares of Acquiror Class A Stock included as part of the units issued by Acquiror in Acquiror’s initial public offering.

“Acquiror Restricted Stock Award” has the meaning specified in Section 4.6(b).

“Acquiror Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that results in any Third-Party Purchaser acquiring beneficial ownership of Equity Securities of Acquiror that represent more than 50% of (i) the issued and outstanding shares of Acquiror Common Stock or (ii) the combined voting power of the then-outstanding voting Equity Securities of Acquiror, (b) any transaction or series of transactions constituting a merger, consolidation, reorganization or other business combination, however effected, following which the members of the Board of Directors of Acquiror or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent company thereof, or (c) any sale, transfer or other disposition to a Third-Party Purchaser of all or more than 50% of the assets (by value), or assets generating at least 50% of the gross revenues or net income, of Acquiror and its Subsidiaries on a consolidated basis (other than any sale, transfer or other disposition of property or assets in the ordinary course of business). For clarity, the preceding clause (a) shall include any merger or consolidation of Acquiror with any Person if immediately after the consummation of such merger or consolidation, the Acquiror Common Stock outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the combined voting power of all of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent company thereof.

“Acquiror Sale Price” means the price per share of Acquiror Common Stock paid or payable to the holders of outstanding Acquiror Common Stock (determined without giving effect to the vesting contemplated by Section 4.7(e)) in an Acquiror Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be (a) with respect to any securities, (i) the average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed, averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive Trading Days preceding such day, or (ii) if the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm selected by the then board of directors of Acquiror, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.

“Acquiror SEC Filings” has the meaning specified in Section 6.6.

“Acquiror Share” means any share of Acquiror Common Stock.

“Acquiror Share Price” means the VWAP per share of Acquiror Class A Stock for the five (5) consecutive Trading Days immediately preceding (but not including) the Closing Date.

“Acquiror Share Redemption” means the election, in connection with the Acquiror Stockholder Approval, of an eligible (as determined in accordance with Section 9.2 of Acquiror’s Governing Documents as in effect on the date of this Agreement) Acquiror Stockholder to have all or a portion of the Acquiror Public Shares held by such Acquiror Stockholder redeemed by Acquiror, on the terms and subject to the limitations and conditions set forth in Acquiror’s Governing Documents, at a per-share price, payable in cash, equal to the quotient of (a) the aggregate amount on deposit in the Trust Account (including interest earned on funds held in the Trust Account and not previously released to Acquiror to pay taxes) calculated as of two Business Days prior to the Closing Date divided by (b) the aggregate number of shares of Acquiror Public Shares, then issued.

“Acquiror Share Redemption Amount” means the aggregate amount paid or payable in connection with all Acquiror Share Redemptions.

“Acquiror Stockholder” means any stockholder of Acquiror prior to the Merger Effective Time.

“Acquiror Stockholder Approval” means the approval of the Transaction Proposals as set forth in Section 6.2(c).

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 9.2(c).

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror (whether or not billed or accrued for) as a result of or in connection with its initial public offering, operations, or the negotiation, documentation and consummation of its initial business combination: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, financial printers, transfer and trust agents, and other advisors and service providers, including the fees payable to B Riley pursuant to the terms of the Business Combination Marketing Agreement, (b) all filing fees incurred in connection with making any filings under Sections 2.2 and 9.1, (c) all fees and expenses incurred in connection with preparing and filing the Registration Statement, including the proxy statement/prospectus forming a part thereof under Section 9.2, obtaining approval of Nasdaq under Section 8.3(b) and obtaining the Acquiror Stockholder Approval, (d) obligations under any Working Capital Loans (which shall not be converted into any Equity Securities of Acquiror) and the reimbursement of documented and out-of-pocket expenses incurred by the Sponsor and Acquiror’s officers and directors on Acquiror’s behalf, (e) any expense incurred in connection with the directors’ and officers’ “tail” insurance policy pursuant to Section 8.7(b), and (f) all Transfer Taxes, in each case of clauses (a) through (f), solely to the extent such fees and expenses are unpaid as of the Closing.

“Acquiror Warrant” means a warrant to purchase one share of Acquiror Class A Stock at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

“Acquiror Warrant Liabilities” means the liabilities arising from or relating to the Acquiror Warrants as determined pursuant to the SEC Guidance.

“Acquisition Proposal” means (a) any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding), other than with respect to the transactions contemplated by this Agreement (including the Merger), and other than with respect to any acquisition or disposition of property or assets in the ordinary course of business, relating to (i) any acquisition, issuance or purchase, direct or indirect, (A) of 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries, (B) of 15% or more of any class or series of Equity Securities of (x) the Company or (y) any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries or (C) that would render it impossible or impractical to consummate the transactions contemplated by the Agreement or which would substantially reduce the value of such transactions to the Acquiror, (ii) any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 15% or more of any class of Equity Securities or voting securities (A) of the Company, (B) of any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries or (C) that would render it impossible or impractical to consummate the transactions contemplated by the Agreement or which would substantially reduce the value of such transactions to the Acquiror or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction (A) involving the Company, (B) involving any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries, and of which the Company or its applicable Subsidiary is not the surviving entity or (C) that would render it impossible or impractical to consummate the transactions contemplated by the Agreement or which would substantially reduce the value of such transactions to the Acquiror, or (b) any initial public offering or direct listing of the Company on any stock exchange.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Additional Acquiror Shares” means 2,023,763 shares of Acquiror Common Stock.

“Additional Company Shares” means a number of shares of Company Common Stock, to be held by CPH as of immediately prior to the Merger Effective Time upon conversion of the CPH New Notes, equal to (a) the Additional Acquiror Shares divided by (b) the Equity Value Exchange Ratio.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 5.13(a)(vii).

“Aggregate Earn-Out Consideration” means a number of Acquiror Shares equal to 6% of the total number of Acquiror Shares that are issued and outstanding as of immediately after the Closing.

“Aggregate Equity Value Consideration” means a number of shares of Acquiror Common Stock equal to the quotient of (a) the Base Equity Value divided by (b) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Ancillary Agreements” means the Sponsor Support Agreement, the Company Securityholder Support Agreements, and the Registration Rights Agreement.

“Ancillary Investment” has the meaning ascribed to such term in the Sponsor Support Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable Laws related to the prevention of money laundering, including the U.S. Money Laundering Control Act of 1986, the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly referred to as the “U.S. Bank Secrecy Act”) and similar Laws in other applicable jurisdictions.

“Antitrust Authorities” means the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby.

“Applicable Earn-Out Recipient” means any Person entitled to any Standard Per Share Earn-Out Consideration.

“B. Riley” means B. Riley Securities, Inc.

“B. Riley Group” has the meaning specified in Section 12.18(a).

“Base Equity Value” means $650,000,000.

“Business Combination” has the meaning set forth in Article II of Acquiror’s Governing Documents as in effect on the date of this Agreement.

“Business Combination Deadline Date” means February 7, 2023, the deadline for consummating Acquiror’s initial Business Combination pursuant to Acquiror’s Governing Documents.

“Business Combination Marketing Agreement” means the agreement entered into between Acquiror and B. Riley as the representative of the underwriters in Acquiror’s initial public offering, pursuant to which Acquiror engaged B. Riley as an advisor in connection with a business combination to assist Acquiror in arranging meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce Acquiror to potential investors that may be interested in purchasing Acquiror securities, assist Acquiror in obtaining stockholder approval for the business combination and assist Acquiror with the preparation of a press releases and public filings in connection with the business combination.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding), other than with respect to the transactions contemplated hereby, relating to a Business Combination.

“Business Day” means any day other than a Saturday, a Sunday or another day on which commercial banks in New York, New York, or Los Angeles, California, are authorized or required by Law to close.

“CCC” means the California Corporations Code.

“Certificate of Merger” has the meaning specified in Section 2.2.

“Closing” has the meaning specified in Section 3.1.

“Closing Company Financial Statements” has the meaning specified in Section 7.3.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Form 8-K” has the meaning specified in Section 9.2(a).

“Closing Press Release” has the meaning specified in Section 9.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.14(a).

“Company Board” has the meaning specified in the Recitals hereto.

“Company Board Actions” has the meaning specified in the Recitals hereto.

“Company Closing Statement” has the meaning specified in Section 3.2(a).

“Company Common Stock” has the meaning specified in Section 5.6(a).

“Company Common Warrant” has the meaning specified in Section 4.4(a).

“Company Conversion” has the meaning specified Section 4.2(a).

“Company Convertible Notes” means those certain convertible promissory notes of the Company listed in Section 1.1(a) of the Company Disclosure Letter.

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Equity Award” means a Company Option or a Company Restricted Stock Award.

“Company Incentive Plans” means the FaZe Clan Inc. Amended and Restated 2019 Equity Incentive Plan.

“Company Indemnified Parties” has the meaning specified in Section 8.7(a).

“Company IT Systems” means any and all IT Systems that are owned by, licensed or leased to or otherwise under the control of the Company or any of its Subsidiaries or used (or held for use) by the Company or any of its Subsidiaries in the conduct of its business.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (any of the foregoing, an “Event”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would be, a “Company Material Adverse Effect”: (a) any change or proposed change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the taking or omission of any action required by or expressly and affirmatively permitted by this Agreement or any Ancillary Agreement or with the written consent of Acquiror, (d) any natural disaster (including hurricanes, storms, tornados, flooding, tsunamis, earthquakes, mudslides, wildfires, volcanic eruptions or similar occurrences), pandemic or epidemic or other public health crisis (including COVID-19), “force majeure” event or calamity (whether or not caused by any Person), state of emergency declared by any Governmental Authority, change in climate or weather conditions, or any action (including the issuance of any directive, pronouncement or guideline) by any Governmental Authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (e) any act of terrorism, sabotage (including any cyberattack) not perpetrated by any employee of the Company or any of its Subsidiaries, war, outbreak or escalation of hostilities, commencement or escalation of military action, act of mass protest or state of civil unrest, or any action (including the issuance of any directive, pronouncement or guideline) by any Governmental Authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (f) municipal, state, national or international political conditions, (g) any failure of the Company to meet any projection, forecast or budget (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure constitutes a Company Material Adverse Effect), (h) any Event generally affecting the industries or markets in which the Company or any of its Subsidiaries operates (including increases in the cost of products, supplies, materials or other goods or labor or other services), (i) the announcement or performance of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, including, as a result thereof, any termination of, reduction in or other adverse impact on relationships, contractual or otherwise, with any lessor, lessee, licensor, licensee, customer, distributor, vendor, supplier, partner, employee or other service provider or other business relation of the Company or any of its Subsidiaries, (j) any Liability or Action to the extent expressly described in the Company Disclosure Letter, (k) action taken by, or at the request of, Acquiror, Sponsor or any of their respective Affiliates; provided, further, that any Event referred to in any of the foregoing clauses (a), (b), (d), (e), (f) and (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that it has a disproportionate and adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under any Company Incentive Plan or otherwise.

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, including Company Registered Intellectual Property.

“Company Preferred Stock” has the meaning specified in Section 5.6.

“Company Preferred Warrant” has the meaning specified in Section 4.4(b).

“Company Registered Intellectual Property” has the meaning specified in Section 5.22(a).

“Company Restricted Stock Award” means an award of restricted Company Common Stock granted under any Company Incentive Plan or otherwise, which includes any shares of Company Common Stock issued pursuant to early-exercised Company Options.

“Company Series A Preferred Stock” has the meaning specified in Section 5.6(a).

“Company Share” means any shares of Company Preferred Stock, Company Common Stock or any class or series of capital stock of the Company.

“Company Stockholder” means a holder of any Company Share.

“Company Stockholder Approval” has the meaning specified in Section 5.3(c).

“Company Securityholder Support Agreement” has the meaning specified in the Recitals hereto.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, and (c) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement, in each case of clauses (a) through (c), solely to the extent such fees and expenses are unpaid as of the Closing.

“Company Warrants” means the Company Common Warrants, the Company Preferred Warrants, or any other warrant of any class or series issued by the Company and outstanding from time to time.

“Compulsory Copyleft Terms” means any license that requires, as a condition of use, modification or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Compulsory Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of July 9, 2021, between the Company and Acquiror.

“Contract” means any contract, agreement, instrument, lease, license, purchase order or other obligation, in each case, that is legally binding.

“COVID-19” means the novel coronavirus, SARS-CoV-2, COVID-19 or any related strain or sequence, including any intensification, resurgence or any evolutions or mutations thereof, and any related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester or similar Law or Governmental Order, directive, guidelines or recommendations promulgated, ordered, or made by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act of 2020 and the Families First Coronavirus Response Act of 2020 (FFCRA).

“CPH” means CPH Phase II SPV LP, a Delaware limited partnership, and CPH Phase III SPV LP, a Delaware limited partnership.

“CPH New Notes” means certain convertible promissory notes of the Company to be issued to CPH on the Closing Date pursuant to the letter agreement, dated as of October 23, 2021, by and among CPH, the Company and Acquiror.

“D&O Indemnified Parties” has the meaning specified in Section 8.7(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Share” has the meaning specified in Section 4.2(c).

“dollar” or “$” means lawful money of the United States.

“Earn-Out Exchange Ratio” means a number equal to the quotient of (a) the Aggregate Earn-Out Consideration divided by (b) the aggregate number of Earn-Out Participating Company Common Shares.

“Earn-Out Participating Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time after giving effect to the Company Conversion (including Company Restricted Stock Awards and shares of Company Common Stock issued or deemed issued and outstanding upon the conversion of the Company Warrants and the Company Convertible Notes) plus (b) the aggregate number of Net Vested Company Option Shares.

“Earn-Out Share” means a First Target Earn-Out Share, a Second Target Earn-Out Share or a Third Target Earn-Out Share.

“Environmental Laws” means all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Security” means, with respect to any Person, any share of capital stock of, or other equity interest in, such Person or any security exercisable or exchangeable for, or convertible into, any share of capital stock of, or other equity interest (including any security exercisable or exchangeable for, or convertible into, any share of capital stock or other equity interest) in, such Person, including any warrant, option, convertible or exchangeable note or debenture, profits interest or phantom equity right, whether voting or non-voting. With respect to the Company, for clarity, “Equity Security” shall include any equity award issued under any Company Incentive Plan.

“Equity Value Exchange Ratio” means a number equal to the quotient of (a) the Aggregate Equity Value Consideration divided by (b) the aggregate number of Participating Company Common Shares.

“ERISA” has the meaning specified in Section 5.14(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 8.1(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 4.3(a).

“Excluded Share” has the meaning specified in Section 4.2(b)(i).

“Existing Noteholder Conversions” has the meaning specified in the Recitals hereto.

“Export Approvals” has the meaning specified in Section 5.26(a).

“FaZe Group” has the meaning specified in Section 12.18(b).

“Financial Statements” has the meaning specified in Section 5.8(a).

“First Target Earn-Out Share” has the meaning specified in Section 4.7(a).

“Fraud” means actual and intentional fraud under Delaware common law in the making of a representation or warranty of a Party contained in this Agreement; provided, that at the time such representation was made (a) such representation was inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation, (c) such Party had the specific intent to deceive another Party hereto, and (d) the other Party acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as may be amended and/or restated from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 5.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Governmental PPP Program” means the Paycheck Protection Program administered by the U.S. Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per-or polyfluorinated substance and (h) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any specified Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money of such specified Person, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments of such specified Person (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments of such specified Person, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements of such specified Person (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations of such specified Person to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in the foregoing clauses (a) through (g) guaranteed directly or indirectly, jointly or severally, by such specified Person.

“Insider Letter” means that certain letter agreement, dated February 18, 2021, between Acquiror, the Sponsor and each of the directors and officers of Acquiror as of the date of this Agreement.

“Intellectual Property” means any and all rights, title, and interest in or to intellectual or industrial property, throughout the world, including all U.S. and foreign: (a) patents, published or unpublished patent applications (and any patents that will be issued as a result of those patent applications), provisional patent applications and similar filings, invention disclosures, and industrial designs, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, extensions or counterparts and foreign equivalents thereof, (b) registered and unregistered trademarks, logos, service marks, certification marks, trade dress and trade names, brand names, business names, slogans, pending applications therefor, and internet domain names, and other similar designations of source or indicia or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in Software, content, and other works of authorship, (d) Software, (e) rights of personality, privacy, and publicity, including to the extent in name, handle, nickname, number, image, likeness, voice, and other personal attributes and in social media usernames, accounts, and hashtags, and (f) trade secrets, confidential information and other proprietary rights or information including know-how, unpatented inventions, processes, models and methodologies, formulae, technology, technical or research data, customer or end-user lists, business plans, database rights, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons (the foregoing items in clause (e), collectively “Trade Secrets”).

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, Software, data, services, goods, and technology, including those Laws under the authority of the U.S. Department of the Treasury, the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, the Arms Export Control Act, those customs and import Laws administered by U.S. Customs and Border Protection, any other export or import controls administered by an agency of the U.S. government, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and other applicable Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the U.S. Laws described above.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO Prospectus” means the prospectus of Acquiror, dated February 18, 2021, filed by Acquiror with the SEC on February 19, 2021 in connection with Acquiror’s initial public offering.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means Software, information technology and computer systems, servers, networks, workstations, routers, hubs, switches, data communication lines, interfaces, platforms, databases, websites, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“Law” means (a) any statute, law, ordinance, rule or regulation, in each case, of any Governmental Authority or (b) any Governmental Order.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 4.3(b).

“Liability” means any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License” means any approval, authorization, consent, license, registration, permit or certificate granted or issued by a Governmental Authority.

“Lien” means any lien, license, mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, right of first offer, right of first refusal, option, adverse claim or other lien of any kind, whether consensual, statutory or otherwise.

“LTIP” has the meaning specified in Section 8.1(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration Value” means an amount in cash equal to the product of (a) the Equity Value Exchange Ratio and (b) the Acquiror Share Price.

“Merger Effective Time” has the meaning specified in Section 2.2.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Minimum Acquiror Closing Cash Amount” means $218,000,000.

“Modification in Recommendation” has the meaning specified in Section 9.2(c).

“Multiemployer Plan” has the meaning specified in Section 5.14(c).

“Nasdaq” means The Nasdaq Capital Market LLC.

“Net Vested Company Option Share” means, with respect to each Vested Company Option, a number of whole and partial shares of Acquiror Common Stock (computed to the nearest four decimal places) equal to (a) the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Vested Company Option immediately prior to the Merger Effective Time, and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Vested Company Option, divided by (b) the Merger Consideration Value.

“Noteholder Conversions” has the meaning specified in the Recitals hereto.

“Offer Documents” has the meaning specified in Section 9.2(b)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License, and including Compulsory Copyleft Terms.

“Open Source Materials” means any software subject to an Open Source License.

“Outside Deadline” has the meaning specified in Section 11.1(b)(ii).

“Participating Company Common Shares” mean, without duplication, (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time after giving effect to the Company Conversion (including Company Restricted Stock Awards and shares of Company Common Stock issued or deemed issued and outstanding upon the conversion of the Company Warrants and the Company Convertible Notes), minus (b) the Additional Company Shares, plus (c) the aggregate number of Net Vested Company Option Shares.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration” means, as applicable, the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) with respect to any Leased Real Property, (i) non-monetary Liens, encumbrances or restrictions (including easements, encroachments, covenants, rights of way and other conditions) and (ii) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that, in the case of each of the preceding clauses (i) and (ii), (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (d) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease and (iii) Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) licenses of Company Intellectual Property entered into in the ordinary course of business, (f) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or purchase money Liens and Liens securing rental payments under operating or capital lease arrangements, in each case, entered into in the ordinary course of business, (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security and (h) other Liens that do not, individually or in the aggregate, materially and adversely affect the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with the Closing in respect of all of the PIPE Shares.

“PIPE Investor” means any investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“PIPE Share” means any share of Acquiror Class A Stock purchased in the PIPE Investment.

“PIPE Targeted Amount” means $100,000,000.

“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” has the meaning specified in Section 9.2(b)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.2(b)(i).

“PPP Loan” means the loan of the Company under the Governmental PPP Program, as set forth on Section 7.6 of the Company Disclosure Letter.

“Pubco Bylaws” has the meaning specified in Section 2.4(a).

“Pubco Charter” has the meaning specified in Section 2.4(a).

“Q3 2021 Financial Statements” has the meaning specified in Section 7.3.

“Real Property Leases” has the meaning specified in Section 5.21(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.2(b)(i).

“Related Person” means, with respect to any specified Person, any former, current or future (a) Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of such specified Person or (b) any Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of any Person described in the preceding clause (a).

“Representative” means, with respect to any specified Person, any director, manager, officer, employee, agent, attorney, advisor or other representative of such specified Person.

“Requisite Company Stockholders” means the Company Stockholders holding the required voting power to obtain the Company Stockholder Approval.

“Requisite Convertible Notes Holders” means (a) the holders of Company Convertible Notes that have executed Existing Noteholder Conversions and (b) the holders of any Company Convertible Notes (i) under which any amounts remain outstanding as of the day immediately preceding the Closing Date and (ii) the terms of which, as of the day immediately preceding the Closing Date, restrict both the conversion and repayment in full of all amounts outstanding thereunder without the consent of the holder thereof.

“Sanctioned Country” means a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws in effect at the relevant time (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce’s Bureau of Industry and Security, or the U.S. Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union or any European Union member state; (b) any Person located, organized, or resident in or a Governmental Authority or government instrumentality of, any Sanctioned Country; or (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, any Person described in the foregoing clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the Department of State), (b) the European Union and its member states, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Guidance” has the meaning specified in Section 6.6.

“Second Target Earn-Out Share” has the meaning specified in Section 4.7(a).

“Securities Act” means the Securities Act of 1933.

“Signing Form 8-K” has the meaning specified in Section 9.2(a).

“Signing Press Release” has the meaning specified in Section 9.2(a).

“Skadden” has the meaning specified in Section 12.18(b).

“Software” means any and all (a) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form), (b) databases and compilation (including any and all data and collections of data), whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means B. Riley Principal 150 Sponsor Co., LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the Recitals hereto.

“Standard Per Share Earn-Out Consideration” has the meaning specified in Section 4.1(b).

“Standard Per Share Equity Value Consideration” has the meaning specified in Section 4.1(b).

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any specified Person, any other corporation or other business entity more than 50% of the voting power of the Equity Securities of which is owned, directly or indirectly, by such specified Person.

“Supporting Company Stockholder” means those Persons set forth on Section 1.1(b) of the Company Disclosure Letter.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Tax Return” means any federal, state, local or non-U.S. return, declaration, report, form, statement, information statement or other document relating to Taxes that is filed or required to be filed with a Governmental Authority, including any elections, claims for refunds of Taxes, information returns, any declarations, disclosures, schedules, attachments, estimates or amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital gains, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, workers compensation, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“third party” means, with respect to any specified Person, any Person other than (a) such specified Person or (b) any Related Person of such specified Person.

“Third-Party Purchaser” means any Person (other than Acquiror or any wholly owned Subsidiary of Acquiror or Person of which Acquiror is a wholly owned Subsidiary) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons.

“Third Target Earn-Out Shares” has the meaning specified in Section 4.7(a).

“Title IV Plan” has the meaning specified in Section 5.14(c).

“Top Talents” has the meaning specified in Section 5.28(a).

“Top Vendors” has the meaning specified in Section 5.29(a).

“Trading Day” means any day on which Acquiror Common Stock is actually traded on the principal securities exchange or securities market on which Acquiror Common Stock is then traded.

“Transaction Litigation” has the meaning specified in Section 9.7.

“Transaction Proposals” has the meaning specified in Section 9.2(c).

“Transfer Taxes” has the meaning specified in Section 9.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 6.10.

“Trustee” has the meaning specified in Section 6.10.

“U.S.” means United States.

“Unvested Company Option” has the meaning specified in Section 4.6(a)(i).

“Vested Company Option” means (a) each Company Option that is then outstanding as of immediately prior to the Merger Effective Time that is vested in accordance with its terms as of the Merger Effective Time (including each Company Option that vests or is deemed vested in accordance with its terms in connection with the transactions contemplated by this Agreement) and (b) seventy-five percent (75%) of each discrete grant of Company Options that is then outstanding and unvested in accordance with its terms as of the Merger Effective Time.

“Vested Incentive Stock Option” has the meaning specified in Section 4.6(a)(ii).

“Vested Option Consideration” has the meaning specified in Section 4.6(a)(ii).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of the Surviving Corporation and the Sponsor.

“Warrant Agreement” means the Warrant Agreement, dated as of February 18, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Warrantholder Exercises” has the meaning specified in the Recitals hereto.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital Loan” means any loan made to Acquiror by any Acquiror Insider for the purpose of financing Acquiror Transaction Expenses.

“Written Consent” has the meaning specified in Section 9.2(d)(i).

Section 1.2.  Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and not any particular Article, Section or provision hereof, (iv) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit, as applicable, of this Agreement, (v) the word “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” (vi) the words “or” and “any” shall be disjunctive but not exclusive and (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(b) Unless the context of this Agreement otherwise requires, (i) references to any Law shall be deemed to refer to such Law as consolidated, replaced, revised, amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder, (ii) references herein to any Contract (including this Agreement) shall be deemed to refer to such Contract as amended, restated, supplemented or otherwise modified from time to time, and (iii) references herein to any Person shall be deemed to include such Person’s successors and assigns.

(c)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date.

(e)  Any accounting terms used and not otherwise expressly defined herein shall have the respective meanings given to them under GAAP.

(f)  Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement.

(g) Exhibits attached to, or referenced in this Agreement are incorporated herein as if set forth in full herein.

(h) “Writing,” “written” and similar words refer to printing, typing and other means of reproducing words in a visible form (including e-mail or any.pdf attached thereto).

(i)   Each Party acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other Parties in, the negotiation and execution of this Agreement and waives the application of any Law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the Party that drafted such contract or other document or provision thereof.

(j)   When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s business or Acquiror’s business, as applicable.

Section 1.3.  Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” (or any similar phrase) shall mean the actual knowledge of the individuals identified in Section 1.3 of the Company Disclosure Letter, solely in their respective capacities as directors, officers or employees of the Company, as applicable, and without any individual liability, as such individuals would have acquired upon reasonable inquiry of their respective direct reports, and (b) the phrase “to the knowledge of Acquiror” (or any similar phrase) shall mean the actual knowledge of the individuals identified in Section 1.3(b) of the Acquiror Disclosure Letter, solely in their respective capacities as directors, officers or employees of Acquiror, as applicable, and without any individual liability, as such individuals would have acquired upon reasonable inquiry of their respective direct reports.

Section 1.4.  Equitable Adjustments. If, during the Interim Period, the outstanding Acquiror Shares shall have been changed into a different number of shares or a different class or series, or if there shall have been any breach by Acquiror of any of its representations, warranties or covenants contained herein relating to the Acquiror Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of Acquiror Shares will be appropriately adjusted to provide to the holders of Equity Securities of the Company the same economic effect as contemplated by this Agreement without giving effect to such event. Nothing in this Section 1.4 shall be construed to permit Acquiror to take or permit any action that is prohibited by any other provision of this Agreement, or omit any action that is required by any other provision of this Agreement, with respect to the Acquiror Shares or otherwise.

Article II

THE TRANSACTIONS

Section 2.1.  The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Merger Effective Time, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

Section 2.2.  Merger Effective Time. At the Closing, the Company and Merger Sub shall file with the Delaware Secretary of State a certificate of merger substantially in the form attached to this Agreement as Exhibit D (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger is accepted for filing by the Delaware Secretary of State or at such later time as may be mutually agreed by the Company and Acquiror and specified in the Certificate of Merger. The time at which the Merger actually becomes effective is referred to herein as the “Merger Effective Time.”

Section 2.3.  Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the respective assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the respective debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the debts, Liabilities, duties and obligations of the Surviving Corporation.

Section 2.4.  Governing Documents.

(a)  Immediately prior to the Merger Effective Time, the certificate of incorporation and bylaws of Acquiror in effect prior to the Merger Effective Time shall be amended and restated in their entirety to be in substantially the forms attached hereto as Exhibit E (the “Pubco Charter”) and Exhibit F (the “Pubco Bylaws”), respectively, and Acquiror shall file the Pubco Charter with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The Pubco Charter and the Pubco Bylaws shall be the certificate of incorporation and bylaws of Acquiror until thereafter supplemented or amended in accordance with the applicable provisions thereof and of the DGCL.

(b) At the Merger Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Merger Effective Time shall be amended and restated in their entirety to be in substantially the forms attached hereto as Exhibit G and Exhibit H, respectively, and, as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter supplemented or amended in accordance with the applicable provisions thereof and of the DGCL.

Section 2.5.  Directors and Officers.

(a)  At the Merger Effective Time, the directors and officers identified in Section 2.5 of the Company Disclosure Letter shall become the directors and officers of the Surviving Corporation and shall hold such offices in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b) The parties shall take all actions necessary to ensure that, from and after the Merger Effective Time, the Persons identified as the post-Closing directors and officers of Acquiror in accordance with the provisions of Section 8.6 shall be the directors and officers (and, in the case of such officers, holding such positions as set forth in Section 8.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Article III

CLOSING OF THE TRANSACTIONS

Section 3.1.  Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) remotely by the mutual exchange of electronic signatures by the means provided in Section 12.2, at 10:00 a.m., Eastern Time, on the date that is two Business Days after the first day on which all of the conditions set forth in Article X have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) at such other place or time as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 3.2.  Pre-Closing Deliverables.

(a)  Not less than two Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror (i) a statement setting forth the Company’s good faith determination of Company Transaction Expenses as of the Closing Date (in reasonable detail and with reasonable supporting documentation to enable a review of such statement by Acquiror), including the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices therefor and (ii) an allocation schedule setting forth the Company’s good faith determination of (A) the numbers of each type of Equity Securities of the Company held by each holder of Equity Securities of the Company immediately prior to the Company Conversion and immediately after the Company Conversion (but immediately before the Closing), (B) the aggregate number of Participating Company Common Shares, the Equity Value Exchange Ratio and the Earn-Out Exchange Ratio and (C) the consideration due to each holder of Equity Securities of the Company pursuant to this Agreement, including any cash amounts payable in lieu of fractional shares, together with any other information that the Exchange Agent may reasonably request (the “Company Closing Statement”).

(b) Not less than two Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a statement setting forth Acquiror’s good faith determination of (i) the Acquiror Share Redemption Amount, (ii) the Acquiror Closing Cash Amount and (iii) Acquiror Transaction Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation to enable a review of such statement by the Company), including the respective amounts and wire transfer instructions for the payment of all Acquiror Transaction Expenses, together with corresponding invoices therefor (the “Acquiror Closing Statement”).

Section 3.3. FIRPTA Certificate (a). At the Closing, the Company shall deliver to Acquiror a certificate prepared in accordance with the requirements of Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror; provided that, notwithstanding anything to the contrary in this Agreement, the sole remedy available to Acquiror for any failure to provide the documentation described in this Section 3.3 shall be to make any Tax withholding (if any) required under applicable Law in connection with payments made pursuant to this Agreement, it being understood that in no event shall any such failure to deliver the documentation described in this Section 3.3 constitute a failure of a condition to the Closing pursuant to Article X or otherwise.

Section 3.4.  Closing Payments.

(a)  At the Closing, Acquiror will deliver or cause to be delivered to the Exchange Agent the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration for further distribution to the applicable holders of Equity Securities of the Company pursuant to Section 4.3

(b) At the Closing, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses as set forth in the Acquiror Closing Statement and (ii) all accrued and unpaid Company Transaction Expenses as set forth in the Company Closing Statement; provided that any unpaid Company Transaction Expenses due to any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 3.5.  Further Assurances. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger Effective Time with full right and title to, and possession of, all assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, the Parties and their respective directors, managers and officers are fully authorized, in the name of the applicable Party or its successor or otherwise, to take, and shall take, all such lawful actions (including preparing, executing, delivering, filing, disseminating and publishing all such other agreements, instruments and other documents) as are reasonably necessary to achieve the foregoing purposes and are not inconsistent with this Agreement.

Article IV

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 4.1.  Merger Consideration.

(a)  The aggregate consideration to be paid to holders of Equity Securities of the Company in, or in connection with, the Merger shall be (i) the Aggregate Equity Value Consideration plus the Additional Acquiror Shares, and (ii) subject to the vesting and forfeiture conditions specified in Section 4.7, the Aggregate Earn-Out Consideration.

(b) The consideration to be paid in, or in connection with, the Merger in respect of each share of Company Common Stock that is issued and outstanding immediately prior to the Merger Effective Time (but after the Company Conversion) (other than any Excluded Share or Dissenting Share) shall be (i) a number of shares of Acquiror Common Stock equal to the Equity Value Exchange Ratio (the “Standard Per Share Equity Value Consideration”) and (ii) subject to the vesting and forfeiture conditions specified in Section 4.7, a number of shares of Acquiror Common Stock equal to the Earn-Out Exchange Ratio (the “Standard Per Share Earn-Out Consideration”).

Section 4.2.  Effect on Company Shares. Subject to the provisions of this Agreement:

(a)  Immediately prior to the Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding as of such time (including the Company Preferred Stock issued upon the exercise of Company Preferred Warrants pursuant to Section 4.4(b)) shall automatically convert into a number of share(s) of the Company Common Stock as set forth in the Company Closing Statement (the “Company Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities;

(b) At the Merger Effective Time, after the Company Conversion, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or any holder of Equity Securities of any of the foregoing, subject to and in consideration of the terms and conditions set forth herein, the following shall occur:

(i)  each Company Share that is owned by Acquiror, Merger Sub or the Company (as treasury stock or otherwise) immediately prior to the Merger Effective Time (each, an “Excluded Share”) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii)      each share of Company Common Stock that is issued and outstanding immediately prior to the Merger Effective Time (including the Company Common Stock issued upon the exercise of Company Common Warrants pursuant to Section 4.4(a) and the Company Common Stock issued upon conversion of Company Convertible Notes pursuant to Section 4.5, but not including any Company Restricted Stock Award, which shall be subject to Section 4.6(b), and Dissenting Shares) shall be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration;

(iii)    each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)  Each share of Company Common Stock that is issued and outstanding immediately prior to the Merger Effective Time and in respect of which a demand for appraisal has been properly exercised in accordance with Section 262 of the DGCL and Section 1301 of the CCC and, as of the Merger Effective Time, has not been effectively withdrawn or lost or forfeited (a “Dissenting Share”) shall not be converted into the right to receive the applicable Per Share Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL and Section 1301 of the CCC. Each holder of a Dissenting Share that becomes entitled to payment under the DGCL and the CCC in respect of such Dissenting Share shall receive payment therefor in accordance with the DGCL and the CCC (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL and the CCC). If, after the Merger Effective Time, any share of Company Common Stock shall lose its status as a Dissenting Share, then such share of Company Common Stock shall immediately be converted into the right to receive the applicable Per Share Merger Consideration as if such Company Share never had been a Dissenting Share, and Acquiror (or following the Merger Effective Time, the Company) shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof the applicable Per Share Merger Consideration as if such Company Share had never been a Dissenting Share.

Section 4.3.  Exchange Procedures.

(a)  No later than 15 Business Days prior to the Closing Date, Acquiror shall appoint (pursuant to an agreement in a form reasonably acceptable to the Company) Acquiror’s transfer agent or another agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration to the applicable holders of Equity Securities of the Company. At or before the Merger Effective Time, Acquiror shall deposit with the Exchange Agent the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration.

(b) Reasonably promptly after the Merger Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of Company Common Stock as of immediately prior to the Merger Effective Time whose shares of Company Common Stock were converted pursuant to Section 4.1(b) into the right to receive the applicable portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Common Stock to the Exchange Agent, and which otherwise shall be in customary form) for use in such exchange (each, a “Letter of Transmittal”).

(c)  Each holder of Company Common Stock that has been converted into the right to receive the applicable portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration, pursuant to Section 4.1(b) shall be entitled to receive such portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) or a duly completed and validly executed Letter of Transmittal, as applicable, and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any Company Common Stock.

(d) Promptly following the date that is one year after the Closing Date, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares or the Aggregate Earn-Out Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Common Stock as of immediately prior to the Merger Effective Time that has not exchanged such Company Common Stock for the applicable portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration in accordance with this Section 4.3 prior to the date that is one year after the Merger Effective Time may transfer such Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Equity Value Consideration, the Additional Acquiror Shares or the Aggregate Earn-Out Consideration delivered to a Governmental Authority pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Company Common Stock shall not have been transferred immediately prior to the date on which any consideration payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)  Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in exchange for Company Common Stock. If either (i) the aggregate number of shares of Acquiror Common Stock that would be paid to the holder of any Company Common Stock in respect of all Company Common Stock held by such holder pursuant to Section 4.1(b)(i) in the absence of this Section 4.3(e) is not a whole number or (ii) the aggregate number of shares of Acquiror Common Stock that would be paid to the holder of any Company Common Stock in respect of all Company Common Stock held by such holder pursuant to Section 4.1(b)(ii) in the absence of this Section 4.3(e) is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional share of Acquiror Common Stock that otherwise would be so paid is less than five-tenths (0.5) of a share of Acquiror Common Stock and (y) rounded up to the nearest whole number in the event that the fractional share of Acquiror Common Stock that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a share of Acquiror Common Stock.

Section 4.4.  Treatment of Company Warrants.

(a)  Pursuant to the Warrantholder Exercises, each warrant to purchase shares of Company Common Stock (each, a “Company Common Warrant”) that is outstanding and unexercised immediately prior to the Merger Effective Time shall be exercised in full in accordance with its terms prior to the Merger Effective Time, and each share of Company Common Stock issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Merger Effective Time and, pursuant to Section 4.2(b)(ii) (and without duplication), shall be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration.

(b) Pursuant to the Warrantholder Exercises, each warrant to purchase shares of Company Series A Preferred Stock (each, a “Company Preferred Warrant”) that is outstanding and unexercised immediately prior to the Merger Effective Time shall be exercised in full in accordance with its terms prior to the Company Conversion. Each share of Company Preferred Stock issued or issuable upon such exercise shall automatically convert into a number of share(s) of the Company Common Stock as set forth in the Company Closing Statement, pursuant to the Company Conversion as set forth in Section 4.2(a), each of which share(s) of the Company Common Stock shall, pursuant to Section 4.2(b)(ii) (and without duplication), be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration.

Section 4.5.  Treatment of Company Convertible Notes.

(a)  Pursuant to the Noteholder Conversions, the Company Convertible Notes held by the Requisite Convertible Notes Holders that are outstanding immediately prior to the Merger Effective Time shall be converted immediately prior to the Merger Effective Time into shares of Company Common Stock, and each share of Company Common Stock issued or issuable upon such conversion shall be treated as being issued and outstanding immediately prior to the Merger Effective Time and, pursuant to Section 4.2(b)(ii) (and without duplication), shall be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration.

(b) All amounts outstanding under any Company Convertible Notes that are not converted into shares of Company Common Stock pursuant to (x) the Noteholder Conversions as contemplated by Section 4.5(a) or (y) any other agreement by holders of the Company Convertible Notes listed in Section 4.5(b) of the Company Disclosure Letter to convert prior to the Merger Effective Time, shall be paid off in full by the Company prior to the Merger Effective Time.

Section 4.6.  Treatment of Company Equity Awards.

(a)  Company Options.

(i)  As of the Merger Effective Time, each Company Option that is then outstanding and that is not a Vested Company Option (each, an “Unvested Company Option”) shall be converted into the right to receive an option relating to Acquiror Common Stock on the same terms and conditions as are in effect with respect to such Unvested Company Option immediately prior to the Merger Effective Time (including with respect to vesting and termination-related provisions) (each, an “Acquiror Option”), except that (A) such Acquiror Option shall relate to such number of shares of Acquiror Common Stock (rounded down to the nearest whole share of Acquiror Common Stock) as is equal to (x) the number of shares of Company Common Stock subject to such Unvested Company Option multiplied by (y) the Equity Value Exchange Ratio, and (B) the exercise price per share of such Acquiror Option shall be equal to the quotient of (x) the exercise price per share of such Unvested Company Option in effect immediately prior to the Merger Effective Time divided by (y) the Equity Value Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent).

(ii)      Effective as of five (5) Business Days prior to, and conditional upon the occurrence of, the Merger Effective Time, each holder of a Vested Company Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code (a “Vested Incentive Stock Option”), whether vested or unvested, will be entitled to exercise such Vested Incentive Stock Option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Company Incentive Plan and related award agreement.  As of the Merger Effective Time, each Vested Company Option that is not exercised in accordance with the prior sentence shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive the Per Share Merger Consideration in respect of each Net Vested Company Option Share in accordance with Section 4.2(b)(ii) as if each Net Vested Company Option Share were one share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (the “Vested Option Consideration”). Acquiror shall, or shall cause the Surviving Company to, deliver the portion of the Vested Option Consideration in respect of the Standard Per Share Equity Value Consideration to each holder of Vested Company Options, less any required withholding Taxes and without interest, within three (3) Business Days following the Merger Effective Time; provided, that any such withholding Taxes required to be paid by or collected on behalf of such holder shall be satisfied by retaining a number of shares of Acquiror Common Stock having a fair market value (determined by reference to the closing price of a share of Acquiror Common Stock on the Closing Date) equal to the minimum statutory amount required to be withheld, rounded up to the nearest whole share.

(b) Company Restricted Stock Awards. As of the Merger Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive restricted Acquiror Common Stock (each, an “Acquiror Restricted Stock Award”) having the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Merger Effective Time (including with respect to vesting and termination-related provisions), except that such Acquiror Restricted Stock Award shall relate to such number of shares of Acquiror Common Stock as is determined in accordance with Section 4.1.

(c)  The Company shall take all necessary actions to effect the treatment of the Company Equity Awards pursuant to Section 4.6(a) and Section 4.6(b) in accordance with the Company Incentive Plans and the applicable award agreements to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror, unless such exercise satisfies an exemption from the registration requirements of the Securities Act. The Board of Directors of the Company shall amend the Company Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Equity Awards (or any other stock-based awards) will be granted under the Company Incentive Plans on or following the Closing.

Section 4.7.  Earn-Out.

(a)  The Standard Per Share Earn-Out Consideration will be composed as follows: (i) one-third of the shares of Acquiror Common Stock constituting the Standard Per Share Earn-Out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.7(b)(i) (the “First Target Earn-Out Shares”), (ii) an additional one-third of the shares of Acquiror Common Stock constituting the Standard Per Share Earn-Out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.7(b)(ii) (the “Second Target Earn-Out Shares”), and (iii) an additional one-third of the shares of Acquiror Common Stock constituting the Standard Per Share Earn-Out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.7(b)(iii) (the “Third Target Earn-Out Shares”).

(b) The Standard Per Share Earn-Out Consideration shall be subject to the following vesting conditions during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date (such period, the “Earn-Out Period”):

(i)  If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is greater than or equal to $12.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), the First Target Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 on the First Earnout Achievement Date.

(ii)      If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is greater than or equal to $14.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), the Second Target Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 on the Second Earnout Achievement Date.

(iii)    If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is greater than or equal to $16.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”), the Third Target Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 on the Third Earnout Achievement Date.

(c)  If the Second Earn-Out Achievement Date occurs at a time when the First Earn-Out Shares have not vested, then the First Earn-Out Shares and Second Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 as of the Second Earn-Out Achievement Date; if the Third Earn-Out Achievement Date occurs at a time when the Second Earn-Out Shares have not vested, then the Second Earn-Out Shares and Third Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 as of the Third Earn-Out Achievement Date; and if the Third Earn-Out Achievement Date occurs at a time when the First Earn-Out Shares and Second Earn-Out Shares have not vested, then all of the Sponsor Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 as of the Third Earn-Out Achievement Date.

(d) If, during the Earn-Out Period, the Acquiror Common Stock outstanding as of immediately following the Merger Effective Time shall have been changed into a different number of shares or a different class, then the applicable VWAP per share specified in each of Section 4.7(b)(i), Section 4.7(b)(ii) and Section 4.7(b)(iii) shall be adjusted to maintain the same economic correlation between (x) the $10.00 per share deemed price at which the Per Share Merger Consideration is issued pursuant to this Agreement and (y) each VWAP per share specified in each of Section 4.7(b)(i), Section 4.7(b)(ii) and Section 4.7(b)(iii), respectively.

(e)  In the event that there is an Acquiror Sale during the Earn-Out Period, then, to the extent that the holders of Acquiror Common Stock receive an Acquiror Sale Price that is greater than or equal to the applicable Acquiror Closing Price specified in Section 4.7(b)(i), Section 4.7(b)(ii) or Section 4.7(b)(iii) (subject to Section 4.7(d)), any Earn-Out Shares that have not previously vested in accordance with Section 4.7(b)(i), Section 4.7(b)(ii) or Section 4.7(b)(iii), as applicable, shall be deemed to have vested immediately prior to the closing of such Acquiror Sale, and the holders of any Earn-Out Shares deemed vested pursuant to this Section 4.7(e) shall be eligible to participate in such Acquiror Sale with respect to such Earn-Out Shares on the same terms, and subject to the same conditions, as apply to the holders of Acquiror Common Stock generally. Upon the consummation of an Acquiror Sale, the Earn-Out Period shall terminate.

(f)  If, upon the expiration or termination of the Earn-Out Period, the vesting of any of the Earn-Out Shares has not occurred, then the applicable Earn-Out Shares that failed to vest pursuant to Section 4.7(b)(i), Section 4.7(b)(ii), Section 4.7(b)(iii) or Section 4.7(e), as applicable, shall be automatically forfeited and transferred to Acquiror for no consideration, and no Person (other than the Acquiror) shall have any further right with respect thereto. Upon the occurrence of a forfeiture event, Acquiror will provide its transfer agent documentary evidence of the number of shares being forfeited (the “Forfeited Shares”) and will instruct its transfer agent to transfer the Forfeited Shares.

(g) For so long as any Earn-Out Share remains subject to the vesting and forfeiture conditions specified in this Section 4.7, the holder of such Earn-Out Share shall be entitled to (i) exercise the voting rights carried by such Earn-Out Share and (ii) receive the amount of any dividends or other distributions in respect of such Earn-Out Share only when and to the extent that such Earn-Out Share vests in accordance with this Section 4.7; provided, that any such dividends or other distributions in respect of an Earn-Out Share shall be treated as income of the holder of such Earn-Out Share for U.S. federal, state and local income tax purposes, whether or not disbursed during a particular year to the holder and, to the extent required under the provisions of the Code and applicable U.S. state and local income tax Law, the holder shall be responsible for all Taxes imposed on such income (subject to the right to receive a customary tax distribution as described below). If any dividends or distributions are paid or made in respect of such Earn-Out Share during the Earn-Out Period, Acquiror shall (x) retain such dividends and distributions and (y) establish an escrow into which such dividends and distributions shall be deposited and invested for the benefit of the holder of such Earn-Out Share as and to the extent determined in good faith by Acquiror, in each case until the applicable Earn-Out Share vests in accordance with this Section 4.7; provided, however, that the terms of such escrow shall provide for customary tax distributions or disbursements to such holder in an amount reasonably necessary to satisfy any tax liabilities that may be imposed on such holder as a result of the payment or making of any such dividends or distributions and the accrual of any interest, income or earnings thereon during the term of such escrow. To the extent that such Earn-Out Share fails to vest in accordance with this Section 4.7 prior to the expiration of the Earn-Out Period, any dividends or distributions paid or made in respect thereof (and any interest, income or earnings that accrue thereon) shall be forfeited to Acquiror for no consideration, and no Person (other than Acquiror) shall have any further right with respect thereto.

(h) The Parties intend for any issuance of Earn-Out Shares to be treated by the Parties for all Tax purposes as an adjustment to the aggregate consideration to be paid to the Company Stockholders pursuant to this Agreement, unless otherwise required by applicable Law or pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Tax Law), and any such issuance of Earn-Out Shares is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521.

Section 4.8.  Withholding. Notwithstanding any other provision of this Agreement, Acquiror, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld from such consideration under the Code or any other applicable Law. If Acquiror, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines such deduction or withholding is so required, then Acquiror shall use commercially reasonable efforts to provide prompt written notice to the Company and to cooperate to reduce or eliminate such deduction or withholding; provided that Acquiror shall not have any such obligations with respect to any withholding resulting from the failure to deliver the certificate described in Section 3.3. To the extent that any amounts are so deducted and withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any amounts payable to employees of the Company or its Subsidiaries in connection with the Merger that are properly treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 5.1.  Company Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.2. Subsidiaries. The legal entity name and jurisdiction of incorporation, formation or organization, as applicable, of each Subsidiary of the Company as of the date of this Agreement is set forth in Section 5.2 of the Company Disclosure Letter. Each Subsidiary of the Company has been duly incorporated, formed or organized, as the case may be, and is validly existing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate or other business entity power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. True, correct and complete copies of the Governing Documents of each Subsidiary of the Company, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.3.  Due Authorization.

(a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is contemplated to be, a party and (subject to receipt of the Company Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 5.5) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party have been duly and validly authorized and approved by the Company Board. This Agreement has been, and each of the Ancillary Agreements to which the Company is, or is contemplated to be, a party has been or will be, as applicable, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each Ancillary Agreement to which the Company is, or is contemplated to be, a party constitutes or, upon execution prior to the Closing, as applicable, will constitute, a legal, valid and binding obligation of the Company (assuming, in each case, the due and valid execution and delivery by each of the other parties thereto), enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Company Securityholder Support Agreements have been executed and delivered to Acquiror by the Requisite Company Stockholders.

(b) Prior to the Company’s execution and delivery of this Agreement, the Company Board has taken the Company Board Actions, and, as of the date of this Agreement, none of the Company Board Actions has been rescinded, withdrawn or modified. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the Ancillary Agreements to which the Company is, or is contemplated to be, a party or to approve the Merger, the Company Conversion or other transactions contemplated hereby, except for the Company Stockholder Approval.

(c)  The affirmative votes or written consents of (i) Persons holding more than 50% (on an as-converted basis) of the voting power of the Company Stockholders, (ii) Persons holding more than 50% of outstanding shares of Company Series A Preferred Stock voting as a separate class and (iii) the Requisite Convertible Notes Holders (other than such holders that have executed Existing Note Conversions) (the “Company Stockholder Approval”) are the only votes or consents of any of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby (including the Company Conversion).

(d) To the knowledge of the Company, the Warrantholder Exercises received as of the date hereof constitute the binding agreement of each holder of Company Warrants to exercise such holder’s Company Warrants in whole prior to the Merger Effective Time in accordance with the terms of Section 4.4.

(e)  To the knowledge of the Company, the Noteholder Conversions received as of the date hereof constitute the binding agreement of the Requisite Convertible Notes Holders to convert the aggregate outstanding amounts under such holders’ respective Company Convertible Notes, including all outstanding principal and interest accrued thereof, into shares of Company Common Stock prior to the Merger Effective Time in accordance with the terms of Section 4.5 (except, to the extent agreed by the Parties, as provided in the Noteholder Conversions).

Section 5.4.  No Conflict. Subject to the receipt of the Company Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 5.5 and except as set forth in Section 5.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under, the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in any breach of or default under, any Law applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result (with or without due notice or lapse of time or both) in any breach of or default under, or require any consent or waiver to be obtained under, or result in the loss of any right or benefit of the Company or any of its Subsidiaries under, or give rise to any right of termination, cancellation or acceleration under, or cause the termination or cancellation of, any Contract of the type described in Section 5.13(a) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or (d) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.5.  Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and Merger Sub contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (a) for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws and (iv) any Governmental Authorization the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (b) as set forth in Section 5.5 of the Company Disclosure Letter.

Section 5.6.  Capitalization of the Company.

(a)  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 31,900,878 shares of common stock, par value $0.00001 per share (the “Company Common Stock”) and (ii) 5,951,318 shares of preferred stock, par value $0.00001 per share (the “Company Preferred Stock”), 3,545,529 of which are designated Series A Preferred Stock (the “Company Series A Preferred Stock”), and there are no other authorized classes or series of capital stock of the Company.

(b) As of the date of this Agreement, there are issued and outstanding (i) 9,062,021 shares of Company Common Stock (including Company Restricted Stock Awards with respect to 625,114 shares of Company Common Stock) and (ii) 3,237,800 shares of Company Preferred Stock, consisting of 3,237,800 shares of Company Series A Preferred Stock. All of the issued and outstanding Company Shares (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) the Governing Documents of the Company as then in effect and (y) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company as then in effect or any Contract to which the Company is a party or otherwise bound and (4) subject to the Governing Documents of the Company and the Contracts set forth in Section 5.6(b) of the Company Disclosure Letter, are free and clear of any Liens.

(c)  As of the date of this Agreement, there are issued and outstanding Company Warrants to purchase an aggregate of (i) 292,790 shares of Company Series A Preferred Stock and (ii) 754,833 shares of Company Common Stock. All of the issued and outstanding Company Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (C) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound and (D) subject to the Governing Documents of the Company and the Contracts set forth in Section 5.6(c) of the Company Disclosure Letter, are free and clear of any Liens.

(d) As of the date of this Agreement, there are issued and outstanding Company Options to purchase an aggregate of 8,896,583 shares of Company Common Stock. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list, as of the date of this Agreement, of, with respect to each Company Equity Award, the holder and type of such Company Equity Award, the number of shares of Company Common Stock subject thereto and, if applicable, the vesting schedule and the exercise price per share of Company Common Stock thereof. Each Company Equity Award was validly issued and properly approved by the Company Board (or an appropriate committee thereof). All Company Options and Company Restricted Stock Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option or Company Restricted Stock Award is subject to terms that are materially different from those set forth in such forms. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(e)  Except as otherwise set forth in this Section 5.6 or in Section 5.6(e) of the Company Disclosure Letter, as of the date of this Agreement, the Company has no outstanding (i) Equity Securities of the Company, (ii) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of the Company or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Equity Securities of the Company, (iii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iv) Contracts to which the Company is a party or by which the Company is bound obligating the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company or (v) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, Equity Securities of the Company having the right to vote) on any matter on which the Company’s stockholders may vote.

Section 5.7.  Capitalization of Subsidiaries.

(a)  The outstanding Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, (ii) are, to the extent applicable, fully paid and non-assessable, (iii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in the Governing Documents of the applicable Subsidiary and any other applicable Contracts governing the issuance of such securities to which the applicable Subsidiary is a party or otherwise bound, (iv) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the applicable Subsidiary or any Contract to which the applicable Subsidiary is a party or otherwise bound and (v) subject to the Governing Documents of the applicable Subsidiary and the Contracts set forth in Section 5.7(a) of the Company Disclosure Letter, are owned of record or beneficially owned by the Company or another direct or indirect wholly owned Subsidiary of the Company free and clear of any Liens (other than Permitted Liens).

(b) Except as set forth in Section 5.7(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of any of the Company’s Subsidiaries or any other Contracts to which any of the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating any of the Company’s Subsidiaries to issue or sell any Equity Securities of such Subsidiary, (ii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries, (iii) Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of such Subsidiary or (iv) bonds, debentures, notes or other indebtedness of any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, Equity Securities of such Subsidiary having the right to vote) on any matter on which the holders of Equity Securities of such Subsidiary may vote.

Section 5.8.  Financial Statements.

(a)  The Company has provided to Acquiror true and complete copies of (i) the PCAOB level audited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2020, together with the auditor’s report thereon (the “2020 Audited Financial Statements”), and (ii) the PCAOB level audited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2019 together with the auditor’s report thereon (the “2019 Audited Financial Statements” and, together with the 2020 Audited Financial Statements and, when delivered pursuant to Section 7.3, the Q3 2021 Financial Statements, the “Financial Statements”). Except as set forth in Section 5.8(a) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and their consolidated results of operations and comprehensive income (or loss), consolidated changes in stockholders’ equity and consolidated cash flows for the respective periods then ended (subject, in the case of the Q3 2021 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and, in the case of the Q3 2021 Financial Statements, the absence of footnotes or the inclusion of limited footnotes) and (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated subsidiaries.

(b) The Closing Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 7.3, (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and their consolidated results of operations and comprehensive income (or loss), consolidated changes in stockholders’ equity and consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited Closing Company Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) will have been prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and, in the case of any unaudited Closing Company Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, and will be in accordance in all material respects with, the books and records of the Company and its consolidated subsidiaries and (iv) in the case of any audited Closing Company Financial Statements, will comply in all material respects with the applicable accounting requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated by the SEC, in each case, as in effect as of the respective dates thereof.

(c)  Except as set forth in Section 5.8(b) of the Company Disclosure Letter, neither the Company nor, to the knowledge of the Company, any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any allegation in writing regarding any of the foregoing.

Section 5.9.  Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 5.9 of the Company Disclosure Letter, there is no other Liability of the Company or any of the Company’s Subsidiaries that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing or (d) the failure to so be set forth or reserved for would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.10.     Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 5.11.     Litigation and Proceedings. Except as set forth in Section 5.11 of the Company Disclosure Letter or as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any of their respective directors, managers, officers or employees (in their respective capacities as such), (b) to the knowledge of the Company, there is no investigation or other inquiry pending with any Governmental Authority, against the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective directors, managers, officers or employees (in their respective capacities as such) and (c) there is no Governmental Order imposed upon, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries, nor are any of the properties or assets of the Company or any of its Subsidiaries bound by or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 5.12.     Legal Compliance.

(a)  Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made in Section 5.24), compliance with Tax Laws (which are the subject of Section 5.16), compliance with labor Laws (as to which certain representations and warranties are made in Section 5.15), compliance with Intellectual Property Laws (as to which certain representations and warranties are made in Section 5.22) and compliance with data privacy and cybersecurity Laws (as to which certain representations and warranties are made in Section 5.23) and (ii) as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and during the past two years have been, in compliance with all applicable Laws in all material respects. During the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any material violation of applicable Law by the Company or any of its Subsidiaries, and, to the knowledge of the Company, no Action alleging any material violation of any Law by the Company or any of its Subsidiaries is pending or threatened against the Company or any of its Subsidiaries as of the date of this Agreement.

(b) Section 5.12(b) of the Company Disclosure Letter sets forth a true, correct and complete list of any Governmental PPP Program from which the Company has received, or expects to receive on or after the Closing Date (based on any application submitted prior to the Closing Date), any proceeds. All statements and information provided by or on behalf of the Company or any officer of the Company in connection with any application (including any application for forgiveness) under any Governmental PPP Program, was made in good faith and was true, correct and complete in all material respects, and, to the knowledge of the Company, otherwise not in violation of the requirements of any applicable Governmental Authority or under an applicable Governmental PPP Program. To the knowledge of the Company, any proceeds received by the Company from any Governmental PPP Program have been allocated, used, spent, paid, reserved, or otherwise disbursed or, as applicable, reimbursed, repaid or otherwise refunded, in each case, in accordance with the requirements of any applicable Governmental Authority (including, for the avoidance of any doubt, any procedures set forth in any FAQs or other guidance released by such applicable Governmental Authority, on or prior to the date of such allocation, use, spending, payment, reservation, or disbursement) or under any applicable Governmental PPP Program in respect of such proceeds in all material respects.

Section 5.13.     Contracts; No Defaults.

(a)  Section 5.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiii) below to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, other than Company Benefit Plans. True, correct and complete copies of the Contracts listed in Section 5.13(a) of the Company Disclosure Letter have previously been made available to Acquiror or its agents or representatives.

(i)  each Contract with any customers involving aggregate payments to the Company or any of its Subsidiaries in excess of $250,000 per year;

(ii)      each Contract with any vendors involving aggregate payments by the Company or any of its Subsidiaries in excess of $250,000 per year;

(iii)    each Contract (A) evidencing outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money, or any guarantee by the Company or any of its Subsidiaries of such indebtedness of a third party, in an amount exceeding $250,000 or (B) that is a commitment to provide loans, credit or financing to the Company or any of its Subsidiaries in an amount exceeding $250,000;

(iv)    each Contract entered into during the past three years providing for (A) the acquisition by the Company or any of its Subsidiaries of (1) any Equity Security of a Person other than the Company or any of its present Subsidiaries or (2) material assets of a Person other than the Company or any of its Subsidiaries involving payments in excess of $250,000 or (B) the disposition to any Person other than the Company or any of its Subsidiaries of (1) any Equity Security of the Company or any of its Subsidiaries (other than any Company Equity Award) or (2) material assets of the Company or any of its Subsidiaries involving payments in excess of $250,000, other than, in the case of each of clauses (A) and (B), Contracts (x) under which the applicable acquisition or disposition has been consummated and there are no material unperformed obligations, (y) entered into in the ordinary course of business or (z) between the Company and any of its Subsidiaries or between any two or more of the Company’s Subsidiaries;

(v)      each Contract establishing or governing any material joint venture or partnership between the Company or any of its Subsidiaries, on the one hand, and any Person other than the Company or any of its Subsidiaries, on the other hand;

(vi)    each lease, rental or occupancy agreement, license, installment and conditional sale agreement or other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(vii)  each Contract (other than Contracts relating to employment (including employment agreements, confidentiality and invention assignment agreements or grants of Company Equity Awards) and Governing Documents or other Contracts relating to Equity Securities in the Company or any of its Subsidiaries) between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), any director, manager or officer of the Company or any of its Subsidiaries, any members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(viii)    each Contract (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the ability of the Company or any of its Subsidiaries to conduct their business with any Person in any geographic area in any material respect;

(ix)    any collective bargaining (or similar) agreement or Contract between the Company or any of its Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x)      each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue for infringement, dilution, misappropriation, or other violation of Intellectual Property pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third party rights under any material Intellectual Property of the Company or any of its Subsidiaries or (B) is granted rights by a third party under any Intellectual Property that is material to the business of the Company and its Subsidiaries, provided, however, that none of the following shall be required to be disclosed on Section 5.13(a)(x) of the Company Disclosure Letter, but shall constitute “Material Contracts” for purposes hereof if they otherwise qualify: (w) non-disclosure agreements, employee agreements, contractor services agreements, consulting services agreements, or customer agreements, in each case, entered into in the ordinary course of business, provided that, in any such employee agreement, contactor services agreement, consulting services agreement or customer agreement, the relevant employee, contractor, consultant or customer did not expressly exclude any Intellectual Property material to the conduct of the Company’s and its Subsidiaries’ business as currently conducted from the Company’s or its Subsidiaries’ ownership, license or other rights that ordinarily would be assigned or granted under such agreement; (x) incidental licenses or ancillary licenses to Intellectual Property that are necessary to be granted to receive the benefit of services from third-party service providers or otherwise immaterial to performance under the applicable agreement; (y) Open Source Licenses or (z) Contracts granting nonexclusive rights to use uncustomized, commercially available off-the-shelf software or software as a service on standard terms and conditions for less than $250,000 annually);

(xi)    each Contract requiring capital expenditures by the Company or any of its Subsidiaries in an amount in excess of $250,000 in the twelve month period following June 30, 2021;

(xii)  each Contract granting any Person (other than the Company or any of its Subsidiaries) any (A) “most favored nation” rights, (B) price guarantee for a period of more than one year after the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $250,000 in any calendar year, or (C) right of first refusal or first offer or similar preferential right to purchase or lease any asset of the Company or its Subsidiaries;

(xiii)    each Contract granting any Person (other than the Company or any of its Subsidiaries) a right of first refusal or first offer or similar preferential right to purchase or acquire Equity Securities of the Company or any of its Subsidiaries; and

(xiv) any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xiii) of this Section 5.13(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 5.13(a) in the Company Disclosure Letter (i) are in full force and effect and (ii) represent legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of a breach or default would not be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have performed in all respects all of the respective obligations required to be performed by them to date under each Contract listed pursuant to Section 5.13(a) in the Company Disclosure Letter, and neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such Contract is in breach of or default of its obligations under any such Contract, (B) during the past 12 months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or any other party to any such Contract (in each case, with or without notice or lapse of time or both).

Section 5.14.     Company Benefit Plans.

(a)  Section 5.14(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other plan, policy, program or Contract (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed (or required to be contributed) to by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth in Section 5.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole, (ii) all material contributions required to be made with respect to any Company Benefit Plan on or before the date of this Agreement have been made and all obligations in respect of each Company Benefit Plan as of the date of this Agreement have been accrued and reflected in the Company’s financial statements to the extent required by GAAP, (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan except where the failure to be so qualified would not be material to the Company and its Subsidiaries, taken as a whole.

(c)  No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has sponsored or contributed to, been required to contribute to, has or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the past six years. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, except as would not result in, or would not reasonably be expected to result in, material liability to the Company and its Subsidiaries, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)  No Company Benefit Plan provides medical, surgical, life insurance, hospitalization, death or other health and welfare benefits (whether or not insured, but excluding cash severance) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f)  Except as set forth in Section 5.14(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation payable by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material Liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan at or following the Merger Effective Time.

(g) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code with respect to any current or former service provider of the Company or any of its Subsidiaries. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

Section 5.15.     Labor Relations; Employees.

(a)  Except as set forth in Section 5.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar labor agreement, (ii) no such agreement is being negotiated by the Company or any of its Subsidiaries and (iii) no labor union or any other employee representative body has, to the knowledge of the Company, requested or sought to represent any of the employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries. There is no, and to the knowledge of the Company, there has not been in the past three years, labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any of its Subsidiaries.

(b) To the knowledge of the Company, each of the Company and its Subsidiaries are, and have been during the past three years, in compliance with all applicable Laws respecting labor and employment including all Laws respecting terms and conditions of employment, health and safety, wages and hours, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole.

(c)  During the past two years, the Company and its Subsidiaries have not received written (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, and to the knowledge of the Company, none is threatened, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, and to the knowledge of the Company, none is threatened, (iii) notice of any material charge or material complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any similar Governmental Authority responsible for the prevention of unlawful employment practices, and to the knowledge of the Company, none is threatened, or (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and to the knowledge of the Company, none is threatened.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of its Subsidiaries is in violation in any material respect of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of its Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(e)  Neither the Company nor any of the Company’s Subsidiaries has knowledge of any sexual harassment allegations relating to officers or directors of the Company and its Subsidiaries made within the past three years, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(f)  All payments due from the Company on account of wages or other compensation, and employee health and welfare insurance and other benefits, have been paid or accrued in all material respects in accordance with GAAP as a liability on the books of the Company.

(g) During the past three years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar U.S. state law relating to group terminations or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent.

Section 5.16.     Taxes.

(a)  All material Tax Returns required to be filed by (or with respect) to the Company or any of its Subsidiaries have been timely filed (taking into account any valid extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and accurately reflect all material liability for Taxes of (and with respect to) the Company and its Subsidiaries. All material Taxes due and payable by (or with respect to) the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the Company and its Subsidiaries.

(b) The Company and each of its Subsidiaries has withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable Law relating to the withholding and remittance and related reporting requirements with respect to such Taxes.

(c)  There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e)  There are no Tax audits, examinations or other Actions with respect to any material Taxes of the Company or any of its Subsidiaries presently in progress, pending or threatened in writing (and, to the knowledge of the Company, no such audit, examination or other Action is contemplated), and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f)  Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to have a material effect on the Company and its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification agreement or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)   Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company or any of its Subsidiaries.

(j)   No written claim has been made (and, to the knowledge of the Company, no such claim is pending or contemplated) by any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as applicable, is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable income Tax treaty or convention) in any country other than the country under the Laws of which the Company or such Subsidiary, as applicable, is organized, or is subject to income Tax in a jurisdiction outside the country under the Laws of which the Company or such Subsidiary, as applicable, is organized.

(l)   Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(m)   Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date (or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date) as a result of any: (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition that occurred prior to the Closing, (ii) prepaid amount received or deferred revenue recognized at or prior to the Closing other than in the ordinary course of business, (iii) change in method of accounting, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date that was made or required to be made prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing, or (v) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Law) that occurred or existed prior to the Closing.

(n) The Company has not taken nor agreed to take any action, and does not have knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.17.     Brokers’ Fees. Except as set forth in Section 5.17 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company or any of its Subsidiaries or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.18.     Insurance. As of the date of this Agreement, except as would not be material to the Company and its Subsidiaries, taken as a whole, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and all premiums due therefor have been paid, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of such policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such policies.

Section 5.19.     Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their material assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby or as otherwise disclosed in Section 5.4 of the Company Disclosure Letter, provided that such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing.

Section 5.20.     Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. The Company or one of its Subsidiaries owns and has good title to, or has a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property used in the business of the Company as presently conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. All material tangible personal property and leased tangible personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 5.21.     Real Property.

(a)  Section 5.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)  The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)      The Company has delivered to Acquiror true, correct and complete copies of all material leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii)    All of the Real Property Leases (A) are in full force and effect and (B) represent legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of a failure to perform or a breach or default would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each Real Property Lease, (x) the Company and its Subsidiaries have performed in all respects all of the respective obligations required to be performed by them to date thereunder, and neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such Real Property Lease is in breach or default of its obligations under any such Real Property Lease, (y) during the past 12 months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or material breach of or material default under any such Real Property Lease, and (z) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Real Property Lease by the Company or any of its Subsidiaries or any other party to any such Real Property Lease (in each case, with or without notice or lapse of time or both).

(iv)    As of the date of this Agreement, no party, other than the Company and its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v)      Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

Section 5.22.     Intellectual Property.

(a)  Section 5.22(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each item of Intellectual Property that is both registered or applied-for with a Governmental Authority and is owned by the Company or any of its Subsidiaries, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all right, title, and interest in and to all Company Registered Intellectual Property, and all Company Registered Intellectual Property (excluding any pending applications included in the Company Registered Intellectual Property) is, to the knowledge of the Company, valid and enforceable, subsisting, in full force and effect, and has not been cancelled, expired or abandoned, or otherwise terminated except in the ordinary course of business.

(b) Except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries solely owns, free and clear of all Liens (other than Permitted Liens), all right, title, and interest in and to all Company Owned Intellectual Property and owns or has a valid right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted; provided that the foregoing shall not be deemed a representation or warranty regarding infringement, misappropriation or other violation, or the validity or enforceability of any Intellectual Property. No Contracts permitting use of Intellectual Property of any third Person by the Company or its Subsidiaries will be violated or give rise to a right of termination, modification, acceleration, or cancellation under any provision by (or will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)  The execution, delivery, or performance of this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to the right to own or use any Company Owned Intellectual Property, or Company IT Systems, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) (i) Since January 1, 2018, the Company and its Subsidiaries and the conduct of their businesses (including their products and services) have not infringed, misappropriated, or otherwise violated any Intellectual Property rights of any third Person except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; and (ii) there is no action or proceeding pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, that is threatened (and neither the Company nor any of its Subsidiaries has received a claim in writing) either (A) alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person or (B) contesting the ownership, use, validity, or enforceability of any Company Owned Intellectual Property, and, in each case, to the knowledge of the Company, there is no reasonable basis for any such claim.

(e)  Except as set forth in Section 5.22(e) of the Company Disclosure Letter, (i) to the knowledge of the Company, since January 1, 2018, no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries, and (ii) the Company and its Subsidiaries have not sent to any Person any written, or to the knowledge of the Company, verbal notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property owned by the Company or any of its Subsidiaries.

(f)  The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets in possession of the Company or any of its Subsidiaries, including requiring all Persons who receive access to such Trade Secrets to execute valid, written nondisclosure agreements requiring such individuals to (or such Persons are otherwise obligated by operation of Law to) protect the confidentiality of such Trade Secrets and refrain from using them for purposes other than as authorized by the Company and its Subsidiaries, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secrets in the possession of the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may reasonably result in the misappropriation of, or loss of Trade Secret or other rights in and to, such Trade Secret, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(g) All current and former (since January 1, 2018) employees, directors, officers, consultants, contractors and/or individuals that have contributed to the creation of Intellectual Property on behalf of the Company or its Subsidiaries have executed an agreement presently assigning all such Intellectual Property to the Company or such Subsidiary (or all such rights have vested in the Company or such Subsidiary by operation of Law) and, to the knowledge of the Company, no Person is in breach of any such agreement, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(h) The Company or one of its Subsidiaries, owns or has a valid right to access and use all IT Systems used in the conduct of their respective businesses as currently conducted. The Company IT Systems controlled by the Company or its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications as necessary to conduct the business as currently conducted. The Company and its Subsidiaries have back-up and disaster recovery arrangements designed to enable the continued operation of their businesses in the event of a failure of their IT Systems.

(i)   With respect to the Software (or the IT Systems controlled by the Company or its Subsidiaries) used or held for use in the business of the Company and its Subsidiaries, no such Software (or such IT System) contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or IT System or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(j)   The Company’s and its Subsidiaries’ use and distribution of Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto, except for any non-compliance which would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has used any Open Source Materials in a manner that subjects any Software owned by the Company or Company Owned Intellectual Property to any Compulsory Copyleft Terms.

Section 5.23.     Privacy and Cybersecurity.

(a)  Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries are in compliance with, and, since January 1, 2018, have been in compliance with, (i) all applicable Laws concerning the privacy or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning data privacy, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems. There is no Action by any Person (including any Governmental Authority) pending to which the Company or any of its Subsidiaries is a named party or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Laws or Contracts with respect to privacy, personal information rights or information security related incidents.

(b) There have been no breaches of the security of the information technology systems, software or applications of the Company and its Subsidiaries and there have been no disruptions in any information technology systems, software or applications that has materially compromised the confidentiality, integrity or availability of the information technology and software applications nor materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries have implemented and maintained commercially reasonable security regarding the confidentiality, integrity and availability of the information technology systems, software and applications of the Company and its Subsidiaries, and any confidential and proprietary data, sensitive or personally identifiable information thereon. Neither the Company nor any of its Subsidiaries has experienced any data breaches or security incidents in which personally identifiable information or proprietary business data was stolen or improperly accessed, disclosed or used including in connection with a breach of security. Neither the Company nor any of its Subsidiaries has received or provided any written notice as required under applicable Law, regulation, or contract, or received any written complaint from any Person or Governmental Authority with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(c)  Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 5.23 are the only representations and warranties being made by the Company in this Agreement with respect to the privacy and data security.

Section 5.24.     Environmental Matters. Except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole:

(a)  The Company and its Subsidiaries and their respective operations and properties are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws, including by maintaining in full force and effect all permits, licenses, registrations, identification numbers, and other authorizations required under Environmental Laws.

(b) There has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned property or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)  Neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which would reasonably be expected to form the basis of such an Action.

Section 5.25.     Anti-Corruption and Anti-Money Laundering Compliance.

(a)  For the past five years, none of the Company, any of its Subsidiaries or their respective directors or officers while acting on behalf of the Company or any of its Subsidiaries or, to the knowledge of the Company, any employee or agent acting on behalf of the Company or any of its Subsidiaries has corruptly offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office or (ii) any other Person, in any such case while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of applicable Anti-Bribery Laws in any material respect.

(b) To the knowledge of the Company, as of the date of this Agreement, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority) or internal or external audits that address any material allegations or information concerning possible violations of Anti-Bribery Laws or Anti-Money Laundering Laws related to the Company or any of its Subsidiaries in any material respect. For the past five years, the Company and any of its Subsidiaries or, to the knowledge of the Company, any director, officer, or agent acting on behalf of the Company or any of its Subsidiaries have been in compliance with all relevant Anti-Money Laundering Laws in all material respects.

Section 5.26.     Sanctions and International Trade Compliance.

(a)  The Company, its Subsidiaries, and their respective directors, officers, and employees and, to the knowledge of the Company, the agents, representatives or other Persons acting on behalf of the Company or any of its Subsidiaries (i) are, and have been for the past five years, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under applicable International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened claims, complaints, charges, investigations, voluntary disclosures or Actions against the Company or any of the Company’s Subsidiaries related to any applicable International Trade Laws, Sanctions Laws, or any Export Approvals.

(b) None of the Company or any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of the Company, any of the Company’s or any of its Subsidiaries’ respective employees, agents, representatives or other Persons acting on behalf of the Company or any of its Subsidiaries (i) is, or has during the past five years, been a Sanctioned Person or (ii) has transacted business, related to the Company or any of its Subsidiaries, directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

Section 5.27.    Information Supplied. None of the information supplied or to be supplied by in writing the Company or any of its Subsidiaries specifically for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.28.     Talents.

(a)  Section 5.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 10 talents of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Talents”).

(b) Except as set forth in Section 5.28(b) of the Company Disclosure Letter, none of the Top Talents has, as of the date of this Agreement, informed the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of the Company, none of the Top Talents is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

Section 5.29.     Vendors.

(a)  Section 5.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 5 vendors of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b) Except as set forth in Section 5.29(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed any of the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

Section 5.30.     Sufficiency of Assets. Except as has not been, and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries at the Closing will constitute all of the assets reasonably necessary for the conduct of the business of the Company and its Subsidiaries immediately after the Closing in all material respects in the manner in which the business of the Company and its Subsidiaries was conducted as of immediately prior to the Closing, provided that the foregoing shall not be deemed a representation or warranty regarding infringement, misappropriation or other violation, or the validity or enforceability of any Intellectual Property.

Section 5.31.     Related Party Transactions. Except as set forth in Section 5.31 of the Company Disclosure Letter, there are no material transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, present or former officer or director of the Company, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Shares constituting, as of the date of this Agreement, more than 5% of the total number of Company Shares on a fully diluted basis, calculated as of the date of this Agreement, or, to the knowledge of the Company, any member of the “immediate family” (as defined in Rule 16a-1 promulgated under the Exchange Act) of any officer or director of the Company (each of the foregoing, a “Company Related Party”), on the other hand, except, in each case, for (a) Contracts and arrangements related or incidental to any Company Related Party’s employment or retention as a director or other service provider by the Company or any of its Subsidiaries (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Company or any of its Subsidiaries in the ordinary course of business and arrangements related or incidental thereto and (c) Contracts relating to a Company Related Party’s status as a holder of Equity Securities of the Company.

Section 5.32.     No Additional Representation or Warranties.

(a)  Except as expressly set forth in this Article V, (i) none of the Company, any Related Person of the Company or any other Person has made, or is making, or has been authorized to make any representation or warranty whatsoever to Acquiror, Merger Sub, any Acquiror Insider or any Related Person of any of the foregoing and (ii) neither the Company nor any Related Person of the Company shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub, any Acquiror Insider or any Related Person of any of the foregoing.

(b) The Company and its Representatives have made their own investigation of Acquiror and Merger Sub and, except as provided in Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror or Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their respective Related Persons or otherwise.

Article VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth (a) in the case of Acquiror, in any Acquiror SEC Filing filed or furnished prior to the date of this Agreement (excluding (i) disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any “forward-looking statements” disclaimer and other disclosures that are generally cautionary, predictive or forward looking in nature and (ii) any exhibits or other documents appended to Acquiror SEC Filings) (it being acknowledged that nothing disclosed in any such Acquiror SEC Filing will be deemed to modify or qualify the representations and warranties set forth in Section 6.1, Section 6.2, Section 6.5, Section 6.10, Section 6.12, Section 6.16 or Section 6.18), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company on the date of this Agreement (the “Acquiror Disclosure Letter”), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 6.1.  Company Organization. Each of Acquiror and Merger Sub has been duly incorporated or organized and is validly existing as a corporation or exempted company in good standing under the Laws of the State of Delaware and has the requisite corporate or exempted company power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. The respective Governing Documents of Acquiror and Merger Sub, as amended to the date of this Agreement and as previously made available by Acquiror to the Company, are true, correct and complete. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, be material to Acquiror or Merger Sub. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the Equity Securities of Merger Sub are held directly by Acquiror.

Section 6.2.  Due Authorization.

(a)  Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is contemplated to be, a party and (subject to receipt of the Acquiror Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 6.7) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and Merger Sub of this Agreement and each Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party have been duly and validly authorized and approved by the Acquiror Board and the board of directors of Merger Sub and this Agreement will, within 24 hours of its execution and delivery by all of the Parties, be approved by Acquiror as the sole stockholder of Merger Sub. This Agreement has been, and each of the Ancillary Agreements to which Acquiror or Merger Sub is, or is contemplated to be, a party has been or will be, as applicable, duly and validly executed and delivered by Acquiror or Merger Sub, as applicable, and this Agreement constitutes and each Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party constitutes or, upon execution prior to the Closing, as applicable, will constitute, a legal, valid and binding obligation of Acquiror or Merger Sub, as applicable (assuming, in each case, the due and valid execution and delivery by each of the other parties thereto), enforceable against Acquiror or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Prior to Acquiror’s execution and delivery of this Agreement, at a meeting duly called and held, the Acquiror Board has taken the Acquiror Board Actions, and, as of the date of this Agreement, none of the Acquiror Board Actions has been rescinded, withdrawn or modified. No other corporate action with respect to the Acquiror is required on the part of Acquiror or any of its stockholders to enter into this Agreement or the Ancillary Agreements to which Acquiror is, or is contemplated to be, a party or to approve the Merger, the PIPE Investment or the other transactions contemplated hereby, except for the Acquiror Stockholder Approval.

(c)  Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)  the Binding Charter Proposal shall require approval by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; provided that the approval of the increase in the number of authorized shares of Acquiror Class A Stock included as part of the Binding Charter Proposal shall require approval by an affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Acquiror Class A Stock, voting separately as a single class;

(ii)      the Transaction Proposal identified in clause (B) of Section 9.2(c) shall require approval by an affirmative vote of the holders of at least a majority of the shares of Acquiror Common Stock entitled to vote (as determined in accordance with Acquiror’s Governing Documents) that are voted at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose; and

(iii)    the Advisory Charter Proposal and each of those Transaction Proposals identified in clause (C), (D), (E), (F), (G) or (H) of Section 9.2(c), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the shares of Acquiror Common Stock present and entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose.

(d) The votes described in Section 6.2(c) are the only votes of the holders of Equity Securities of Acquiror necessary in connection with the consummation of the Merger, the PIPE Investment and the other transactions contemplated by this Agreement.

Section 6.3.  No Conflict. Subject to receipt of the Acquiror Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 6.5, the execution and delivery of this Agreement by Acquiror and Merger Sub and each of the Ancillary Agreements to which Acquiror and Merger Sub is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under, the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in any breach of or default under, any Law applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result (with or without due notice or lapse of time or both) in any breach of or default under, or require any consent or waiver to be obtained under, or result in the loss of any right or benefit of the Company or any of its Subsidiaries under, or give rise to any right of termination, cancellation or acceleration under, or cause the termination or cancellation of, any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound or (d) result in the creation of any Lien on any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not, individually or in the aggregate, (i) be material to Acquiror or (ii) have, or reasonably be expected to have, a material and adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under and consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 6.4.  Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, and (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws and (b) as set forth in Section 6.4 of the Acquiror Disclosure Letter.

Section 6.5.  Litigation and Proceedings. Except as would not be material to Acquiror or Merger Sub and except in connection with matters arising from or relating to the SEC Guidance, (a) there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror or Merger Sub or any of their respective properties or assets or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in each case, in their respective capacities as such), (b) there is no investigation or other inquiry pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub or any of their respective properties or assets or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in each case, in their respective capacities as such) and (c) there is no outstanding Governmental Order imposed upon, or to the knowledge of the Company, threatened against, Acquiror or Merger Sub, nor are any of the properties or assets of Acquiror or Merger Sub bound by or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. Except in connection with matters arising from or relating to the SEC Guidance, (i) each of Acquiror and Merger Sub is, and since the Acquiror Inception Date, in the case of Acquiror, and since the date of Merger Sub’s incorporation, in the case of Merger Sub, has been, in compliance with all applicable Laws in all material respects; (ii) during the past two years, neither Acquiror nor Merger Sub has received any written notice of any material violation of applicable Law by Acquiror or Merger Sub, and, to the knowledge of Acquiror, no Action alleging any material violation of any Law by Acquiror or Merger Sub is currently pending or threatened against Acquiror or Merger Sub; and (iii) to the knowledge of Acquiror, no investigation or review by any Governmental Authority of which Acquiror or Merger Sub is the target is pending or threatened as or the date of this Agreement or has been conducted during the past two years, other than those the outcome of which did not or would not result in material liability to Acquiror or Merger Sub.

Section 6.6.  SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since the Acquiror Inception Date pursuant to the Exchange Act or the Securities Act or other applicable securities Laws other than the Registration Statement, Prospectus and the Proxy Statement (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the date of its filing, and as of the date of any amendment thereof, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other securities Laws applicable to the Acquiror SEC Filings. None of the Acquiror SEC Filings, as of the date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the Acquiror SEC Filings that relates to (i) the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” on April 12, 2021, (ii) the classification of shares of Acquiror Common Stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the SEC or the staff of the SEC to the extent applicable to the foregoing clause (i) or (ii) (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the Acquiror SEC Filings due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by Acquiror.

Section 6.7.  Internal Controls; Listing; Financial Statements.

(a)  Acquiror has established and, since the Acquiror IPO Date, has maintained disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and, since the Acquiror IPO Date, has maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)  Since the Acquiror IPO Date, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding shares of Acquiror Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Stock or prohibit or terminate the listing of Acquiror Class A Stock on the Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, shareholders’ equity and cash flows of Acquiror for the period from the Acquiror Inception Date (inception) through December 31, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror are, and since the Acquiror Inception Date have been, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)  There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)  Except in connection with the SEC Guidance, neither Acquiror nor, to the knowledge of Acquiror, any independent auditor or Acquiror has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.8.  Undisclosed Liabilities. As of the date of this Agreement, except for any Acquiror Transaction Expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby as described herein, there is no other Liability of Acquiror or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 6.9.  Absence of Changes. Since June 30, 2021, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party and (b) except as set forth in Section 6.9 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 6.10.     Trust Account. As of the date of this Agreement, Acquiror has at least $172,500,000 in the Trust Account, such monies invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 18, 2021 (the “Trust Agreement”), between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than eligible Acquiror Stockholders who have elected to effect an Acquiror Share Redemption) to any portion of the proceeds in the Trust Account prior to the Closing. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default under, in breach of, or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and, as of the Merger Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Merger Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder has validly effected an Acquiror Share Redemption. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 6.11.     Investment Company Act; JOBS Act. Acquiror is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act. Acquiror constitutes an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012.

Section 6.12.     Capitalization of Acquiror.

(a)  As of the date of this Agreement, the authorized share capital of Acquiror consists of 111,000,000 shares of capital stock, including (i) 110,000,000 shares of Acquiror Common Stock, divided into (A) 100,000,000 shares of Acquiror Class A Stock, 17,770,000 of which are issued and outstanding as of the date of this Agreement, and (B) 10,000,000 shares of Acquiror Class B Stock, 4,312,500 of which are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, none of which are issued or outstanding as of the date of this Agreement, each with a par value of $0.0001 per share. Subject to the PIPE Investment and the Acquiror Share Redemptions, the foregoing represent all of the issued or outstanding Acquiror Shares. All issued and outstanding shares of Acquiror Common Stock (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) Acquiror’s Governing Documents and (y) any other applicable Contracts governing the issuance of such securities and (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Immediately prior to the closing of the transactions contemplated by the Subscription Agreements and the filing of the Pubco Charter with the Delaware Secretary of State, the authorized capital stock of Acquiror will consist of 111,000,000 shares of capital stock, including (i) 100,000,000 shares of Acquiror Class A Stock, (ii) 10,000,000 shares of Acquiror Class B Stock and (iii) 1,000,000 preference shares, of which Acquiror has committed to issue 11,800,000 shares of Acquiror Class A Stock to the PIPE Investors, and to issue up to 4,312,500 shares of Acquiror Class A Stock upon the conversion of Acquiror Class B Stock in accordance with the Sponsor Support Agreement, and Acquiror will have up to 5,923,333 Acquiror Warrants issued and outstanding, which will entitle the holder thereof to purchase one share of Acquiror Class A Stock at an initial exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(c)  Subject to the terms of conditions of the Warrant Agreement, as of immediately after the Closing, each Acquiror Warrant will be exercisable after giving effect to the Merger for one share of Acquiror Class A Stock at an exercise price of $11.50 per share. As of the date of this Agreement, 5,923,333 Acquiror Warrants are issued and outstanding. The Acquiror Warrants will not be exercisable until the later of (i) the date that is thirty days after the Closing or (ii) 12 months from the Acquiror IPO Date. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts to which Acquiror is a party or otherwise bound to repurchase, redeem or otherwise acquire any Acquiror Securities.

(d) Except as otherwise set forth in this Section 6.12 or in Section 6.12(d) of the Acquiror Disclosure Letter, and other than in connection with the PIPE Investment or the rights of Acquiror’s stockholders to effect Acquiror Share Redemptions as provided in Acquiror’s Governing Documents, Acquiror has no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of Acquiror or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any Equity Securities of Acquiror, (ii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror or (iii) bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, Equity Securities of Acquiror having the right to vote) on any matter on which Acquiror’s stockholders may vote and there are no Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to repurchase, redeem or otherwise acquire any Equity Securities of Acquiror.

(e)  The Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration, when issued in accordance with the terms hereof, (i) will be duly authorized and validly issued, fully paid and non-assessable, (ii) will have been issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities and (iii) other than as expressly contemplated by any Ancillary Agreement, will not be subject to, and will not have been issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(f)  Acquiror has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Other than this Agreement and the applicable Ancillary Agreements, Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13.     PIPE Investment. Prior to the execution of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror shares of Acquiror Class A Stock for a PIPE Investment Amount of at least $118,000,000. Prior to the execution of this Agreement, Acquiror has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company). Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the applicable PIPE Investor party thereto, and neither the execution or delivery thereof by Acquiror nor the performance of Acquiror’s obligations under any such Subscription Agreement violates, or will at the Closing violate, any Laws. Each Subscription Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, other than with the Company’s prior written consent. As of the date of this Agreement, no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to Acquiror’s knowledge, by any PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement which Acquiror has entered into without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned, or delayed, and, as of the date of this Agreement, Acquiror does not know of any fact or circumstance that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied as of the Closing (as defined in such Subscription Agreement) or the PIPE Investment Amount not being available in full to Acquiror on the Closing Date. No event has occurred that (with or without notice, lapse of time or both) would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date of this Agreement, Acquiror has no reason to believe that it will be unable to perform or satisfy, or cause to be performed or satisfied, on a timely basis any obligation to be satisfied by it or any condition, in each case, contained in any Subscription Agreement. No fees, consideration or other discounts are, or will be, payable to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements and with the Company’s prior written consent.

Section 6.14.     Brokers’ Fees. Except as set forth in Section 6.14 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates, except for any such fee or commission payable solely by an Affiliate of Acquiror (other than Merger Sub).

Section 6.15.     Indebtedness; SPAC Expenses. Merger Sub does not have any Indebtedness or unpaid Liabilities.  To the knowledge of Acquiror, the Indebtedness and other unpaid Liabilities of Acquiror as of the date of this Agreement (including in respect of the fee due to B. Riley pursuant to the Business Combination Marketing Agreement and costs and expenses incurred in respect with other prospective Business Combinations and of Acquiror’s initial public offering) do not exceed, in the aggregate, the amount set forth in Section 6.15 of the Acquiror Disclosure Letter.

Section 6.16.     Taxes.

(a)  All material Tax Returns required to be filed by (or with respect to) Acquiror or Merger Sub have been timely filed (taking into account any valid extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and accurately reflect all material liability for Taxes of (and with respect to) the Company and its Subsidiaries. All material Taxes due and payable by (or with respect to) Acquiror or Merger Sub (whether or not shown on any Tax Return) have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the financial statements of Acquiror have been accrued and adequately disclosed on the financial statements of Acquiror in accordance with GAAP, and (ii) for periods not covered by the financial statements of Acquiror have been accrued on the books and records of Acquiror.

(b) Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable Law relating to the withholding and remittance and related reporting requirements with respect to such Taxes.

(c)  There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid.

(e)  There are no Tax audits, examinations or other Actions with respect to any material Taxes of Acquiror or Merger Sub presently in progress, pending or threatened in writing (and, to the knowledge of Acquiror, no such audit, examination or other Action is contemplated), and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or Merger Sub.

(f)  Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to have a material effect on Acquiror or Merger Sub.

(g) No written claim has been made (and, to the knowledge of Acquiror, no such claim is pending or contemplated) by any Governmental Authority in any jurisdiction in which Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(h) Neither Acquiror nor Merger Sub has a “permanent establishment” (within the meaning of an applicable income Tax treaty or convention) in any country other than the United States or the country under the Laws of which Acquiror or Merger Sub, as applicable, is organized, or is subject to income Tax in a jurisdiction outside the country under the Laws of which Acquiror or Merger Sub, as applicable, is organized.

(i)   Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and Merger Sub and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(j)   Neither Acquiror nor Merger Sub has been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(k) Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror or Merger Sub) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group consisting solely of Acquiror and Merger Sub.

(l)   Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(m)   Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date (or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date) as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition that occurred prior to the Closing, (ii) prepaid amount received or deferred revenue recognized at or prior to the Closing other than in the ordinary course of business, (iii) change in method of accounting, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period (or portion thereof) ending on or prior to the Closing that was made or required to be made prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing or (v) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Law) that occurred or existed prior to the Closing.

(n) Neither Acquiror or Merger Sub has taken or agreed to take any action, or has knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Acquiror has never owned any Equity Securities of another Person (other than Merger Sub).

Section 6.17.     Business Activities.

(a)  Since its incorporation or organization, as applicable, neither Acquiror nor Merger Sub has conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no Contract or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

(c)  Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Merger Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, has no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date of this Agreement, and except for this Agreement and the Ancillary Agreements (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date of this Agreement with respect to any individual Contract, other than with respect to the Acquiror Transaction Expenses. As of the date of this Agreement, there are no amounts outstanding under any Working Capital Loans.

Section 6.18.     Nasdaq Stock Market Quotation. The issued and outstanding shares of Acquiror Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “BRPM.” The Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “BRPMW.” Acquiror is in compliance with Nasdaq rules and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC seeking to deregister the Acquiror Class A Stock or the Acquiror Warrants or terminate the listing of the Acquiror Class A Stock or the Acquiror Warrants on the Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.19.     Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 6.20.     No Additional Representation or Warranties.

(a)  Except as expressly set forth in this Article VI, (i) none of Acquiror, Merger Sub, any Related Person of Acquiror or Merger Sub or any other Person has made, or is making, or has been authorized to make any representation or warranty whatsoever to the Company or any of its Related Persons and (ii) none of Acquiror, Merger Sub or any of their respective Related Persons shall be liable in respect of the accuracy or completeness of any information provided to the Company or any of its Related Persons.

(b) Acquiror, Merger Sub, the Acquiror Insiders and their respective Representatives have made their own investigation of the Company and its Subsidiaries and, except as expressly set forth in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company or any of its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Subsidiaries or any of their respective Related Persons or otherwise. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror, any Acquiror Insider or any of their respective Representatives) or reviewed by Acquiror, any Acquiror Insider or any of their respective Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or may hereafter be provided to Acquiror, any Acquiror Insider or any of their respective Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that the assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Article VII

COVENANTS OF THE COMPANY

Section 7.1.  Conduct of Business. From the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (w) as otherwise explicitly required or permitted by this Agreement or any Ancillary Agreement, (x) as required by Law (including any COVID-19 Measures), (y) as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 7.1 of the Company Disclosure Letter, use commercially reasonable efforts to (i) operate the business of the Company and its Subsidiaries in the ordinary course and (ii) preserve the present business and operations and goodwill of the Company; provided, however, that no action by the Company with respect to matters specifically addressed by any clause in the immediately following sentence shall be deemed a breach of this sentence unless such action would constitute a breach of such specific clause in the immediately following sentence. Without limiting the generality of the foregoing, the Company shall not, and the Company shall cause its Subsidiaries not to, except (w) as otherwise expressly required or permitted by this Agreement or any Ancillary Agreement, (x) as required by Law (including any COVID-19 Measures), (y) as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 7.1 of the Company Disclosure Letter:

(a)  amend, restate, supplement or otherwise modify any provision of the Governing Documents of the Company;

(b) incorporate, form or organize any new direct or indirect Subsidiary of the Company or engage in any new line of business that is materially different from the general nature of the businesses of the Company and its Subsidiaries as of the date of this Agreement;

(c)  (i) pay, make, declare or set aside any dividend or distribution in respect of any Equity Security of the Company, (ii) split, combine, reclassify or otherwise amend or modify any terms of any Equity Security of the Company or any of its Subsidiaries, other than any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction, (iii) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding Equity Security of the Company or any of its Subsidiaries, other than, in the case of this clause (iii), (A) in connection with the forfeiture or cancellation of any such Equity Security for no consideration, (B) the surrender of Company Common Stock by holders of Company Options in order to pay the exercise price of any Company Option, (C) the withholding of Company Common Stock to satisfy tax obligations with respect to any Company Equity Awards or (D) transactions between the Company and any of its wholly owned Subsidiaries or between any two or more wholly owned Subsidiaries of the Company, (iv) grant, issue, transfer, sell or otherwise dispose of, or authorize to issue, sell, or otherwise dispose of, any Equity Securities in the Company (other than any grant of any equity awards under any Company Incentive Plan in the ordinary course of business consistent with past practice or any grant of any equity awards to the extent provided for in a written agreement with an employee, director, advisor or consultant dated as of prior to the date of this Agreement) or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Securities or enter into other agreements or commitments of any character obligating it to issue any Equity Securities;

(d) enter into, modify or amend in any material respect or terminate (other than by expiration in accordance with the terms of any Contract without an auto-renewal or similar term) any Contract of a type required to be listed in Section 5.13(a) of the Company Disclosure Letter or any Real Property Lease, in each case, other than in the ordinary course of business;

(e)  (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, (ii) incur or assume any Indebtedness for borrowed money or (iii) guarantee any indebtedness for borrowed money of a third party, except, in the case of each of the foregoing clauses (i) through (iii), in an aggregate amount not to exceed $500,000;

(f)  cancel or forgive any Indebtedness owed to the Company or the Company’s Subsidiaries other than in an amount not exceeding $500,000 in the aggregate;

(g) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or any of its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions between the Company and any of its Subsidiaries or between any two or more of the Company’s Subsidiaries and (iii) transactions in the ordinary course of business;

(h) make or commit to make any capital expenditures other than in an amount not exceeding $750,000 in the aggregate;

(i)   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)   waive, release, settle, compromise or otherwise resolve any Action, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $750,000 (net of any amounts covered by insurance) in the aggregate;

(k) authorize, recommend, propose or announce an intention to adopt a plan of, or otherwise enter into or effect any, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Company Conversion and the Merger);

(l)   (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) in respect of a material amount of Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (v) settle or compromise any material Tax liability or claim or assessment in respect of a material amount of Taxes, (vi) surrender or allow to expire any right to claim a refund of a material amount of Taxes, (vii) extend or waive any statute of limitations applicable to any period within which a claim, assessment or reassessment of a material amount of Taxes may be issued or in respect of any material Tax attribute that would reasonably be expected to give rise to any claim or assessment of Taxes, or (viii) incur any liability for a material amount of Taxes other than in the ordinary course of business;

(m)   except as otherwise required by any existing Company Benefit Plan or applicable Law or as provided in Section 7.1(c)(iv): (i) materially increase or grant any material increase in the compensation, bonus, fringe or other benefits of, or pay, any material bonus to, any current or former employee, director or individual independent contractor except for such increases in the ordinary course of business that do not exceed the greater of (A) $500,000 individually or (B) 5% either individually or in the aggregate; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any material Company Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a material Company Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of welfare plans in the ordinary course of business that do not result in more than a de minimis increase in cost to the Company, and other than entering into employment offer letters in the ordinary course of business that do not contain severance and/or change in control benefits); (iv) other than accelerating the vesting of any Company Option, take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of any compensation or benefits under any Company Benefit Plan; (v) hire or engage any new employee or individual consultant if such new employee or individual consultant will receive annual compensation in excess of $200,000; (vi) terminate the employment or engagement, other than for cause or due to death or disability, of any employee or individual consultant with an annual base compensation in excess of $200,000; (vii) waive any restrictive covenants applying to any current or former employee, director or independent contractor, or (viii) grant any equity or equity-based compensation awards.

(n) except if required by applicable Law, enter into, materially amend, extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(o) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or material Liabilities on the part of the Company under the federal Work Adjustment and Retraining Notification Act or any similar U.S. state “mass layoff” or “plant closing” Law;

(p) except as required by GAAP (or any interpretation thereof) or applicable Law, make any change in accounting methods, principles or practices;

(q) (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of, any right, title or interest of the Company or its Subsidiaries in Company Owned Intellectual Property (other than non-exclusive licenses to Company Owned Intellectual Property granted in the ordinary course of business or immaterial Company Owned Intellectual Property abandoned in the ordinary course of business consistent with past practice in the Company’s reasonable business judgment); (ii) disclose any Trade Secrets to any third party that is not subject to a Contract or other obligations to maintain confidentiality; or (iii) subject any source code for any Software owned by the Company to any Compulsory Copyleft Terms; or

(r)  enter into any agreement to take any action prohibited under this Section 7.1.

Section 7.2.  Inspection. During the Interim Period, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, and solely for purposes in furtherance of the consummation of the transactions contemplated hereby (including transition and integration planning) to all of the respective properties (other than for purposes of performing any testing or sampling of any properties, facilities or equipment of the Company or any of its Subsidiaries), books, Contracts, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all historical or prospective financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such Representatives may reasonably request, to the extent then available, except, in each case, to the extent that the Company reasonably determines that providing such access would (a) unreasonably disrupt the normal operations of the Company or any of its Subsidiaries, (b) violate applicable Law or any contractual, fiduciary or legal duty or obligation to which the Company or any of its Subsidiaries is subject (provided that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such Law, duty or obligation), (c) result in the loss of the ability of the Company or any of its Subsidiaries to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which the Company or any of its Subsidiaries, on the one hand, and Acquiror, Merger Sub, any Acquiror Insider or any of their respective Affiliates, on the other hand, are adverse parties. Additionally, in the event that any litigation related to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby is brought, or in the case of the Company, to the knowledge of the Company, threatened in writing, against the Company or the Company Board (or any member thereof in his or her capacity as director of the Company), or in the case of Acquiror, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board (or any member thereof in his or her capacity as director of Acquiror), in each case, prior to the Closing, each party hereto shall promptly notify the other parties hereto of such pending or threatened litigation and shall keep the other parties hereto reasonably informed with respect to the status thereof. All information obtained by the Company, Acquiror, Merger Sub or their respective representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

Section 7.3.  Preparation and Delivery of Additional Company Financial Statements. If the Merger Effective Time has not occurred prior to November 12, 2021, the Company shall deliver to Acquiror, as soon as reasonably practicable following November 12, 2021, (a) the unaudited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the nine months ended September 30, 2021, which complies with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Q3 2021 Financial Statements”) and (b) any other audited or unaudited financial statements of the Company and its consolidated subsidiaries that are required by applicable Law to be included in the Registration Statement (the financial statements described in the foregoing clauses (a) and (b), collectively, the “Closing Company Financial Statements”).

Section 7.4.  Affiliate Agreements. The Company shall terminate or settle all Affiliate Agreements identified in Section 7.4 of the Company Disclosure Letter at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, except as set forth in Section 7.4 of the Company Disclosure Letter.

Section 7.5.  Acquisition Proposals. During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives not to, (a) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or respond to any inquiries or proposals by, any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal (other than to inform such Person of the Company’s obligations pursuant to this Section 7.5) or afford to any Person access to the business, properties, assets, information or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state for purposes of facilitating an Acquisition Proposal, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (e) resolve or agree to do any of the foregoing. The Company shall promptly (and in any event within two (2) Business Days after receipt thereof) notify Acquiror in writing of the receipt of any inquiry, proposal, offer or request for information received after the date of this Agreement that constitutes an Acquisition Proposal and keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

Section 7.6.  PPP Loan. Subject to the occurrence of the Closing, the Company shall use commercially reasonable efforts to pay off the PPP Loan substantially concurrently with the Closing.

Article VIII

COVENANTS OF ACQUIROR

Section 8.1.  Employee Matters.

(a)  Equity Plan and ESPP. Effective as of (and contingent on) the Closing, Acquiror shall approve and, subject to approval of the stockholders, adopt (i) an equity incentive plan (the “LTIP”), in substantially the form attached hereto as Exhibit I (with such changes as may be agreed by Acquiror and the Company), and (ii) an employee stock purchase plan (the “ESPP”), in substantially the form attached hereto as Exhibit J, (with such changes as may be agreed by Acquiror and the Company) the LTIP shall initially reserve a number of shares of Acquiror Common Stock constituting 15% of total number of shares of Acquiror Common Stock outstanding on a fully diluted basis, as determined at the Closing. The ESPP shall initially reserve a number of shares of Acquiror Common Stock constituting no less than 2% of the total number of shares of Acquiror Common Stock outstanding on a fully diluted basis, as determined at the Closing. Each of the LTIP and the ESPP shall include an “evergreen” provision pursuant to which the number of shares of Acquiror Common Stock reserved for issuance under such equity plan shall be increased automatically each year by 5% (in the case of the LTIP) or 1% (in the case of the ESPP) of the aggregate number of shares of Acquiror Common Stock outstanding on a fully diluted basis, as determined on December 31 of the previous year. Within five Business Days following the expiration of the 60-day period following the date on which Acquiror files current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the shares of Acquiror Common Stock issuable under the LTIP and the ESPP.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 8.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.2.  Trust Account Proceeds and Related Available Equity. Upon satisfaction (or, to the extent permitted by applicable Law, waiver by the applicable Party or Parties entitled to the benefit thereof) of all of the conditions set forth in Article X (other than those conditions that by their nature or terms are to be satisfied at the Closing), Acquiror shall provide notice (in accordance with the terms of the Trust Agreement) thereof to the Trustee and (a) pursuant to and in accordance with the Trust Agreement, (a) Acquiror (i) shall cause any notices, certificates, opinions or other documents required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered at the time and in the manner required under the Trust Agreement and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, at the Closing, (A) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (B) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.3. Listing Matters.

(a)  During the Interim Period, Acquiror shall maintain its listing on the Nasdaq and, in the event that Acquiror receives any notice that Acquiror has failed to satisfy any Nasdaq listing requirement, shall provide prompt written notice of the same to the Company, including a copy of any written notice thereof received from Nasdaq.

(b) Prior to the Closing, Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the transactions contemplated hereby to be approved for listing on the Nasdaq prior to the Closing (subject only to the receipt of official notice of listing from Nasdaq and, if requested by Nasdaq, the delivery of evidence that Acquiror complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date) under a ticker symbol to be selected by the Company, including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq, with respect to such Acquiror Common Stock. Each of the Company and Acquiror shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party in connection with the preparation and filing of the Listing Application. Acquiror will use reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq, as promptly as practicable after such filing. Acquiror shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq with respect thereto, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq, and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the Nasdaq of the Acquiror Common Stock to be issued in connection with the transactions contemplated hereby.

Section 8.4.  No Solicitation by Acquiror. During the Interim Period, Acquiror shall not, and shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, any Person with respect to a Business Combination Proposal (other than to inform such Person of Acquiror’s obligations pursuant to this Section 8.4) or (c) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives. From and after the date of this Agreement, Acquiror shall, and shall instruct and cause its Representatives, its Affiliates and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives).

Section 8.5.  Acquiror Conduct of Business.

(a)  During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except (w) as otherwise explicitly required or permitted by this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is a party (including as contemplated by the PIPE Investment), (x) as required by Law, (y) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 8.5(a) of the Acquiror Disclosure Letter, use commercially reasonable efforts to (i) operate its business in the ordinary course and (ii) preserve the present business and operations and goodwill of the Acquiror and Merger Sub; provided, however, that no action by the Company with respect to matters specifically addressed by any clause in the immediately following sentence shall be deemed a breach of this sentence unless such action would constitute a breach of such specific clause in the immediately following sentence. Without limiting the generality of the foregoing, Acquiror shall not, and shall cause Merger Sub not to, except (w) as otherwise required or permitted by this Agreement or any Ancillary Agreement (including as contemplated by the PIPE Investment), (x) as required by Law, (y) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 8.5(a) of the Acquiror Disclosure Letter:

(i)  amend, restate, supplement or otherwise modify or waive any provision of (or seek any approval from the Acquiror Stockholders to amend, restate, supplement or otherwise modify or waive any provision of) the Trust Agreement, the Acquiror Warrants, the Warrant Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)      (A) pay, make, declare or set aside any dividend or distribution in respect of any Equity Security of Acquiror or Merger Sub, (B) split, combine, reclassify or otherwise amend or modify any terms of any Equity Security of Acquiror or Merger Sub or (C) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding Equity Security of Acquiror or Merger Sub, other than to provide eligible Acquiror Stockholders with the opportunity to effect Acquiror Share Redemptions as required by Acquiror’s Governing Documents;

(iii)    (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) in respect of a material amount of Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (E) settle or compromise any material Tax liability or claim or assessment in respect of a material amount of Taxes, (F) surrender or allow to expire any right to claim a refund of a material amount of Taxes; (G) extend or waive any statute of limitations applicable to any period within which a claim, assessment or reassessment of a material amount of Taxes may be issued or in respect of any material Tax attribute that would reasonably be expected to give rise to any claim or assessment of Taxes; or (H) incur any liability for a material amount of Taxes other than in the ordinary course of business

(iv)    enter into, renew, terminate, amend, restate, supplement or otherwise modify or waive any provision of any transaction or Contract (including the Insider Letter) with any Affiliate of Acquiror or Merger Sub, any Acquiror Insider or any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

(v)      other than Acquiror Transaction Expenses, incur, assume or otherwise become liable for (whether directly or indirectly, absolutely or contingently or otherwise) any Indebtedness or Liability or guarantee any Indebtedness or Liability of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of its Subsidiaries or guarantee any debt securities of another Person, other than Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and not exceeding $100,000 in the aggregate;

(vi)    (A) issue any Equity Securities of Acquiror, other than the issuance of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Value Consideration, (B) grant any options, warrants or other equity-based awards with respect to Equity Securities of Acquiror not outstanding on the date of this Agreement or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant, including any amendment, modification or reduction of the warrant price set forth therein;

(vii)  waive, release, settle, compromise or otherwise resolve any Action, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 (net of any amounts covered by insurance) in the aggregate; or

(viii)    enter into any agreement to take any action prohibited under this Section 8.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.6.  Post-Closing Directors and Officers of Acquiror. Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Merger Effective Time:

(a)  the Acquiror Board shall consist of nine directors, which initially shall be those individuals identified in Section 8.6(a) of the Company Disclosure Letter; and

(b) the initial officers of Acquiror shall be as set forth in Section 8.6(b) of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Merger Effective Time.

Section 8.7.  Indemnification and Insurance.

(a)  From and after the Merger Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (ii) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company, Acquiror or any of their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (A) maintain for a period of not less than six years following the Closing Date provisions in its Governing Documents concerning the indemnification, exoneration and exculpation (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as in effect on the date of this Agreement, and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 8.7.

(b) For a period of six years following the Closing Date, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to each of Acquiror and the Company) on terms substantially the same as (and, in any event, not less favorable in the aggregate than) the terms of such current insurance coverage; provided, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms substantially the same as (and, in any event, not less favorable in the aggregate than) the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c)  Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 8.7.

(d) Prior to or at the Closing, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with each Person who shall be a director or an officer of Acquiror immediately after the Merger Effective Time, which indemnification agreements shall continue to be effective following the Closing.

(e)  The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of the Company, any other indemnification arrangement, any Law or otherwise. The provisions of this Section 8.7 expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.7.

Section 8.8.  Acquiror Public Filings. From the date of this Agreement through the Merger Effective Time, Acquiror will keep current and timely file all periodic reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.9.  PIPE Subscriptions. Unless otherwise approved in writing by the Company, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Acquiror shall give the Company written notice as promptly as practicable of (i) any material breach or default (or any event or circumstance that could give rise to any breach or default) by any party to any Subscription Agreement, in each case, that is known to Acquiror and (ii) the receipt of any notice by Acquiror from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or of any provisions of any Subscription Agreement. Acquiror may enter into additional Subscription Agreements with the Company’s prior written consent. The proceeds raised pursuant to such additional Subscription Agreement(s) shall be included in the determination of the Acquiror Closing Cash Amount and Acquiror shall notify the Company of any changes in the amount of proceeds raised pursuant to such Subscription Agreement(s).

Article IX

JOINT COVENANTS

Section 9.1.  HSR Act; Other Filings.

(a)  In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent necessary, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date of this Agreement with the applicable notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests pursuant to the HSR Act.

(b) Each of the Company and Acquiror shall (and, to the extent necessary, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)  Each Party shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Outside Deadline) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d) To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any material notices or material written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each such Party shall permit counsel to the other such Party an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed material written communications by such Party or any of its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the Parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)  Acquiror shall be responsible for and pay 100% of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 9.2.  Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a)  Press Release; SEC Filings. As promptly as practicable following the execution of this Agreement (but in any event within four (4) Business Days thereafter), Acquiror shall prepare and file a current report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). As promptly as practicable following the Closing (but in any event within four (4) Business Days thereafter), Acquiror shall prepare and file a current report on Form 8-K pursuant to the Exchange Act to report the Closing (the “Closing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing Press Release”). Acquiror shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K and Closing Form 8-K prior to its filing and shall consider such comments in good faith. Acquiror shall not file the Signing Form 8-K or Closing From 8-K with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Registration Statement and Prospectus.

(i)  As promptly as practicable after the execution of this Agreement, (A) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the Acquiror Common Stock that constitutes the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration (the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” Governmental Authorizations required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective holders of Equity Securities as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other such Party all information concerning itself and its Subsidiaries, officers, directors, managers and holders of Equity Securities and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any Governmental Authority or to Nasdaq, in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror shall cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders promptly after the Registration Statement is declared effective by the SEC under the Securities Act.

(ii)      To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)    Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)    If at any time prior to the Merger Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(c)  Acquiror Stockholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (y) duly give notice of and convene and hold a meeting of the Acquiror Stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) for a date no later than 30 Business Days following the date on which the Registration Statement is declared effective under the Securities Act and (z) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide the Acquiror Stockholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to the Acquiror Stockholders: (A) the amendment and restatement of Acquiror’s Governing Documents, in the form attached as Exhibit E and Exhibit F, respectively (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) (the “Binding Charter Proposal”), including any separate or unbundled non-binding advisory proposals as are required by SEC rules to implement the foregoing (such non-binding advisory proposals, the “Advisory Charter Proposal”), (B) the adoption and approval of this Agreement in accordance with applicable Law and Nasdaq rules, (C) the approval of the issuance of Acquiror Common Stock in connection with the Merger and the PIPE Investment in accordance with applicable Law and Nasdaq rules, (D) the approval of the adoption by Acquiror of the LTIP and the ESPP, (E) the election of directors effective as of the Closing as contemplated by Section 8.6, (F) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (G) the adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (H) the adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals described in the foregoing clauses (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Acquiror Board shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Stockholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of any of the Acquiror Board Actions, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals. Acquiror shall adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval if the Acquiror Stockholder Approval shall not have been obtained at the Acquiror Stockholders’ Meeting (provided that approval of the Adjournment Proposal shall have been obtained), (ii) if a quorum is absent, or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided that the Acquiror Stockholders’ Meeting will not be adjourned to a date that is (x) more than 30 days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) or (y) later than five Business Days prior to the date on which the Outside Deadline occurs. Acquiror agrees that it shall provide the holders of Acquiror Class A Stock the opportunity to elect redemption of such Acquiror Class A Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(d) Company Stockholder Approval.

(i)  As promptly as reasonably practicable (and in any event within three (3) Business Days) after the Registration Statement becomes effective, the Company shall: (A) recommend approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger and the Company Conversion) consistent with the Company Board Actions and (B) solicit approval of this Agreement and the transactions contemplated hereby in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Securityholder Support Agreements) and any other Company Stockholders as the Company may determine in its reasonable discretion, or, in the event that the Company is not able to obtain the Written Consent, the Company shall duly and promptly convene a meeting of the Company Stockholders for the purpose of voting upon the adoption of this Agreement and the transactions contemplated hereby.

(ii)      If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL; provided that, Acquiror shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable stockholders.

Section 9.3.  Support of Transaction. Without limiting any covenant contained in Article VII, or Article VIII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, (i) no action taken by the Company under and in furtherance of this Section 9.3 will constitute a breach of Section 7.1, (ii) no action taken by Acquiror or Merger Sub under and in furtherance of this Section 9.3 will constitute a breach of Section 8.5 and (iii) in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any amount (except for any filing or registration fee with a Governmental Authority) or grant any concession in connection with obtaining any such consents or approvals.

Section 9.4.  Certain Tax Matters.

(a)  Tax Treatment.

(i)  For U.S. federal income tax purposes, (i) the Parties intend that (x) the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (y) Acquiror, Merger Sub and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

(ii)      Unless otherwise required to do so as a result of a “determination” within the meaning of Section 1313(a) of the Code, from and after the date of this Agreement and until the Closing Date, the Parties shall use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from so qualifying. Acquiror, Merger Sub, the Company and the Surviving Corporation shall file all Tax Returns consistent therewith and take no position (whether in any audit or examination, on any Tax Return or otherwise) that is inconsistent therewith. The Parties shall reasonably cooperate with each other and their respective tax counsel by taking the actions set forth in Section 9.4 of the Company Disclosure Letter.

(b) Transfer Taxes. The Parties shall ensure that all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) that are required to be paid under applicable Law and incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be timely paid in full to the applicable taxing authority. The Parties shall cooperate in the filing of any Tax Returns or other forms and documents as may be necessary or required by applicable Law and to obtain any exemption or refund of any such Transfer Tax.

Section 9.5.  Section 16 Matters. Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of any Equity Security of Acquiror that occurs or is deemed to occur by reason of the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.6.  Cooperation; Consultation.

(a)  Prior to the Closing, each of the Company and Acquiror shall, and each of them shall cause its Subsidiaries and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the Parties’ mutual agreement), including (if mutually agreed by the Parties) (a) by providing such information and assistance as the other Party may reasonably request, (b) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the Acquiror Common Stock during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless as set forth in Section 6.14 of the Acquiror Disclosure Letter or otherwise mutually agreed by the Company and Acquiror in writing.

Section 9.7.  Transaction Litigation. During the Interim Period, in the event that any litigation related to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, including demands for appraisal of any Dissenting Shares (collectively, “Transaction Litigation”), is, in the case of Acquiror, brought or, to the knowledge of Acquiror, threatened in writing, against any of Acquiror, Merger Sub or the Acquiror Board (or any member thereof) or, in the case of the Company, brought or, to the Company’s knowledge, threatened in writing, against any of the Company, any of its Subsidiaries or the Company Board (or any member thereof), Acquiror and the Company shall, as applicable, promptly notify the other of such pending or threatened litigation and shall keep the other reasonably informed with respect to the status thereof. Acquiror and the Company shall each provide the other the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other’s advice with respect to any such litigation and shall not settle or agree to settle any such litigation or consent to the same without the written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).

Article X

CONDITIONS TO OBLIGATIONS

Section 10.1.     Conditions to Obligations of Acquiror, Merger Sub, and the Company. The respective obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Acquiror, Merger Sub and the Company), as of the Closing, of the following conditions:

(a)  the Acquiror Stockholder Approval (including approval of the Binding Charter Proposal among other Transaction Proposals but excluding approval of the Advisory Charter Proposal) shall have been duly obtained in accordance with the DGCL, Acquiror’s Governing Documents and Nasdaq rules;

(b) the Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents;

(c)  the Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC which remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC which remains pending;

(d) the applicable waiting period(s) (and any extension(s) thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e)  there shall not be in effect any Governmental Order or other Law from any Governmental Authority of competent jurisdiction that enjoins, prohibits or makes illegal the consummation of the Merger or any other transaction contemplated in Article II, Article III or Article IV; and

(f)  Acquiror shall have, and shall not have redeemed shares of Acquiror Class A Stock in an amount that would cause Acquiror not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to or upon the Closing.

Section 10.2.     Conditions to Obligations of Acquiror and Merger Sub. The respective obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Acquiror and Merger Sub), as of the Closing, of the following additional conditions:

(a)  each of the representations and warranties of the Company contained in (i) each of Section 5.1 (Company Organization), Section 5.3 (Due Authorization), clause (a) of Section 5.4 (No Conflict), Section 5.6 (Capitalization of the Company), Section 5.7 (Capitalization of Subsidiaries) and Section 5.17 (Broker’s Fees) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) in all material respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) in all material respects as of such earlier time, (ii) Section 5.10 (Absence of Changes) shall be true and correct in all respects as of the Closing Date as though then made and (iii) Article V (other than the representations and warranties addressed by the preceding clause (i)) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) as of the Closing as though then made, except, (A) where the failure of any such representation or warranty to be so true and correct does not constitute a Company Material Adverse Effect or (B) to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) as of such earlier time, except where the failure of any such representation or warranty to be so true and correct does not constitute a Company Material Adverse Effect; provided that the failure of any representation or warranty of the Company contained in Article V (other than the representations and warranties addressed by the preceding clause (i)) to be true and correct at and as of the Closing as a result of the taking or omission of any action required or expressly permitted to be taken or omitted, as applicable, under this Agreement or any Ancillary Agreement in compliance with the provisions hereof or thereof (as they may be amended, supplemented or otherwise modified prior to the Closing in accordance with the terms hereof or thereof) shall not be taken into account in determining whether the condition set forth in this Section 10.2(a)(iii) has been satisfied;

(b) the Company shall have performed or complied with in all material respects all agreements and covenants required under this Agreement to be performed or complied with by it at or prior to the Closing;

(c)  there shall not have occurred any Company Material Adverse Effect after the date of this Agreement that is continuing;

(d) the Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(c) have been satisfied; and

(e)  the Company Securityholder Support Agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto; provided that such agreements shall be terminated upon the Merger Effective Time in accordance with their terms.

Section 10.3.     Conditions to Obligation of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company), as of the Closing, of the following additional conditions:

(a)  each of the representations and warranties of Acquiror and Merger Sub contained in (i) Section 6.12 shall be true and correct in all but de minimis respects as of the Closing and (ii) Article VI (other than Section 6.12) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or similar qualification set forth therein) in all material respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or similar qualification set forth therein) in all material respects as of such earlier time;

(b) Acquiror and Merger Sub shall have performed or complied with in all material respects all agreements and covenants required under this Agreement to be performed or complied with by them at or prior to the Closing;

(c)  Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror and an officer of Merger Sub, dated as of the Closing Date, certifying that, to the knowledge and belief of such officers, the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied;

(d) the Acquiror Closing Cash Amount shall not be less than the Minimum Acquiror Closing Cash Amount;

(e)  Acquiror shall have delivered to the Company evidence reasonably acceptable to the Company that the Acquiror Board will be constituted, immediately after the Closing, as provided in Section 8.6(a);

(f)  Acquiror’s total outstanding Liabilities (excluding Acquiror Transaction Expenses, Company Transaction Expenses and any Acquiror Warrant Liabilities) shall not exceed $5,000,000;

(g) the Registration Statement Securities shall have been approved for listing on Nasdaq, subject only to the receipt of official notice of listing from Nasdaq and, if requested by Nasdaq, the delivery of evidence that Acquiror complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date; and

(h) the Sponsor Support Agreement shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

Section 10.4.     Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act or to take such actions (in each case, if such act or action is required by this Agreement) as may be necessary to cause the conditions of the other Party to be satisfied.

Article XI

TERMINATION/EFFECTIVENESS

Section 11.1.     Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)  by mutual written consent of the Company and Acquiror;

(b) by either the Company or Acquiror:

(i)  if any Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Governmental Order or other Law which has become final and non-appealable and remains in effect and has the effect of making the consummation of the Merger or any other transaction contemplated in Article II, Article III or Article IV illegal or otherwise permanently preventing or prohibiting the consummation of the Merger or such other transaction; provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Merger or such other transaction would not be illegal or otherwise permanently prevented or prohibited;

(ii)      if the Closing has not occurred before 5:00 p.m., Eastern Time, on July 25, 2022 (such time on such date, the “Outside Deadline”); provided that (A) if any Action for specific performance or other equitable relief by the Company with respect to this Agreement or any Ancillary Agreement or any of the transaction contemplated hereby or thereby is pending in a court specified in Section 12.14(a) as of the Outside Deadline, then the Outside Deadline shall be automatically extended until 5:00 p.m., Eastern Time, on the date that is the earlier of (x) 30 days after the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and (y) the Business Combination Deadline Date, and such extended time shall be the “Outside Deadline” for all purposes under this Agreement, and (B) the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the failure of the Closing to have occurred before the Outside Deadline; or

(iii)    if the Acquiror Stockholder Approval has not been obtained at the Acquiror Stockholders’ Meeting duly convened therefor (subject to any adjournment or postponement thereof in accordance with Section 9.2(c)).

(c)  by the Company:

(i)  if any of the representations or warranties of Acquiror or Merger Sub set forth in Article VI has failed to be true and correct, or if Acquiror or Merger Sub has failed to perform or comply with any covenant or agreement set forth in this Agreement, in each case, such that the condition specified in Section 10.3(a) or Section 10.3(b), as applicable, would not be satisfied at the Closing and (A) such failure, by its nature, could not be cured prior to the Outside Deadline through Acquiror’s exercise of its reasonable best efforts or (B) if curable, such failure has not been cured by five business days prior to the Outside Deadline; provided that the right to terminate this Agreement pursuant to this Section 11.1(c)(i) shall not be available to the Company at any time at which Acquiror would have the right to terminate this Agreement pursuant to Section 11.1(d)(i); or

(ii) if there has been a Modification in Recommendation.

(d) by Acquiror:

(i)  if any of the representations or warranties of the Company set forth in Article V has failed to be true and correct, or if the Company has failed to perform any covenant or agreement set forth in this Agreement, in each case, such that the condition specified in Section 10.2(a) or Section 10.2(b), as applicable, would not be satisfied at the Closing and (A) such failure, by its nature, could not be cured prior to the Outside Deadline through the Company’s exercise of its reasonable best efforts or (B) if curable, such failure has not been cured by five business days prior to the Outside Deadline; provided that the right to terminate this Agreement pursuant to this Section 11.1(d)(i) shall not be available to Acquiror at any time at which the Company would have the right to terminate this Agreement pursuant to Section 11.1(c)(i); or

(ii)      if the Company Stockholder Approval has not been obtained within ten Business Days after the Registration Statement has been declared effective by the SEC.

The Party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(a)) shall deliver a written notice of such termination to the other Parties specifying the provision hereof pursuant to which such termination is made and the factual basis therefor.

Section 11.2.     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Person, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any Fraud or Willful Breach of this Agreement occurring prior to such termination, except that the provisions of Section 1.1, Section 1.2, this Section 11.2, Article XII and (to the extent related to the foregoing) shall survive any termination of this Agreement and shall remain legal, valid, binding and enforceable obligations of the Parties in accordance with their respective terms.

Article XII

MISCELLANEOUS

Section 12.1.     Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 18, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities occurring substantially simultaneously with such initial public offering, and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that cash in the Trust Account may be disbursed only in the circumstances and to the Persons described in the Prospectus and in accordance with the Trust Agreement. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind (whether based on contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any negotiations, Contracts or agreements or transactions with Acquiror. Notwithstanding the foregoing sentence, (a) nothing herein shall limit or prohibit the Company’s right to pursue any claim against Acquiror for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance to consummate the Closing (including any claim for Acquiror to specifically perform its obligations under this Agreement to cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) at the Closing to the Company in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions or otherwise violate the Trust Agreement and (b) nothing herein shall limit or prohibit any claim that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any such funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 12.2.     Notices. All notices and other communications under this Agreement between the Parties shall be in writing and shall be deemed to have been duly given, delivered and received (i) when delivered in person, (ii) when delivered after posting in the U.S. mail, having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (provided that, if receipt has not been confirmed (excluding any automated reply, such as an out-of-office notification) then a copy shall be dispatched in the manner described in the preceding clause (iii) no later than 24 hours after such delivery by email) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (i), (ii) and (iii) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (i), (ii) or (iii), as applicable), addressed as follows:

(a)  If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Merger Effective Time, to:

B. Riley Principal 150 Merger Corp.

299 Park Avenue

21st Floor

New York, NY 10171

Attention:	Daniel Shribman

Mandy Lindly

Email:	dshribman@brileyfin.com mlindly@brileyfin.com

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Elliott Smith

Gary R. Silverman

 Morgan Hollins

Email:	elliott.smith@whitecase.com

gary.silverman@whitecase.com

morgan.hollins@whitecase.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Merger Effective Time, to:

FaZe Clan Inc.

1800 N Highland Avenue

Suite 600

Los Angeles, CA 90028

Attention:	Lee Trink

Tammy Brandt

Email:	lt@fazeclan.com

tb@fazeclan.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:	Allison R. Schneirov

Christopher M. Barlow

Email:	allison.schneirov@skadden.com

christopher.barlow@skadden.com

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.3.     Assignment. No Party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the Company and Acquiror, and any such assignment, delegation or transfer attempted in violation of this Section 12.3 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 12.4.     Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedy under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 8.7, and the Related Persons of each Party are intended third-party beneficiaries of, and may enforce, Section 12.6.

Section 12.5.     Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and shall pay all fees and expenses incurred by such Party in connection with this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, including all fees and disbursements of its legal counsel, financial advisers and accountants. If the Closing shall not occur, the Company shall be responsible for the Company Transaction Expenses, and Acquiror shall be responsible for the Acquiror Transaction Expenses. If the Closing shall occur, Acquiror shall (a) pay or cause to be paid, the Company Transaction Expenses, and (b) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (a) and (b), in accordance with Section 3.4(b). Any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 12.5 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 12.6.     Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of a jurisdiction other than the State of Delaware.

Section 12.7.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8.     Company and Acquiror Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter is a part of this Agreement as if fully set forth herein. Any disclosure set forth in a section or subsection of a Disclosure Letter shall be deemed to be (as applicable) an exception to, or a disclosure for purposes of, the representations, warranties, covenants or agreements, as the case may be, contained in, or other provisions of, the correspondingly numbered (and, if applicable, lettered) Section or subsection of this Agreement and each other representation, warranty, covenant, agreement or other provision of this Agreement to which the relevance of such disclosure is reasonable apparent on the face of such disclosure. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with any representation, warranty, covenant, agreement contained in, or other provision of, this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.9.     Entire Agreement. This Agreement (together with the Disclosure Letters), the Ancillary Agreements (as and when executed by the applicable parties thereto) and the Confidentiality Agreement constitute the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the Parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.10. Amendments. This Agreement may be amended or modified, in whole or in part, only by an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of the Parties hereto; provided that, after the Closing, any such amendment or modification shall also require the written consent of the holders of a majority of the Acquiror Class B Stock. Any purported amendment or modification of this Agreement effected in a manner that does not comply with the preceding sentence shall be void and of no effect.

Section 12.11. Waivers. Any Party may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of any other Party to be performed hereunder, (b) waive any inaccuracies in the representations and warranties of any other Party that are contained in this Agreement or (c) waive compliance by any other Party with any of the agreements or conditions contained in this Agreement, but, in the case of each of the foregoing clauses (a) through (c), such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized, executed and delivered by the Party granting such extension or waiver.

Section 12.12. Confidentiality; Publicity.

(a)  Acquiror acknowledges and agrees that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the Confidentiality Agreement, the provisions of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be permitted to disclose, to the extent required by the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information (as defined in the Confidentiality Agreement).

(b) Prior to the earlier of the Closing Date and the termination of this Agreement, none of Acquiror, any Acquiror Insider, the Company and any of their respective Affiliates or any Representative of any of the foregoing shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, unless the Company (in the case of such a public announcement or public communication desired to be made by Acquiror, any Acquiror Insider or any of their respective Affiliates or any Representative of any of the foregoing) or Acquiror (in the case of such a public announcement or public communication desired to be made by the Company or any of its Affiliates or any Representative of any of the foregoing), as applicable (which consent shall not be unreasonably withheld, conditioned or delayed) has first been provided with an opportunity to review and comment on the contents of such proposed public announcement or public communication, except if such public announcement or public communication is required by any Governmental Order or other applicable Law or the rules of any national securities exchange, in which case Acquiror or the Company, as applicable, shall use commercially reasonable efforts to provide the other such Party with such an opportunity to review and comment; provided, however, that nothing in this Section 12.2 shall (i) modify the obligations of Acquiror set forth in Section 9.2, (ii) restrict the ability of any Party (or any of its Affiliates) from making announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, customers, vendors and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential or (iii) restrict any Party (or any of its Affiliates) from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

Section 12.13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and enforceable under applicable Law, but, if any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.14. Jurisdiction; Waiver of Jury Trial.

(a)  Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16. Non-Recourse. Subject in all respects to the following sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only to the extent of the specific obligations set forth herein with respect to any Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), no Related Person or former, current or future Representative of any Party shall have any Liability for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise). Notwithstanding the foregoing, nothing in this Section 12.6 shall limit, amend or waive any rights or obligations of any party to any Ancillary Agreement.

Section 12.17. Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any such representation, warranty, covenant, obligation, agreement or other provision, shall survive the Closing, and each of them shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18. Conflicts and Privilege.

(a)  Each of the Parties, on its own behalf and on behalf of its Related Persons (including, after the Closing, the Surviving Corporation), hereby agree that, in the event that a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Securities of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “B. Riley Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the FaZe Group, on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the B. Riley Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the B. Riley Group, on the one hand, and White & Case, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the B. Riley Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Securities of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “FaZe Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the B. Riley Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) that represented the Company prior to the Closing may represent any member of the FaZe Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the FaZe Group, on the one hand, and Skadden, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the FaZe Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

B. RILEY PRINCIPAL 150 MERGER CORP.

By:	/s/ Daniel Shribman
	Name:	Daniel Shribman
	Title:	Chief Executive Officer and Chief Financial Officer

BRPM MERGER SUB, INC.

By:	/s/ Daniel Shribman
	Name:	Daniel Shribman
	Title:	President

FAZE CLAN INC.

By:	/s/ Lee Trink
	Name:	Lee Trink
	Title:	President and Chief Executive Officer

Exhibit A

Execution Copy

COMPANY SECURITYHOLDER SUPPORT AGREEMENT

This Company Securityholder Support Agreement (this “Agreement”), dated as of October 24, 2021, is entered into by and among B. Riley Principal 150 Merger Corp., a Delaware corporation (“Acquiror”), BRPM Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), FaZe Clan Inc., a Delaware corporation (the “Company”) and the Company securityholder party hereto (the “Securityholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Acquiror, Merger Sub, and the Company entered into that certain Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger and will be a wholly owned subsidiary of Acquiror;

WHEREAS, as of the date hereof, the Securityholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the number of shares of Company Common Stock and/or Company Preferred Stock (collectively, “Company Stock”) as set forth opposite the Securityholder’s name on Schedule A hereto (the “Owned Securities” and, together with any additional shares of Company Stock in which the Securityholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, collectively, the “Covered Securities”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement, the Securityholder is entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Acquiror, Merger Sub, the Company and the Securityholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3, the Securityholder, solely in his, her or its capacity as a Securityholder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Securityholder’s Covered Securities, to validly execute and deliver to the Company, on (or effective as of) the third (3rd) Business Day following the date that the Registration Statement is declared effective by the SEC, the written consent in substantially the form attached hereto as Exhibit A (with such modifications as may be mutually agreed by the Company and Acquiror and of which the Securityholder has been notified, provided such modifications are not materially adverse to the Securityholder) approving the Merger Agreement, the Merger, the Company Conversion and the other transactions contemplated by the Merger Agreement in respect of all of the Covered Securities. In addition, prior to the Termination Date (as defined below), the Securityholder, in his, her or its capacity as a Securityholder, irrevocably and unconditionally agrees that, at any other meeting of the securityholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in connection with any written consent of securityholders of the Company, the Securityholder shall, and shall cause any other holder of record of any of the Securityholder’s Covered Securities to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Covered Securities to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Securities owned as of the record date for such meeting (or the date that any written consent is executed by the Securityholder) in favor of (i) the adoption of the Merger Agreement, the Merger, the Company Conversion and the other transactions contemplated by the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement and (ii) any proposal to adjourn such meeting at which there is a proposal for securityholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Company Stock present in person or represented by proxy at such meeting to constitute a quorum; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting , or validly execute and return and cause such consent to be granted with respect to, all of the Covered Securities against any Acquisition Proposal and any other action that would reasonably be expected to (i) impede, frustrate, prevent, interfere with, nullify, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, (iii) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled, (iv) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Securityholder contained in this Agreement, or (v) change in any manner the voting rights of any class of Company Stock (including by any amendment to the Company Governing Documents), the exercise provisions of the Company Warrants, or the conversion provisions of the Company Convertible Notes, except pursuant to any arrangements entered into on or prior to the date hereof that have been reviewed by Acquiror.

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2. No Inconsistent Agreements. The Securityholder hereby covenants and agrees that the Securityholder shall not, at any time prior to the Termination Date: (a) enter into any voting agreement or voting trust with respect to any of the Covered Securities that is inconsistent with the Securityholder’s obligations pursuant to this Agreement; (b) grant a proxy or power of attorney with respect to any of the Covered Securities that is inconsistent with the Securityholder’s obligations pursuant to this Agreement; or (c) enter into any agreement or undertaking or take any action that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination.

(a) This Agreement shall terminate upon the earliest of: (i) the Merger Effective Time; (ii) the valid termination of the Merger Agreement in accordance with its terms and (iii) the time this Agreement is terminated upon the mutual written agreement of Acquiror, Merger Sub, the Company and the Securityholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”).

(b) Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, that (i) in the case of any termination pursuant to Section 3(a)(i), the provisions set forth in this Section 3 and in Sections 9 through 24 shall survive the termination of this Agreement and (ii) in the case of any termination pursuant to Section 3(a)(ii), (iii) or (iv), the provisions set forth in this Section 3 and in Sections 14 to 24 shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of this Agreement prior to such termination.

(c) The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

4. Representations and Warranties of the Securityholder. The Securityholder hereby represents and warrants to Acquiror as to itself as follows:

(a) The Securityholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Securities, free and clear of Liens other than as created by (i) this Agreement; (ii) applicable securities Laws; (iii) the Company Governing Documents; and (iv) the Securityholder Agreements (as defined below). As of the date hereof, other than the Owned Securities, the Securityholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

(b) The Securityholder, except as provided in this Agreement or in the Securityholder Agreements, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Securities; (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Securities that is inconsistent with the Securityholder’s obligations pursuant to this Agreement; (iii) has not granted a proxy or power of attorney with respect to any of the Covered Securities that is inconsistent with the Securityholder’s obligations pursuant to this Agreement; and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

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(c) The Securityholder affirms that (i) if the Securityholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Securityholder is not a natural person, (A) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Securityholder and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of the Securityholder enforceable against the Securityholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Securityholder from, or to be given by the Securityholder to, or be made by the Securityholder with, any Governmental Authority in connection with the execution, delivery and performance by the Securityholder of this Agreement or the consummation of the transactions contemplated hereby, other than those set forth as conditions to closing in the Merger Agreement.

(e) The execution, delivery and performance of this Agreement by the Securityholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in: (i) a breach or violation of, or a default under, the governing documents of the Securityholder, to the extent applicable; (ii) with or without notice, lapse of time or both, a material breach or material violation of, a termination (or right of termination) of or a material default under, the loss of any material benefit under, the creation, modification or acceleration of any obligations under, or the creation of a Lien (other than under this Agreement, the Merger Agreement or any other Ancillary Agreement) on any of the Owned Securities, any Contract to which the Securityholder is a party or by which the Securityholder is bound or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Securityholder is subject; or (iii) any material change in the rights or obligations of any party under any Contract legally binding upon the Securityholder, except, in the case of clause (i), (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Securityholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) As of the date of this Agreement, (i) there is no Action pending against the Securityholder or, to the knowledge of the Securityholder, threatened against the Securityholder and (ii) the Securityholder is not a party to or subject to the provisions of any Governmental Order, in each case, that questions the beneficial or record ownership of the Securityholder’s Owned Securities or the validity of this Agreement or would reasonably be expected to prevent or materially delay, impair or adversely affect the performance by the Securityholder of its obligations under this Agreement.

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(g) The Securityholder is a sophisticated investor and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror, Merger Sub, or the Company and based on such information as such Securityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Securityholder acknowledges that Acquiror, Merger Sub, and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Securityholder acknowledges that the agreements contained herein with respect to the Covered Securities held by such Securityholder are irrevocable. The Securityholder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

(h) The Securityholder understands and acknowledges that Acquiror (i) entered into the Merger Agreement in reliance upon the Securityholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Securityholder contained herein and (ii) will continue to fulfill its obligations under the Merger Agreement, subject to the terms and conditions provided therein, in reliance upon the Securityholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Securityholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Securityholder, on behalf of the Securityholder.

5. Certain Covenants of the Securityholder. Except in accordance with the terms of this Agreement, the Securityholder hereby covenants and agrees as follows:

(a) Other than as contemplated by the Merger Agreement or the other Ancillary Agreements, the Securityholder hereby agrees not to, directly or indirectly, (x) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Covered Securities, or (y) take any action that would have the effect of preventing the Securityholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer (i) to an Affiliate of the Securityholder or, if the Securityholder is an individual, by gift to any member of the Securityholder’s immediate family or to a trust, partnership, limited liability company, or other similar estate planning vehicle for the benefit of the Securityholder or any member of the Securityholder’s immediate family, (ii) if the Securityholder is an individual, by will, by the laws of intestacy or by other similar operation of law, (iii) to any other Company Securityholder and (iv) by gift to a charity or not-for-profit organization (a “Permitted Transfer”); provided, further, that any such Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Securityholder under, and be bound by all of the terms of, this Agreement and any Permitted Transfer shall not relieve the Securityholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(a) (with respect to the Covered Securities shall be null and void.

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(b) The Securityholder will cause any director on the Company Board designated by such Securityholder pursuant to a Contract or otherwise, to resign, effective upon the Merger Effective Time.

(c) The Securityholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6. Company Related Parties. Notwithstanding anything in this Agreement to the contrary: (i) the Securityholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”); and (ii) the Securityholder makes no representations or warranties with respect to the actions of any of the Company Related Parties.

7. Termination of Certain Agreements. The Company and the Securityholder hereby acknowledge and agree that each of the agreements listed on Schedule B attached hereto (collectively, the “Securityholder Agreements”), shall, contingent upon the approval of the requisite securityholders of the Company and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Merger Effective Time, and each Securityholder hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the Merger Agreement.

8. Standstill. From the date of this Agreement until the Termination Date, the Securityholder shall not engage in any transaction involving the securities of Acquiror without Acquiror’s prior written consent (which consent shall not be unreasonably, withheld, conditioned, or delayed).

9. Waiver of Appraisal Rights. The Securityholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”)

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10. Further Assurances. From time to time, at Acquiror’s request and without further consideration, the Securityholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Securityholder further agrees not to commence or participate in, and shall cause its Affiliates not to and shall direct its representatives not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns (a) relating to the negotiation, execution, delivery, validity or enforceability of this Agreement, the Merger Agreement (including the Per Share Merger Consideration) or the consummation of the transactions contemplated hereby and thereby, (b) that alleges that the execution and delivery of this Agreement by a Securityholder breaches any duty that such Securityholder has (or may be alleged to have) to the Company or to the other holders of Covered Securities, or (c) that seeks Appraisal Rights in connection with the Merger.

11. Disclosure. Each Securityholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by applicable securities Laws or the SEC or any other securities authorities or any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror, the Securityholder’s identity and ownership of the Covered Securities, a copy of this Agreement, and the nature of the Securityholder’s obligations under this Agreement. The Securityholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

12. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Securities” and “Covered Securities” shall be deemed to refer to and include such shares as well as all the stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

13. Amendment and Modification. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement.

14. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

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15. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

if to a Securityholder, to the address or addresses listed on Schedule A hereto, with a copy (which shall not constitute notice) to:

[●]
[Address]
[Address]
Attention:	[●]
E-mail:	[●]

if to the Company:

FaZe Clan Inc.
1800 N Highland Avenue
Suite 600
Los Angeles, CA 90028
Attention:	Lee Trink
Tammy Brandt
Email:	lt@fazeclan.com
tb@fazeclan.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Allison R. Schneirov
Christopher M. Barlow
Email:	allison.schneirov@skadden.com
christopher.barlow@skadden.com

if to Acquiror or Merger Sub:

B. Riley Principal 150 Merger Corp.
299 Park Avenue
21st Floor
New York, NY 10171
Attention:	Daniel Shribman
Mandy Lindly
Email:	dshribman@brileyfin.com
mlindly@brileyfin.com

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with a copy to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Elliott Smith
Gary R. Silverman
Morgan Hollins
Email:	elliott.smith@whitecase.com
gary.silverman@whitecase.com
morgan.hollins@whitecase.com

16. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror, Merger Sub or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Securities of the Securityholder. All rights, ownership and economic benefits of and relating to the Covered Securities of the Securityholder shall remain fully vested in and belong to the Securityholder, and none of Acquiror, Merger Sub or the Company shall have no authority to direct the Securityholder in the voting or disposition of any of the Securityholder’s Covered Securities, except as otherwise provided herein.

17. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between, or have been relied on by, the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.

18. No Third-Party Beneficiaries. Each Securityholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror and Merger Sub in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

19. Governing Law and Venue; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

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(b) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 19.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

21. Enforcement. The parties hereto agree that irreparable damage could occur in the event that the Securityholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Acquiror shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which Acquiror is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, the Securityholder shall allege, and the Securityholder hereby waives the defense, that there is an adequate remedy at law, and the Securityholder agrees to waive any requirement for the securing or posting of any bond in connection therewith. Any and all remedies herein expressly conferred upon Acquiror will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon Acquiror, and the exercise by Acquiror of any one remedy will not preclude the exercise of any other remedy.

22. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

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23. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Interpretation and Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

25. Capacity as a Securityholder. Notwithstanding anything herein to the contrary, the Securityholder signs this Agreement solely in the Securityholder’s capacity as a Securityholder of the Company, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of the Securityholder (or any affiliate, employee or designee of the Securityholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

B. RILEY PRINCIPAL 150 MERGER CORP.

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer

[BRPM MERGER SUB, INC.]

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	President

FAZE CLAN, INC.

By:	/s/ Lee Trink
Name:	Lee Trink
Title:	President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

[SECURITYHOLDER]

[Signature Page to Voting and Support Agreement]

Schedule A

Securityholder Information

Securityholder Name	Physical Address for Notice	Email Address for Notice	Class/Series of Company Stock, Warrants, or Convertible Notes	Number of Shares

Schedule B

Securityholder Agreements

1. Voting Agreement, dated as of December 24, 2019, by and among the Company and other parties thereto.

2. Investors’ Rights Agreement, dated as of December 24, 2019, by and among the Company and the other parties thereto.

3. Right of First Refusal and Co-Sale Agreement, dated as of December 24, 2019, by and among the Company and other parties thereto.

4. Restated Shareholders Agreement, dated as of December 20, 2019, as amended, by and among the Company and other parties thereto.

Exhibit A

Form of Written Consent

[See attached.]

Exhibit B

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Sponsor Support Agreement”), dated as of October 24, 2021, is entered into by and between B. Riley Principal 150 Sponsor Co., LLC, a Delaware limited liability company (“Sponsor”), B. Riley Principal 150 Merger Corp., a Delaware corporation (“Acquiror”), and FaZe Clan Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Sponsor Support Agreement, Acquiror, the Company, and BRPM Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”), will enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Acquiror (the “Merger”);

WHEREAS, Sponsor owns (i) an aggregate of 4,312,500 shares of Acquiror’s Class B common stock, par value $0.0001 per share (the “Acquiror Class B Stock”), (ii) an aggregate of 520,000 private placement units of Acquiror (“Acquiror Private Units”) consisting of (x) 520,000 shares of Acquiror’s Class A common stock, par value $0.0001 per share (“Acquiror Class A Stock”), and (y) an aggregate of 173,333 redeemable warrants of Acquiror exercisable for an aggregate of 173,333 shares of Acquiror Class A Stock at an initial exercise price of $11.50 per share (“Acquiror Private Warrants”, and the Acquiror Class B Stock, Acquiror Class A Stock (including the Acquiror Class A Stock underlying the Acquiror Private Warrants), Acquiror Private Warrants, and any other equity securities of Acquiror that Sponsor acquires record or beneficial ownership of after the date hereof until the earlier of the Closing Date or the termination of this Sponsor Support Agreement, collectively, the “Subject Acquiror Equity Securities”);

WHEREAS, concurrently with the execution of this Sponsor Support Agreement, Acquiror has entered into subscription agreements with investors for the private placement of an aggregate of $118,000,000 of Acquiror Class A Stock (the “PIPE Investment”), with the closing of the PIPE Investment contingent upon the closing of the Merger;

WHEREAS, Sponsor has agreed to invest at least $20 million in the PIPE Investment as well as to backstop the PIPE Investment by committing to purchase any portion of the PIPE Investment, up to $100,000,000, not purchased by other third party investors (the “Third Party PIPE Investors”) through the execution of a binding subscription agreement;

WHEREAS, pursuant to Section 4.3(b) of the Amended and Restated Certificate of Incorporation of the Acquiror, dated February 18, 2021, as corrected on May 20, 2021 (the “Acquiror Charter”), the written consent or agreement of holders of a majority of the Acquiror Class B Stock outstanding is required to waive the anti-dilution and conversion rights set forth in Section 4.3(b) of the Acquiror Charter;

WHEREAS, Sponsor is the sole owner of the outstanding shares of the Acquiror Class B Stock and, in connection with the Merger and the PIPE Investment, Sponsor has agreed to waive the anti-dilution and conversion rights set forth in Section 4.3(b) of the Acquiror Charter;

WHEREAS, as a material inducement to the Company to enter into the Merger Agreement, Sponsor has agreed to subject certain securities of Acquiror owned by it to certain vesting provisions and transfer restrictions, each as set forth in this Sponsor Support Agreement; and

WHEREAS, the Merger Agreement contemplates that Sponsor will vote all of its voting Subject Acquiror Equity Securities in favor of approval of the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.	Sponsor PIPE Commitment and Backstop.

(a)	Sponsor hereby irrevocably agrees to subscribe for and purchase, or to cause an Affiliate or designee to subscribe for and purchase, and Acquiror hereby irrevocably agrees to issue and sell to Sponsor or its Affiliate or designee, a number of shares of Acquiror Class A Stock, upon the same terms and conditions, including price per share, as the Third Party PIPE Investors (provided that the price per share paid by Sponsor shall not exceed $10.00), for an aggregate purchase price in cash equal to at least $20,000,000.

(b)	In the event that at the time of the Closing of the Merger, the amount in cash actually received by Acquiror from the PIPE Investment is less than $100,000,000, Sponsor hereby irrevocably agrees to subscribe for and purchase, or to cause an Affiliate or designee to subscribe for and purchase, and Acquiror hereby irrevocably agrees to issue and sell to Sponsor or its Affiliate or designee, a number of shares of Acquiror Class A Stock, upon the same terms and conditions, including price per share, as the Third Party PIPE Investors (provided that the price per share paid by Sponsor shall not exceed $10.00), for an aggregate purchase price in cash to cause the PIPE Investment actually received by Acquiror at Closing to equal $100,000,000, inclusive of Sponsor’s investment under Section 2(a) above (the “Closing Backstop”).

(c)	The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably deem to be practical and necessary in order to consummate the Closing Backstop as contemplated by this Section 2.

3.	Waiver. Immediately prior to, and conditioned upon, the filing of the Pubco Charter and the Merger Effective Time, (a) Sponsor shall, automatically and without any further action by Sponsor or Acquiror, irrevocably waive its rights under the anti-dilution and conversion provisions of Section 4.3(b)(ii) of the Acquiror Charter with respect to each share of Acquiror Class B Stock held as of the date hereof (including waiving any anti-dilution and conversion rights of Sponsor in connection with the transactions contemplated by the Merger Agreement and any issuance of Acquiror Class A Stock in connection with the PIPE Investment) and (b) each of the shares of Acquiror Class B Stock held by Sponsor as of the date hereof shall convert into shares of Acquiror Class A Stock on a one-to-one basis in accordance with the provisions of Section 4.3(b)(i) of the Acquiror Charter (with the Acquiror Class B Stock as converted referred to herein as the “Sponsor Shares”).

4.	Sponsor Earn-Out.

(a)	At the Merger Effective Time, following the conversion of Acquiror Class B Stock into Sponsor Shares, (x) an aggregate of 2,156,250 Sponsor Shares held by Sponsor shall be fully vested and (y) an aggregate of 2,156,250 Sponsor Shares held by Sponsor (the securities in clause (y), the “Sponsor Earn-Out Shares”) shall be subject to vesting or forfeiture, as applicable, during the five-year period beginning on the date that is 90 days after the Closing Date and ending on the fifth anniversary of the Closing Date (such period, the “Earn-Out Period”) as follows:

(i)	If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is equal to or greater than $12.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earn-Out Achievement Date”), one-third (1/3) of the Sponsor Earn-Out Shares (the “First Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 on the First Earn-Out Achievement Date.

(ii)	If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is equal to or greater than $14.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earn-Out Achievement Date”), one-third (1/3) of the Sponsor Earn-Out Shares (the “Second Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 on the Second Earn-Out Achievement Date.

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(iii)	If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is equal to or greater than $16.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earn-Out Achievement Date”), one-third (1/3) of the Sponsor Earn-Out Shares (the “Third Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 on the Third Earn-Out Achievement Date.

(b)	If the Second Earn-Out Achievement Date occurs at a time when the First Earn-Out Shares have not vested, then the First Earn-Out Shares and Second Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 as of the Second Earn-Out Achievement Date; if the Third Earn-Out Achievement Date occurs at a time when the Second Earn-Out Shares have not vested, then the Second Earn-Out Shares and Third Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 as of the Third Earn-Out Achievement Date; and if the Third Earn-Out Achievement Date occurs at a time when the First Earn-Out Shares and Second Earn-Out Shares have not vested, then all of the Sponsor Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 as of the Third Earn-Out Achievement Date.

(c)	If, during the Earn-Out Period, the Acquiror Common Stock outstanding as of immediately following the Merger Effective Time shall have been changed into a different number of shares or a different class, then the applicable VWAP per share specified in each of Section 4(a)(i), Section 4(a)(ii) and Section 4(a)(iii) shall be adjusted to maintain the same economic correlation between (x) the $10.00 per share deemed price at which the Per Share Merger Consideration is issued pursuant to the Merger Agreement and (y) each respective VWAP per share specified in each of Section 4(a)(i), Section 4(a)(ii) and Section 4(a)(iii), respectively.

(d)	In the event that there is an Acquiror Sale during the Earn-Out Period, then, to the extent that the holders of Acquiror Common Stock receive an Acquiror Sale Price that is greater than or equal to the applicable VWAP per share of Acquiror Common Stock specified in Section 4(a)(i), Section 4(a)(ii) or Section 4(a)(iii) (subject to Section 4(c)), any Sponsor Earn-Out Shares that have not previously vested in accordance with Section 4(a)(i), Section 4(a)(ii) or Section 4(a)(iii), as applicable, shall be deemed to have vested immediately prior to the closing of such Acquiror Sale, and the holder of any Sponsor Earn-Out Shares deemed vested pursuant to this Section 4(d) shall be eligible to participate in such Acquiror Sale with respect to such Sponsor Earn-Out Shares on the same terms, and subject to the same conditions, as apply to the holders of Acquiror Common Stock generally. Upon the consummation of an Acquiror Sale, the Earn-Out Period shall terminate.

(e)	If, upon the expiration or termination of the Earn-Out Period, the vesting of any of the Sponsor Earn-Out Shares has not occurred, then the applicable Sponsor Earn-Out Shares that failed to vest pursuant to Section 4(a)(i), Section 4(a)(ii), Section 4(a)(iii) or Section 4(d), as applicable, will be automatically forfeited and transferred to Acquiror for no consideration, and no Person (other than Acquiror) shall have any further right with respect thereto. Upon the occurrence of a forfeiture event, Acquiror will provide its transfer agent documentary evidence of the number of shares being forfeited (the “Forfeited Shares”) and will instruct its transfer agent to transfer the Forfeited Shares.

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(f)	For so long as any Sponsor Earn-Out Share remains subject to the vesting and forfeiture conditions specified in this Section 4, the holder of such Sponsor Earn-Out Share shall be entitled to (i) exercise the voting rights carried by such Sponsor Earn-Out Share and (ii) receive the amount of any dividends or other distributions in respect of such Sponsor Earn-Out Share only when and to the extent that such Sponsor Earn-Out Share vests in accordance with this Section 4; provided, that any such dividends or other distributions in respect of a Sponsor Earn-Out Share shall be treated as income of the holder of such Sponsor Earn-Out Share for U.S. federal, state, and local income tax purposes, whether or not distributed during a particular year to the holder and, to the extent required under the provisions of the Code and applicable U.S. state and local income tax law, the holder shall be responsible for all taxes imposed on such income (subject to the right to receive a customary tax distribution as described below). If any dividends or distributions are paid or made in respect of such Sponsor Earn-Out Share during the Earn-Out Period, Acquiror shall (x) retain such dividends and distributions and (y) establish an escrow into which such dividends and distributions shall be deposited and invested for the benefit of the holder of such Sponsor Earn-Out Share as and to the extent determined in good faith by Acquiror, in each case until the applicable Sponsor Earn-Out Share vests in accordance with this Section 4; provided, however, that the terms of such escrow shall provide for customary tax distributions or disbursements to such holder in an amount reasonably necessary to satisfy any tax liabilities that may be imposed on such holder as a result of the payment or making of any such dividends or distributions and the accrual of any interest, income or earnings thereon during the term of such escrow. To the extent that such Sponsor Earn-Out Share fails to vest in accordance with this Section 4 prior to the expiration of the Earn-Out Period, any dividends or distributions paid or made in respect thereof (and any interest, income or earnings that accrue thereon) shall be forfeited to Acquiror for no consideration, and no Person (other than Acquiror) shall have any further right with respect thereto.

(g)	During the Earn-Out Period, stop transfer orders shall be placed against the Sponsor Earn-Out Shares and each certificate or book entry position statement evidencing Sponsor Earn-Out Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VESTING THRESHOLDS AS SET FORTH IN A SPONSOR SUPPORT AGREEMENT, DATED AS OF OCTOBER 24, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH SPONSOR SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

5.	No Transfer; Sponsor Shares Lock-Up.

(a)	During the period commencing on the date hereof and ending on the earlier of the Closing Date or earlier termination of the Merger Agreement, Sponsor shall not directly or indirectly Transfer, except for Permitted Transfers (as each term is defined below), the Acquiror Class B Stock (or any shares of Acquiror Class A Stock issuable upon conversion thereof) or Acquiror Private Units (or the securities underlying the Acquiror Private Units). As used in this Sponsor Support Agreement, “Transfer” shall mean the following: (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii). As used in this Sponsor Support Agreement, “Permitted Transfer” shall mean a Transfer by Sponsor or any of its Permitted Transferees: (A) to Acquiror’s officers or directors, any affiliate or family member of any of Acquiror’s officers or directors, any members of Sponsor or any affiliate of Sponsor; (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by virtue of the laws of the State of Delaware or Sponsor’s limited liability company agreement upon dissolution of Sponsor; or (F) in the event of Acquiror’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror’s stockholders having the right to exchange their capital stock of Acquiror for cash, securities or other property subsequent to the Closing Date; provided, that any such Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Acquiror, to assume all of the obligations of Sponsor under, and be bound by all of the terms of, this Sponsor Support Agreement. As used in this Sponsor Support Agreement, “Permitted Transferee” shall mean any Person to whom Sponsor or any other Permitted Transferee effects a Permitted Transfer.

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(b)	From the Closing Date until the earlier of (i) with respect to 862,500 Sponsor Shares only, in the event that the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is equal to or greater than $20.00 for any 20 Trading Days within any period of 30 consecutive Trading Days beginning 90 days following the Closing Date, the date when the foregoing is first satisfied, (ii) the date that is one year after the Closing Date, (iii) in the event that the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is equal to or greater than $15.00 for any 20 Trading Days within any period of 30 consecutive Trading Days beginning 150 days after Closing, the date that is six months after the Closing Date, or (iv) the date on which Acquiror completes an Acquiror Sale (such period, the “Lock-Up Period”), Sponsor shall not, directly or indirectly, Transfer, or enter into any Contract or option with respect to the Transfer of, any of the Sponsor Shares except for Permitted Transfers; provided, that any such Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Acquiror, to assume all of the obligations of Sponsor under, and be bound by all of the terms of, this Sponsor Support Agreement.

(c)	If any Transfer of Sponsor Shares is made or attempted contrary to the provisions of this Sponsor Support Agreement, such purported Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Sponsor Shares as an equity holder for any purpose.

(d)	During the Lock-Up Period, stop transfer orders shall be placed against the Sponsor Shares and each certificate or book entry position statement evidencing Sponsor Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SPONSOR SUPPORT AGREEMENT, DATED AS OF OCTOBER 24, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH SPONSOR SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e)	Subject to Section 4, (i) Sponsor shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, the Sponsor Shares, and (ii) the restrictions contained in this Section 5 shall not apply to any securities other than the Sponsor Shares, including but not limited to the Acquiror Private Warrants and Acquiror Class A Stock comprising the Acquiror Private Units and the Acquiror Class A Stock purchased by Sponsor in the PIPE Investment.

(f)	The parties to this Sponsor Support Agreement hereby acknowledge that Sponsor is a party to that certain letter agreement between Acquiror and Sponsor dated as of February 18, 2021 (“Sponsor Letter Agreement”), and agree that the transfer restrictions set forth in this Section 5 expressly supersede the transfer restrictions set forth in the Sponsor Letter Agreement.

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6.	Agreement to Vote. Sponsor hereby agrees that from the date hereof until the earlier of the Closing Date or earlier termination of the Merger Agreement, Sponsor shall:

(a)	vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the stockholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought, all of Sponsor’s voting Subject Acquiror Equity Securities (i) in favor of the Transaction Proposals, (ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror with a third party (other than the Merger Agreement and the transactions contemplated thereby), (iii) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the transactions contemplated thereby, and (iv) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Sponsor Support Agreement, the Merger Agreement or the transactions contemplated thereby (including, without limitation, any action that would result in (x) a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement or (y) any of the conditions set forth in Article X of the Merger Agreement not being fulfilled) or (2) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;

(b)	appear at any meeting of the stockholders of Acquiror, however called, or at any adjournment thereof, in person or by proxy, or otherwise cause all of such holder’s voting Subject Acquiror Equity Securities to be counted as present thereat for purposes of establishing a quorum;

(c)	not redeem, elect to redeem or tender or submit any of its Subject Acquiror Equity Securities for redemption in connection with the Merger Agreement or the transactions contemplated thereby; and

(d)	not commit or agree to take any action inconsistent with the foregoing.

7.	Sponsor Representations and Warranties. Sponsor hereby represents and warrants to the Company and Acquiror as of the date hereof as follows:

(a)	Sponsor is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Subject Acquiror Equity Securities, free and clear of Liens other than as created by (i) this Sponsor Support Agreement; (ii) applicable securities laws; and (iii) the Acquiror Governing Documents. As of the date hereof, other than the 4,312,500 shares of Acquiror Class B Stock and the 520,000 Acquiror Private Units (the “Owned Securities”), Sponsor does not own beneficially or of record any shares of capital stock of Acquiror (or any securities convertible into shares of capital stock of Acquiror) or any interest therein.

(b)	Sponsor, except as provided in this Sponsor Support Agreement, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Subject Acquiror Equity Securities; (ii) has not entered into any voting agreement or voting trust with respect to any of the Subject Acquiror Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Sponsor Support Agreement; (iii) has not granted a proxy or power of attorney with respect to any of the Subject Acquiror Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Sponsor Support Agreement; and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, Sponsor’s obligations pursuant to this Sponsor Support Agreement.

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(c)	Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Sponsor Support Agreement and to consummate the transactions contemplated hereby. This Sponsor Support Agreement has been duly executed and delivered by Sponsor and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of Sponsor enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)	The execution and delivery of this Sponsor Support Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, or applicable law to which Sponsor or the Subject Acquiror Equity Securities is subject as of the date hereof, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or any Subject Acquiror Equity Securities in effect as of the date hereof), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Support Agreement.

(e)	As of the date of this Sponsor Support Agreement, (i) there is no Action pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor and (ii) Sponsor is not a party to or subject to the provisions of any Governmental Order, in each case, that questions the beneficial or record ownership of the Owned Securities or the validity of this Sponsor Support Agreement or would reasonably be expected to prevent or materially delay, impair or adversely affect the performance by Sponsor of its obligations under this Sponsor Support Agreement.

8.	Acquiror Stockholder Approval; Minimizing Redemptions. Acquiror and Sponsor shall use their respective reasonable best efforts to secure and obtain the Acquiror Stockholder Approval and to minimize the Acquiror Share Redemption Amount.

9.	Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in Acquiror’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the term “Subject Acquiror Equity Securities” shall be deemed to refer to and include such shares as well as all the stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10.	Further Assurances. Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably requested by Acquiror or the Company or reasonably necessary under applicable laws to effect the actions and consummate the transactions contemplated by this Sponsor Support Agreement.

11.	No Inconsistent Agreements. Sponsor hereby covenants and agrees that Sponsor shall not, at any time prior to the termination of this Sponsor Support Agreement pursuant to its terms: (a) enter into any voting agreement or voting trust with respect to any of the Subject Acquiror Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Sponsor Support Agreement; (b) grant a proxy or power of attorney with respect to any of the Subject Acquiror Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Sponsor Support Agreement; or (c) enter into any agreement or undertaking or take any action that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, Sponsor’s obligations pursuant to this Sponsor Support Agreement.

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12.	Miscellaneous.

(a)	Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (i) when delivered in person; (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (iii) when delivered by FedEx or other nationally recognized overnight delivery service; or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

if to Sponsor or Acquiror to:

B. Riley Principal 150 Merger Corp.

299 Park Avenue

21st Floor

New York, NY 10171

Attention:	Daniel Shribman
Mandy Lindly
Email:	dshribman@brileyfin.com
mlindly@brileyfin.com

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Elliott Smith
Gary R. Silverman
Morgan Hollins
Email:	elliott.smith@whitecase.com
gary.silverman@whitecase.com
morgan.hollins@whitecase.com

if to the Company to:

FaZe Clan Inc.

1800 N Highland Avenue

Suite 600

Los Angeles, CA 90028

Attention:	Lee Trink
Tammy Brandt
Email:	lt@fazeclan.com
tb@fazeclan.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:	Allison R. Schneirov
Christopher M. Barlow
Email:	allison.schneirov@skadden.com
christopher.barlow@skadden.com

(b)	Successors and Assigns. This Sponsor Support Agreement and all of the terms hereof are binding on and shall inure to the benefit of the parties hereto and their respective beneficiaries, heirs, legatees and other statutorily designated representatives and permitted successors and assigns. Sponsor also understands that this Sponsor Support Agreement, once executed, is irrevocable and binding, and if Sponsor Transfers any shares of Acquiror Class B Stock held by Sponsor as of the date of this Sponsor Support Agreement prior to giving effect to the waiver and conversion pursuant to Section 3 above, or Transfers any of the Sponsor Shares after giving effect to the waiver and conversion pursuant to Section 3 above or any of the Acquiror Private Warrants pursuant to the terms hereof, the transferee shall execute a joinder to this Sponsor Support Agreement in a form reasonably acceptable to the Acquiror and the Company. Each of Acquiror and the Company may freely assign any or all of its rights under this Sponsor Support Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Sponsor.

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(c)	Entire Agreement. This Sponsor Support Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

(d)	Amendments and Waivers. This Sponsor Support Agreement may be amended or modified only with the written consent of Acquiror, the Company, and Sponsor. The observance of any term of this Sponsor Support Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Sponsor Support Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(e)	Termination. In the event that the Merger Agreement is terminated in accordance with its terms prior to the Merger Effective Time, this Sponsor Support Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(f)	Counterparts. This Sponsor Support Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(g)	Severability. Whenever possible, each provision of this Sponsor Support Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Sponsor Support Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Sponsor Support Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Sponsor Support Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Sponsor Support Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(h)	Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Sponsor Support Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Sponsor Support Agreement shall be brought and enforced in the courts of the State of Delaware or the federal courts located in the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

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(i)	Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR SUPPORT AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR SUPPORT AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR SUPPORT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(I).

(j)	Enforcement. The parties hereto agree that irreparable damage could occur in the event that Sponsor did not perform any of the provisions of this Sponsor Support Agreement in accordance with their specific terms or otherwise breached any such provisions and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each of the Company and Acquiror shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Sponsor Support Agreement and to specific enforcement of the terms and provisions of this Sponsor Support Agreement, in addition to any other remedy to which the Company and/or Acquiror is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Support Agreement, Sponsor shall not allege, and Sponsor hereby waives the defense, that there is an adequate remedy at law, and Sponsor agrees to waive any requirement for the securing or posting of any bond in connection therewith. Any and all remedies herein expressly conferred upon the Company and/or Acquiror will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon the Company and/or Acquiror, and the exercise by the Company and/or Acquiror of any one remedy will not preclude the exercise of any other remedy.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

B. RILEY PRINCIPAL 150 SPONSOR CO., LLC

By:	/s/ Daniel Shribman
	Name:	Daniel Shribman

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley

By:	/s/ Nicholas Hammerschlag
	Name:	Nicholas Hammerschlag

By:	/s/ Ross Levinsohn
	Name:	Ross Levinsohn

By:	/s/ Samuel McBride
	Name:	Samuel McBride

B. RILEY PRINCIPAL 150 MERGER CORP.

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer

FAZE CLAN INC.

By:	/s/ Lee Trink
Name:	Lee Trink
Title:	President and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

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Exhibit E

certificate of merger
for the Merger of
BRPM MERGER SUB, Inc.
with and into
FAZE CLAN INC.

October 24, 2021

Pursuant to Section 251(c) of the

General Corporation Law of the State of Delaware

FaZe Clan Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of BRPM Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	The Company’s name is FaZe Clan Inc., and it was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 5, 2016. Merger Sub’s name is BRPM Merger Sub Inc., and it is incorporated pursuant to the DGCL. The Company and Merger Sub are the constituent corporations in the Merger.

SECOND:	An Agreement and Plan of Merger, dated as of October 24, 2021, has been approved, adopted, executed and acknowledged by the Company and by Merger Sub in accordance with Section 251(c) of the DGCL.

THIRD:	The name of the Surviving Corporation of the Merger shall be FaZe Clan Inc. (the “Surviving Corporation”).

FOURTH:	Upon the effectiveness of the filing of this Certificate of Merger, the Certificate of Incorporation of the Company attached hereto as Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions of the DGCL.

FIFTH:	The Surviving Corporation shall be a corporation formed and existing under the laws of the State of Delaware.

SIXTH:	The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation at 1800 N Highland Avenue, Suite 600, Los Angeles, CA 90028.

SEVENTH:	A copy of the executed Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

EIGHTH:	The Merger shall become effective immediately upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Sections 103 and 251(c) of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, FaZe Clan Inc. has caused this Certificate of Merger to be executed in its corporate name by its duly authorized officer as of the date first above written.

FAZE CLAN INC.

By:	/s/ Lee Trink
	Name:	Lee Trink
	Title:	President and Chief Executive Officer

[Signature Page to Certificate of Merger]

EXHIBIT a

Certificate of Incorporation of the Surviving Corporation

[See attached]

Amended and restated
certificate of incorporation

of

FAZE CLAN INC.

article i

The name of the corporation is FaZe Clan Inc. (the “Company”).

article II

The registered agent and the address of the registered office in the State of Delaware are:

Interstate Agent Services, LLC
3500 South DuPont Highway
Dover, DE 19901
County of Kent

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The aggregate number of shares which the Company shall have authority to issue is one thousand (1,000) shares of capital stock, all of which shall be designated “Common Stock” and have a par value of $0.0001 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Company is expressly authorized to make, amend or repeal Bylaws of the Company.

ARTICLE VI

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Company.

ARTICLE VII

No director of the Company shall have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this ARTICLE VII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE VII, shall not adversely affect any right or protection of a director of the Company with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

The Company shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this ARTICLE VIII shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Company of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under this ARTICLE VIII. The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this ARTICLE VIII to directors and officers of the Company. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this ARTICLE VIII by the stockholders of the Company shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Company (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Amended and Restated Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer or stockholder governed by the internal affairs doctrine; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Chancery Court (or such other state or federal court located within the State of Delaware) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this ARTICLE IX.

The existence of any prior consent to an alternate forum shall not act as a waiver of the Company’s ongoing consent right as set forth above in this ARTICLE IX.

* * * *

Exhibit F

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

B. RILEY PRINCIPAL 150 MERGER CORP.

B. Riley Principal 150 Merger Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “B. Riley Principal 150 Merger Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 22, 2020 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on February 18, 2021, and a certificate of correction to the Amended and Restated Certificate (the “Certificate of Correction”) was filed with the Secretary of State of the State of Delaware on May 20, 2021.

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Amended and Restated Certificate, as corrected by the Certificate of Correction, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate shall become effective in accordance with the DGCL immediately upon filing with Secretary of State of Delaware (the “Effective Time”).

4. Effective upon the Effective Time, each share of Class A Common Stock, par value $0.001 per share, of the Corporation that was issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Class A Common Stock”) shall automatically and immediately be reclassified into one share of Common Stock (as defined below), without further action of any holder of the Old Class A Common Stock. Any stock certificate or book entry representing shares of Old Class A Common Stock shall thereafter represent a number of whole shares of Common Stock into which such shares of Old Class A Common Stock shall have been reclassified.

5. The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

The name of the corporation is FaZe Holdings Inc. (the “Corporation”). The Corporation was originally incorporated under the name B. Riley Principal 150 Merger Corp., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on June 22, 2020, as amended and restated on February 18, 2021 by the Amended and Restated Certificate, as corrected on May 20, 2021 by the Certificate of Correction.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, State of Delaware 19901, and the name of its registered agent at such address is Interstate Agent Services, LLC.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 501,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 500,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 1,000,000, having a par value of $0.0001 per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the special rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) and no vote of the holders of any class or series of the Common Stock voting separately as a class shall be required therefor.

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3. Dividends. Subject to applicable law and the special rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the special rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) and no vote of the holders of any class or series of the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock).

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ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the Effective Time; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Second Amended and Restated Certificate. No decrease in the number of directors shall shorten the term of any incumbent director.

B. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

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E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this ARTICLE VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this ARTICLE VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any actions is hereby specifically denied. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting. The ability of the stockholders to call a special meeting of the stockholders of the Corporation is hereby specifically denied.

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C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this ARTICLE VIII, or the adoption of any provision of this Second Amended and Restated Certificate inconsistent with this ARTICLE VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this ARTICLE VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this ARTICLE IX shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this ARTICLE IX. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this ARTICLE IX to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Second Amended and Restated Certificate, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this ARTICLE IX by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Second Amended and Restated Certificate, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE X

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Second Amended and Restated Certificate (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Chancery Court (or such other state or federal court located within the State of Delaware) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. Notwithstanding the foregoing, the provisions of this ARTICLE X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim for which the federal courts of the United States have exclusive jurisdiction.

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D. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this ARTICLE X.

E. The existence of any prior consent to an alternate forum shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this ARTICLE X.

ARTICLE XI

A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: ARTICLE V(B), ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, ARTICLE X and this ARTICLE XI.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, B. Riley Principal 150 Merger Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

B. Riley Principal 150 Merger Corp.

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer

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Exhibit G

Amended and Restated Bylaws

of

FaZe Holdings Inc.

(a Delaware corporation)

i

5.5	Vacancies in Offices.	15
5.6	Representation of Shares of Other Corporations.	15
5.7	Authority and Duties of Officers.	16
5.8	Compensation.	16
Article VI - Records		16
Article VII - General Matters		16
7.1	Execution of Corporate Contracts and Instruments.	16
7.2	Stock Certificates.	16
7.3	Special Designation of Certificates.	17
7.4	Lost Certificates.	17
7.5	Shares Without Certificates	17
7.6	Construction; Definitions.	18
7.7	Dividends.	18
7.8	Fiscal Year.	18
7.9	Seal.	18
7.10	Transfer of Stock.	18
7.11	Stock Transfer Agreements.	18
7.12	Lock-Up.	19
7.13	Registered Stockholders.	22
7.14	Waiver of Notice.	22
Article VIII - Notice		22
8.1	Delivery of Notice; Notice by Electronic Transmission.	22
Article IX - Indemnification		23
9.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.	23
9.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.	24
9.3	Authorization of Indemnification.	24
9.4	Good Faith Defined.	24
9.5	Indemnification by a Court.	25
9.6	Expenses Payable in Advance.	25
9.7	Nonexclusivity of Indemnification and Advancement of Expenses.	25
9.8	Insurance.	25
9.9	Certain Definitions.	26
9.10	Survival of Indemnification and Advancement of Expenses.	26
9.11	Limitation on Indemnification.	26
9.12	Indemnification of Employees and Agents.	26
9.13	Primacy of Indemnification.	27
Article X - Amendments		27
Article XI - Definitions		27

ii

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of FaZe Holdings Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting.    A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

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(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [●]); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

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(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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(g) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(a) Except for directors elected in accordance with Section 3.4 hereof by the Board to fill a vacancy or newly-created directorship or as otherwise required by applicable law or stock exchange regulation, and subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(i) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (2) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

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(ii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (1) the conclusion of the time period for Timely Notice, (2) the date set forth in Section 2.5 (b), or (3) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section  2.4(c)(ii), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section  2.6(a).

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For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(a) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

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(b) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(c) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(d) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable.    The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

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2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

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Such inspectors shall:

(a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(b) count all votes or ballots;

(c) count and tabulate all votes;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(e) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly prohibits, in accordance with Section 116 of the DGCL, the use of an electronic transmission for the delivery of information and documents to the Corporation required by this Article II to the fullest extent permitted by the DGCL.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

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3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. The Board may, in its sole discretion, determine that a regular meeting of the Board shall not be held at any place, but may instead be held solely by means of remote communication. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

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Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile or electronic mail; or

(d) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records. The Board may, in its sole discretion, determine that a special meeting of the Board shall not be held at any place, but may instead be held solely by means of remote communication.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum; Voting.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

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Article IV - Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(a) Section 3.5 (place of meetings; meetings by telephone);

(b) Section 3.6 (regular meetings);

(c) Section 3.7 (special meetings; notice);

(d) Section 3.9 (board action without a meeting); and

(e) Section 7.14 (waiver of notice),

 with changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Any officer may be removed, either with or without cause, by the Board or, except in the case of an officer appointed by the Board, by any officer upon whom such power of removal may be conferred by the Board.

 Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

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5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board or a committee thereof. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

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The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate, or upon the books and records of the Corporation in the case of uncertificated shares, either the full text of the restriction or a statement of the existence of such restriction.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

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7.6  Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

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7.12 Lock-Up.

(a) Subject to Section 7.12(b), the holders (the “Current Lock-up Holders”) of shares of common stock, par value $0.0001 per share, of the Corporation (the “Corporation Common Stock”) issued (i) as consideration pursuant to the merger of BRPM Merger Sub, Inc., a Delaware corporation, with and into FaZe Clan Inc., a Delaware corporation, in accordance with the Agreement and Plan of Merger, dated as of October 24, 2021, by and among FaZe Holdings Inc. (f/k/a B. Riley Principal 150 Merger Corp.), BRPM Merger Sub, Inc. and FaZe Clan Inc. (such agreement, the “Merger Agreement”, and such transaction, the “FaZe Transaction”), including the Earn-Out Shares (as such term is defined in the Merger Agreement) or (ii) to directors, officers and employees of the Corporation or its subsidiaries upon the settlement or exercise of restricted stock award, stock options or other equity awards outstanding as of immediately following the closing of the FaZe Transaction in respect of awards of FaZe Clan Inc. outstanding immediately prior to the closing of the FaZe Transaction (such shares referred to in Section 7.12(a)(ii), the “FaZe Equity Award Shares”), which holders include the Current Lock-up Holders’ Permitted Transferees and direct or indirect Permitted Transferees of any such holders (collectively, the “Additional Lock-up Holders”, and together with the Current Lock-up Holders, the “Lock-up Holders”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 7.12(a), the Lock-up Holders may Transfer the Lock-up Shares during the Lock-up Period (a) as a bona fide gift or charitable contribution; (b) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-up Holder or any other person with whom such Lock-up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (c) by will or intestate succession upon the death of the Lock-up Holder; (d) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (e) if such Lock-up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (I) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control with the Lock-up Holder, or (II) to partners, limited liability company members or stockholders of the Lock-up Holder, including, for the avoidance of doubt, where the Lock-up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (f) if such Lock-up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (g) to the Corporation’s officers, directors or their affiliates; (h) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (a) through (g) of this Section 7.12(b); (i) as a pledge of shares of Corporation Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Lock-up Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers; provided further that neither the Corporation nor its counsel shall be required to take any action, or refrain from taking any action, in connection with any such pledge; (j) in the event of completion of a Corporation Sale; (k) to the Corporation in connection with the repurchase of such Lock-up Holder’s shares in connection with the termination of the Lock-up Holder’s employment with the Corporation pursuant to contractual agreements with the Corporation; (l) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Corporation Common Stock or the vesting of Corporation stock-based awards (for the avoidance of doubt, any shares of Corporation Common Stock issued upon such exercise, other than the shares that are Transferred to satisfy tax withholding obligations in connection with such exercise, shall be subject to the Lock-up); or (m) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Corporation Common Stock (for the avoidance of doubt, any shares of Corporation Common Stock issued upon such exercise, other than the shares that are Transferred in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to such exercise, shall be subject to the Lock-up).

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(c) Notwithstanding the other provisions set forth in this Section 7.12 or any other provision contained herein, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth in this Section 7.12, whether in whole or in part; provided, that, during the Lock-up Period, any such waiver, amendment or repeal of any Lock-up obligations set forth in Section 7.12, and any waiver, amendment or repeal of this Section 7.12(c), shall require the unanimous approval of the directors present at any meeting at which a quorum is present or approval of the Board by unanimous written consent.

(d) For purposes of this Section 7.12:

(i) the term “Corporation Sale” means (A) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that results in any Third-Party Purchaser acquiring beneficial ownership of Equity Securities of the Corporation that represent more than 50% of (1) the issued and outstanding shares of Corporation Common Stock or (2) the combined voting power of the then-outstanding voting Equity Securities of the Corporation, (B) any transaction or series of transactions constituting a merger, consolidation, reorganization or other business combination, however effected, following which the members of the Board or the board of directors of FaZe Clan Inc. immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent company thereof, or (C) any sale, transfer or other disposition to a Third-Party Purchaser of all or more than 50% of the assets (by value), or assets generating at least 50% of the gross revenues or net income, of the Corporation and its subsidiaries on a consolidated basis (other than any sale, transfer or other disposition of property or assets in the ordinary course of business). For clarity, the preceding clause (A) shall include any merger or consolidation of the Corporation with any Person if immediately after the consummation of such merger or consolidation, the Corporation Common Stock outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the combined voting power of all of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent company thereof;

(ii) the term “Equity Security” means, with respect to any Person, any share of capital stock of, or other equity interest in, such Person or any security exercisable or exchangeable for, or convertible into, any share of capital stock of, or other equity interest (including any security exercisable or exchangeable for, or convertible into, any share of capital stock or other equity interest) in, such Person, including any warrant, option, convertible or exchangeable note or debenture, profits interest or phantom equity right, whether voting or non-voting;

(iii) the term “Lock-up Period” means the period beginning on the closing date of the FaZe Transaction and ending on the earlier of (A) with respect to 20% of the Lock-up Shares held by each Lock-up Holder, in the event that the VWAP per share of Corporation Common Stock at any point during the trading hours of a Trading Day is equal to or greater than $20.00 for any 20 Trading Days within any period of 30 consecutive Trading Days beginning 90 days following the closing date of the FaZe Transaction, the date when the foregoing is first satisfied, (B) the date that is 180 days after the closing date of the FaZe Transaction and (C) the date on which the Corporation completes a Corporation Sale; for the avoidance of doubt, the Lock-up Period for any Lock-up Shares for which the Lock-up Period has not ended on the date that is 180 days after the closing date of the FaZe Transaction shall end on such 180th day after the closing date of the FaZe Transaction;

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(iv) the term “Lock-up Shares” means the shares of Corporation Common Stock held by the Lock-up Holders immediately following the closing of the Merger (other than shares of Corporation Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Corporation Common Stock occurs on or after the closing of the Merger) and the FaZe Equity Award Shares; provided, that, for clarity, shares of Corporation Common Stock issued in connection with the PIPE Investment (as referenced in the Merger Agreement) shall not constitute Lock-up Shares;

(v) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(b);

(vi) the term “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

(vii) the term “Third-Party Purchaser” means any Person (other than the Corporation or any wholly owned subsidiary of the Corporation or Person of which the Corporation is a wholly owned subsidiary) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons;

(viii) the term “Trading Day” means any day on which Corporation Common Stock is actually traded on the principal securities exchange or securities market on which Corporation Common Stock is then traded;

(ix) the term “Transfer” means, (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Lock-up Share, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Share, whether any such transaction is to be settled by delivery of such Lock-up Shares, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B); and

(x) the term “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of FaZe Clan Inc. and B. Riley Principal 150 Sponsor Co., LLC.

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7.13 Registered Stockholders.

The Corporation:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.14 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

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Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(b) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(c) if by any other form of electronic transmission, when directed to the stockholder.

 Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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9.2  Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

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9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.2 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6 Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

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9.9 Certain Definitions.

For purposes of this Article IX , references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX , references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10  Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.

9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

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9.13 Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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27

Exhibit H

Amended and restated
certificate of incorporation

of

FAZE CLAN INC.

article i

The name of the corporation is FaZe Clan Inc. (the “Company”).

article II

The registered agent and the address of the registered office in the State of Delaware are:

Interstate Agent Services, LLC
3500 South DuPont Highway
Dover, DE 19901
County of Kent

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The aggregate number of shares which the Company shall have authority to issue is one thousand (1,000) shares of capital stock, all of which shall be designated “Common Stock” and have a par value of $0.0001 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Company is expressly authorized to make, amend or repeal Bylaws of the Company.

ARTICLE VI

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Company.

ARTICLE VII

No director of the Company shall have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this ARTICLE VII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE VII, shall not adversely affect any right or protection of a director of the Company with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

The Company shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this ARTICLE VIII shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Company of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under this ARTICLE VIII. The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this ARTICLE VIII to directors and officers of the Company. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this ARTICLE VIII by the stockholders of the Company shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Company (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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ARTICLE IX

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Amended and Restated Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer or stockholder governed by the internal affairs doctrine; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Chancery Court (or such other state or federal court located within the State of Delaware) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this ARTICLE IX.

The existence of any prior consent to an alternate forum shall not act as a waiver of the Company’s ongoing consent right as set forth above in this ARTICLE IX.

* * * *

3

Exhibit I

AMENDED AND RESTATED BYLAWS

OF

FAZE CLAN INC.

	ARTICLE I

	corporate offices

1.1	Offices	1

	ARTICLE II

	Meetings of stockholders

2.1	Place of Meeting	1
2.2	Annual Meeting	1
2.3	Special Meeting	1
2.4	Notice Of Stockholders’ Meetings	2
2.5	Manner Of Giving Notice; Affidavit Of Notice	2
2.6	Quorum	2
2.7	Adjourned Meeting; Notice	2
2.8	Organization; Conduct of Business	3
2.9	Voting	3
2.10	Waiver Of Notice	3
2.11	Stockholder Action By Written Consent Without A Meeting	4
2.12	Record Date For Stockholder Notice; Voting; Giving Consents	4
2.13	Proxies	5

	ARTICLE III

	DIRECTORS

3.1	Powers	6
3.2	Number Of Directors	6
3.3	Election, Qualification And Term Of Office Of Directors	6
3.4	Resignation And Vacancies	6
3.5	Place Of Meetings; Meetings By Telephone	7
3.6	Regular Meetings	7
3.7	Special Meetings; Notice	7
3.8	Quorum	7
3.9	Waiver Of Notice	8
3.10	Board Action By Written Consent Without A Meeting	8
3.11	Fees And Compensation Of Directors	8
3.12	Approval Of Loans To Officers	9
3.13	Removal Of Directors	9
3.14	Chairperson Of The Board Of Directors	9

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	ARTICLE IV

	COMMITTEES

4.1	Committees Of Directors	9
4.2	Committee Minutes	10
4.3	Meetings And Action Of Committees	10

	ARTICLE V

	OFFICERS

5.1	Officers	10
5.2	Appointment Of Officers	10
5.3	Subordinate Officers	10
5.4	Removal And Resignation Of Officers	10
5.5	Vacancies In Offices	11
5.6	Chief Executive Officer	11
5.7	President	11
5.8	Vice Presidents	11
5.9	Secretary	12
5.10	Chief Financial Officer	12
5.11	Treasurer	13
5.12	Representation Of Shares Of Other Corporations	13
5.13	Authority And Duties Of Officers	13

	ARTICLE VI

	INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

6.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.	13
6.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.	14
6.3	Authorization of Indemnification.	14
6.4	Good Faith Defined.	15
6.5	Indemnification by a Court.	15
6.6	Expenses Payable in Advance.	15
6.7	Nonexclusivity of Indemnification and Advancement of Expenses.	16
6.8	Insurance.	16
6.9	Certain Definitions.	16
6.10	Survival of Indemnification and Advancement of Expenses.	17
6.11	Limitation on Indemnification.	17
6.12	Indemnification of Employees and Agents.	17
6.13	Primacy of Indemnification.	17

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	ARTICLE VII

	RECORDS AND REPORTS

7.1	Maintenance And Inspection Of Records	18
7.2	Inspection By Directors	18

	ARTICLE VIII

	GENERAL MATTERS

8.1	Checks	18
8.2	Execution Of Corporate Contracts And Instruments	19
8.3	Stock Certificates and Notices; Uncertificated Stock; Partly Paid Shares	19
8.4	Special Designation On Certificates and Notices of Issuance	19
8.5	Lost Certificates	20
8.6	Construction; Definitions	20
8.7	Dividends	20
8.8	Fiscal Year	20
8.9	Transfer Of Stock	20
8.10	Stock Transfer Agreements	21
8.11	Stockholders of Record	21
8.12	Facsimile or Electronic Signature	21

	ARTICLE IX

	AMENDMENTS

iii

AMENDED AND RESTATED BYLAWS

OF

FAZE CLAN INC.

ARTICLE I

corporate offices

1.1 Offices

In addition to the corporation’s registered office set forth in the certificate of incorporation, the Board of Directors may at any time establish other offices at any place or places where the corporation is qualified to do business.

ARTICLE II

Meetings of stockholders

2.1 Place of Meeting

Meetings of stockholders shall be held at any place, within or outside the state of Delaware, designated by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the registered office of the corporation.

2.2 Annual Meeting

The annual meeting of stockholders shall be held on such date, time and place, either within or without the state of Delaware, as may be designated by resolution of the Board of Directors each year. At the meeting, directors shall be elected and any other proper business may be transacted.

2.3 Special Meeting

A special meeting of the stockholders may be called at any time by the Board of Directors, the chairperson of the board, the chief executive officer, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

If a special meeting is called by any person or persons other than the Board of Directors, the chairperson of the board, the chief executive officer or the president, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by email, fax, telegraphic or other facsimile or electronic transmission to the chairperson of the board, the chief executive officer, the president or the secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The officer receiving the request shall cause notice to be promptly given to the stockholders entitled to vote, in accordance with the provisions of Sections 2.4 and 2.5, that a meeting will be held at the time requested by the person or persons calling the meeting, not more than 60 days after the receipt of the request. If the notice is not given within 20 days after the receipt of the request, the person or persons requesting the meeting may give the notice. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4 Notice Of Stockholders’ Meetings

Unless otherwise provided by law, all notices of meetings with stockholders shall be in writing and shall be sent or otherwise given in accordance with Section 2.5 not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting. The notice shall specify the place (if any), date and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5 Manner Of Giving Notice; Affidavit Of Notice

Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic mail or other electronic transmission, in the manner provided in Section 232 of the DGCL. An affidavit of the secretary or an assistant secretary or of the transfer agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6 Quorum

The holders of a majority of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting or (b) holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, shall have power to adjourn the meeting to another place (if any), date or time.

2.7 Adjourned Meeting; Notice

When a meeting is adjourned to another place (if any), date or time, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place (if any), thereof and the means of remote communications (if any) by which stockholders and proxyholders may be deemed to be present and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the place (if any), date and time of the adjourned meeting and the means of remote communications (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

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2.8 Organization; Conduct of Business

Such person as the Board of Directors may have designated or, in the absence of such a person, the chief executive officer, or in his or her absence, the president or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairperson of the meeting. In the absence of the secretary of the corporation, the secretary of the meeting shall be such person as the chairperson of the meeting appoints.

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including the manner of voting and the conduct of business. The date and time of opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

2.9 Voting

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

2.10 Waiver Of Notice

Whenever notice is required to be given under any provision of the DGCL or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice, or any waiver of notice by electronic transmission, unless so required by the certificate of incorporation or these bylaws.

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2.11 Stockholder Action By Written Consent Without A Meeting

Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is (a) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (b) delivered to the corporation in accordance with Section 228(a) of the DGCL.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the corporation in the manner prescribed in this Section 2.11. A telegram, cablegram, electronic mail or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for purposes of this Section 2.11 to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the DGCL.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing (including by electronic mail or other electronic transmission as permitted by law). If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given as provided in Section 228 of the DGCL.

2.12 Record Date For Stockholder Notice; Voting; Giving Consents

(a) In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than 60 days prior to such other action.

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(b) If the Board of Directors does not so fix a record date: (1) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.12 at the adjourned meeting.

2.13 Proxies

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by an instrument in writing or by an electronic transmission permitted by law filed with the secretary of the corporation, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, facsimile, electronic or telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the DGCL.

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ARTICLE III

DIRECTORS

3.1 Powers

Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

3.2 Number Of Directors

The total number of directors constituting the Board of Directors shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

3.3 Election, Qualification And Term Of Office Of Directors

Except as provided in Section 3.4, and unless otherwise provided in the certificate of incorporation, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws, wherein other qualifications for directors may be prescribed. Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Unless otherwise specified in the certificate of incorporation, elections of directors need not be by written ballot.

3.4 Resignation And Vacancies

Any director may resign at any time upon written notice to the attention of the Secretary of the corporation. Any vacancy or newly created directorship may be filled with the consent of a majority of the directors then in office (including any directors that have tendered a resignation effective at a future date and even though less than a quorum), or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced by a vote of the stockholders.

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

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3.5 Place Of Meetings; Meetings By Telephone

The Board of Directors of the corporation may hold meetings, both regular and special, either within or outside the state of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 Regular Meetings

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

3.7 Special Meetings; Notice

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the board, the chief executive officer, the president, the secretary or any two directors.

Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail, facsimile, electronic transmission, or telegram, charges prepaid, addressed to each director at that director’s address as it is shown on the records of the corporation. If the notice is mailed, it shall be deposited in the United States mail at least 4 days before the time of the holding of the meeting. If the notice is delivered personally or by facsimile, electronic transmission, telephone or telegram, it shall be delivered at least 24 hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting. The notice need not specify the place of the meeting, if the meeting is to be held at the principal executive office of the corporation. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.8 Quorum

At all meetings of the Board of Directors, a majority of the total number of duly elected directors then in office (but in no case less than 1/3 of the total number of authorized directors) shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

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A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 Waiver Of Notice

Whenever notice is required to be given under any provision of the DGCL or of the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

3.10 Board Action By Written Consent Without A Meeting

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

3.11 Fees And Compensation Of Directors

No director of the corporation shall be entitled to receive any compensation in connection with such service to the corporation, unless approved in advance by the Board of Directors and the holders of a majority of the issued and outstanding capital stock of the corporation. No such compensation, if any, shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

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3.12 Approval Of Loans To Officers

The corporation shall not lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, unless approved in advance by the Board of Directors and the holders of a majority of the issued and outstanding capital stock of the corporation after finding that such loan, guaranty or assistance would reasonably be expected to benefit the corporation.

3.13 Removal Of Directors

Unless otherwise restricted by statute, by the certificate of incorporation or by these bylaws, any director or the entire Board of Directors may be removed, with or without cause, by, and only by, the affirmative vote of the holders of the shares of common stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of common stock represented at the meeting or pursuant to written consent.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

3.14 Chairperson Of The Board Of Directors

The corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors who shall not be considered an officer of the corporation.

ARTICLE IV

COMMITTEES

4.1 Committees Of Directors

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporate Law of Delaware to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the corporation.

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4.2 Committee Minutes

Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

4.3 Meetings And Action Of Committees

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Section 3.5 (place of meetings and meetings by telephone), Section 3.6 (regular meetings), Section 3.7 (special meetings and notice), Section 3.8 (quorum), Section 3.9 (waiver of notice), and Section 3.10 (action without a meeting), with such changes in the context of such provisions as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board of Directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

ARTICLE V

OFFICERS

5.1 Officers

The officers of the corporation shall be a president and a secretary. The corporation may also have, at the discretion of the Board of Directors, a chief executive officer, a chief financial officer, a treasurer, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of Section 5.3. Any number of offices may be held by the same person.

5.2 Appointment Of Officers

The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5, shall be appointed by the Board of Directors.

5.3 Subordinate Officers

The Board of Directors may appoint, or empower the chief executive officer or the president to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.

5.4 Removal And Resignation Of Officers

Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the board or, except in the case of an officer appointed by the Board of Directors, by any officer upon whom the power of removal is conferred by the Board of Directors.

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Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights (if any) of the corporation under any contract to which the officer is a party.

5.5 Vacancies In Offices

Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

5.6 Chief Executive Officer

Subject to such supervisory powers (if any) as may be given by the Board of Directors to the chairperson of the board (if any), the chief executive officer of the corporation (if such an officer is appointed) shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the corporation and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these bylaws.

The person serving as chief executive officer shall also be the acting president of the corporation whenever no other person is then serving in such capacity.

5.7 President

Subject to such supervisory powers (if any) as may be given by the Board of Directors to the chairperson of the board (if any) or the chief executive officer, the president shall have general supervision, direction, and control of the business and other officers of the corporation. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation and such other powers and duties as may be prescribed by the Board of Directors or these bylaws.

The person serving as president shall also be the acting chief executive officer, secretary or treasurer of the corporation, as applicable, whenever no other person is then serving in such capacity.

5.8 Vice Presidents

In the absence or disability of the chief executive officer and president, the vice presidents (if any) in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these bylaws, the president or the chairperson of the board.

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5.9 Secretary

The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.

The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates (if any) evidencing such shares, and the number and date of cancellation of every certificate (if any) surrendered for cancellation.

The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required to be given by law or by these bylaws. He or she shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these bylaws.

5.10 Chief Financial Officer

The chief financial officer (if such an officer is appointed) shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any member of the Board of Directors.

The chief financial officer shall render to the chief executive officer, the president, or the Board of Directors, upon request, an account of all his or her transactions as chief financial officer and of the financial condition of the corporation. He or she shall have the general powers and duties usually vested in the office of chief financial officer of a corporation and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these bylaws.

The person serving as the chief financial officer shall also be the acting treasurer of the corporation whenever no other person is then serving in such capacity. Subject to such supervisory powers (if any) as may be given by the Board of Directors to another officer of the corporation, the chief financial officer shall supervise and direct the responsibilities of the treasurer whenever someone other than the chief financial officer is serving as treasurer of the corporation.

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5.11 Treasurer

The treasurer (if such an officer is appointed) shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records with respect to all bank accounts, deposit accounts, cash management accounts and other investment accounts of the corporation. The books of account shall at all reasonable times be open to inspection by any member of the Board of Directors.

The treasurer shall deposit, or cause to be deposited, all moneys and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the corporation as may be ordered by the Board of Directors and shall render to the chief financial officer, the chief executive officer, the president or the Board of Directors, upon request, an account of all his or her transactions as treasurer. He or she shall have the general powers and duties usually vested in the office of treasurer of a corporation and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these bylaws.

The person serving as the treasurer shall also be the acting chief financial officer of the corporation whenever no other person is then serving in such capacity.

5.12 Representation Of Shares Of Other Corporations

The chairperson of the board, the chief executive officer, the president, any vice president, the chief financial officer, the secretary or assistant secretary of this corporation, or any other person authorized by the Board of Directors or the chief executive officer or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

5.13 Authority And Duties Of Officers

In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the Board of Directors.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

6.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 6.3, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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6.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 6.3, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

6.3 Authorization of Indemnification.

Any indemnification under this ARTICLE VI (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.1 or Section 6.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the corporation. To the extent, however, that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

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6.4 Good Faith Defined.

For purposes of any determination under Section 6.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the corporation or another enterprise, or on information supplied to such person by the officers of the corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the corporation or another enterprise or on information or records given or reports made to the corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or another enterprise. The provisions of this Section 6.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 6.1 or Section 6.2, as the case may be.

6.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 6.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 6.1 or Section 6.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.2 or Section 6.2, as the case may be. Neither a contrary determination in the specific case under Section 6.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this ARTICLE VI shall be given to the corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

6.6 Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this ARTICLE VI. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

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6.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the corporation that indemnification of the persons specified in Section 6.1 or Section 6.2 shall be made to the fullest extent permitted by law. The provisions of this ARTICLE VI shall not be deemed to preclude the indemnification of any person who is not specified in Section 6.1 or Section 6.2 but whom the corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

6.8 Insurance.

The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this ARTICLE VI.

6.9 Certain Definitions.

For purposes of this ARTICLE VI, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this ARTICLE VI shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. For purposes of this ARTICLE VI, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this ARTICLE VI.

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6.10  Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

6.11 Limitation on Indemnification.

Notwithstanding anything contained in this ARTICLE VI to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 6.5), the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the corporation.

6.12 Indemnification of Employees and Agents.

The corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this ARTICLE VI to directors and officers of the corporation.

6.13 Primacy of Indemnification.

(a) Notwithstanding that a director, officer, employee or agent of the corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the corporation. Notwithstanding anything to the contrary herein, the obligations of the corporation under this Section 6.13 shall only apply to Covered Persons in their capacity as Covered Persons.

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ARTICLE VII

RECORDS AND REPORTS

7.1 Maintenance And Inspection Of Records

The corporation shall, either at its principal executive offices or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books, and other records.

A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in each such stockholder’s name, shall be open to the examination of any such stockholder for a period of at least 10 days prior to the meeting in the manner provided by law. The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

7.2 Inspection By Directors

Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

ARTICLE VIII

GENERAL MATTERS

8.1 Checks

From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

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8.2 Execution Of Corporate Contracts And Instruments

The Board of Directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.3 Stock Certificates and Notices; Uncertificated Stock; Partly Paid Shares

The shares of the corporation shall be uncertificated (or, if approved by the Board of Directors, certificated), in each case as provided under Delaware law, and shall be entered in the books of the corporation and recorded as they are issued. Any duly appointed officer of the corporation is authorized to sign share certificates, if applicable. Any or all of the signatures on any certificate, if applicable, may be a facsimile or electronic signature. In case any officer, transfer agent or registrar who has signed or whose facsimile or electronic signature has been placed upon a certificate, if applicable, has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Within a reasonable time after the issuance or transfer of uncertificated stock and upon the request of a stockholder, the corporation shall send to the record owner thereof a written notice that shall set forth the name of the corporation, that the corporation is organized under the laws of Delaware, the name of the stockholder, the number and class (and the designation of the series, if any) of the shares, and any restrictions on the transfer or registration of such shares of stock imposed by the corporation’s certificate of incorporation, these bylaws, any agreement among stockholders or any agreement between stockholders and the corporation.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate (if any) issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.4 Special Designation On Certificates and Notices of Issuance

If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, if applicable, or the notice of issuance to the record owner of uncertificated stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, if applicable, or the notice of issuance to the record owner of uncertificated stock, or the purchase agreement for such stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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8.5 Lost Certificates

Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate, if applicable, unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or notice of uncertificated stock in the place of any certificate previously issued by it, if applicable, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.6 Construction; Definitions

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

8.7 Dividends

The directors of the corporation, subject to any restrictions contained in (a) the DGCL or (b) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

8.8 Fiscal Year

The fiscal year of the corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

8.9 Transfer Of Stock

Upon receipt by the corporation or the transfer agent of the corporation of proper transfer instructions from the record holder of uncertificated shares or upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, if applicable, it shall be the duty of the corporation to issue a new certificate or, in the case of uncertificated securities and upon request, a notice of issuance of shares, to the person entitled thereto, cancel the old certificate (if any) and record the transaction in its books.

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8.10 Stock Transfer Agreements

The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

8.11 Stockholders of Record

The corporation shall be entitled to recognize the exclusive right of a person recorded on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person recorded on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

8.12 Facsimile or Electronic Signature

In addition to the provisions for use of facsimile or electronic signatures elsewhere specifically authorized in these bylaws, facsimile or electronic signatures of any stockholder, director or officer of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

ARTICLE IX

AMENDMENTS

The Bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal Bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.

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Exhibit J

FAZE HOLDINGS INC.
2022 OMNIBUS INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the FaZe Holdings Inc. 2022 Omnibus Incentive Plan (the “Plan”). The purposes of the Plan are to provide an additional incentive to selected officers, employees, partners, non-employee directors, independent contractors, and consultants of the Company or its Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards, Substitute Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee, in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus, Other Stock-Based Award, Cash Award or Substitute Award granted under the Plan.

(d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan. Each Participant who is granted an Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion.

(e) “Base Price” has the meaning set forth in Section 8(b) hereof.

(f) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(g) “Board” means the Board of Directors of the Company.

(h) “Bylaws” means the amended and restated bylaws of the Company, as may be further amended and/or restated from time to time.

(i) “Cash Award” means an Award granted pursuant to Section 12 hereof.

(j) “Cause” means, except as provided in the applicable Award Agreement or in any individual employment, service or severance agreement with the Participant or, if any such agreement does not define “Cause,” Cause means (i) the commission of an act of fraud or dishonesty by the Participant in the course of the Participant’s employment or service; (ii) the indictment of, or conviction of, or entering of a plea of nolo contendere by, the Participant for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the Participant’s performance of his or her duties in connection with the Participant’s employment by or service to the Company (including any Subsidiary or Affiliate for whom the Participant may be employed by or providing services to at the time) or the Participant’s failure to comply with any of the restrictive covenants to which the Participant is subject; (v) the Participant’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time, provided that the Participant shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure; or (vi) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedies the failure referenced in this clause (vi) no later than ten (10) days following delivery to the Participant of a written notice from the Company (including any of its Subsidiaries or Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (vi)).

(k) “Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, as may be further amended and/or restated from time to time.

(l) “Change in Capitalization” means: any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event; (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, or other property), stock split, reverse stock split, subdivision or consolidation; (iii) combination or exchange of shares; or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 hereof is appropriate.

(m) “Change in Control” means an event set forth in any one of the following paragraphs shall have occurred:

(i) any Person (or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below;

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(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

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Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred as a result of any transaction or series of integrated transactions following which any Continuing FaZe Person or any group of Continuing FaZe Persons possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (or any successor thereto), whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the Board or the board of directors or similar body governing the affairs of any successor to the Company, and (ii) for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(o) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Certificate of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p) “Common Stock” means the common stock, par value $[●] per share, of the Company.

(q) “Company” means FaZe Holdings Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(r) “Continuing FaZe Person” means, immediately prior to and immediately following any relevant date of determination, (A) the Company or any of its Affiliates or (B)(i) an individual who is a current or former director or other employee of the Company any of its Subsidiaries, (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the controlling interests, (iii) any Person that is a family member of such individual or individuals or (iv) any trust, foundation or other estate planning vehicle for which such individual acts as a trustee or beneficiary.

(s) “Effective Date” has the meaning set forth in Section 20 hereof.

(t) “Eligible Recipient” means an officer, employee, partner, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an employee, partner, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

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(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(v) “Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase such shares of Common Stock issuable upon the exercise of such Option.

(w) “Fair Market Value” of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, that except as otherwise provided herein, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock or other security on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share of Common Stock or other security in such over-the-counter market for the last preceding date on which there was a sale of such share of Common Stock or other security in such market.

(x) “Free Standing Right” has the meaning set forth in Section 8(a) hereof.

(y) “Fully-Diluted Shares” means, as of any given date, the sum of (a) the shares of capital stock of the Company outstanding on such date, (b) the shares of capital stock of the Company subject to compensatory equity awards (including stock options and restricted stock units) outstanding on such date, with (i) performance-based compensatory equity awards calculated at the “target” level of performance and (ii) shares of capital stock of the Company subject to stock options calculated on a “net exercised” basis as of the applicable date, assuming shares of capital stock of the Company are surrendered having a Fair Market Value on such date equal to the exercise price of such options (rounded up to the nearest whole share, and determined without regard to the vested status of the stock option) and (c) the shares of capital stock of the Company issuable upon the exercise or settlement of other equity securities with respect to which shares of capital stock of the Company have not actually been issued and the conversion of all convertible securities into shares of capital stock of the Company, in each case, counted on an as-converted basis; provided, however, that shares of capital stock of the Company subject to warrants outstanding on such date shall not be included in the determination of Fully-Diluted Shares.

(z) “Good Reason” has the meaning assigned to such term in the applicable Award Agreement or in any individual employment, service or severance agreement with the Participant; provided, that if no such agreement exists or if such agreement does not define “Good Reason,” Good Reason and any provision of the Plan that refers to Good Reason shall not be applicable to such Participant.

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(aa) “Incapacity” means, except as provided in the applicable Award Agreement, with respect to any Participant, as determined by the Administrator in its sole discretion: (i) the Participant’s death, (ii) any physical or mental disability or incapacity that renders the Participant incapable of performing the essential services required of the Participant by the Company or its Affiliates (after accounting for reasonable accommodation, if available), as determined by the Administrator, for a period of one hundred eighty (180) consecutive days or for shorter periods aggregating one hundred eighty (180) days during any twelve (12)-month period or (iii) entry by a court of competent jurisdiction adjudicating the Participant incompetent to manage the Participant’s person or estate.

(bb) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(cc) “Nonqualified Stock Option” means an Option that is not designated as an ISO.

(dd) “Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

(ee) “Other Stock-Based Award” means an Award granted pursuant to Section 10 hereof.

(ff) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 hereof, to receive grants of Awards, and, upon such Eligible Recipient’s death, such Eligible Recipient’s successors, heirs, executors and administrators, as the case may be.

(gg) “Performance Goals” means performance goals based on criteria selected by the Administrator in its sole discretion.

(hh) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(ii) “Plan” has the meaning set forth in Section 1 hereof.

(jj) “Related Right” has the meaning set forth in Section 8(a) hereof.

(kk) “Restricted Stock” means Shares granted pursuant to Section 9 hereof subject to certain restrictions that lapse at the end of a specified period or periods.

(ll) “Restricted Stock Unit” means the right, granted pursuant to Section 9 hereof, to receive an amount in cash or Shares (or any combination thereof) equal to the Fair Market Value of a Share subject to certain restrictions that lapse at the end of a specified period or periods.

(mm) “Rule 16b-3” has the meaning set forth in Section 3(a) hereof.

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(nn) “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(oo) “Stock Appreciation Right” means the right to receive, upon exercise of the right, the applicable amounts as described in Section 8 hereof.

(pp) “Stock Bonus” means a bonus payable in fully vested shares of Common Stock granted pursuant to Section 11 hereof.

(qq) “Subsidiary” means, except as otherwise provided herein, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(rr) “Substitute Awards” means Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(ss) “Transfer” has the meaning set forth in Section 18 hereof.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Awards are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Stock or Restricted Stock Units shall lapse, (ii) the Performance Goals and periods applicable to Awards, (iii) the Exercise Price of each Option and the Base Price of each Stock Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

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(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment, tenure or service for purposes of Awards granted under the Plan;

(8) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Plan or the applicable Award Agreement; and

(10) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) Notwithstanding the foregoing, but subject to Section 5 hereof, the Company may not, without first obtaining the approval of the Company’s shareholders, (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the Exercise Price or Base Price, as applicable, of such Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is less than the Exercise Price or Base Price of the original Options or Stock Appreciation Rights or (iii) cancel outstanding Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is above the current per share stock price, in exchange for cash, property or other securities.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

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(e) The Administrator may, in its sole discretion, delegate its authority, in whole or in part, under this Section 3 (including, but not limited to, its authority to grant Awards under the Plan, other than its authority to grant Awards under the Plan to any Participant who is subject to reporting under Section 16 of the Exchange Act) to one or more officers of the Company, subject to the requirements of applicable law or any stock exchange on which the Shares are traded.

Section 4. Shares Reserved for Issuance; Certain Limitations.

(a) The maximum number of Shares reserved for issuance under the Plan that may be issued at any time during the term of the Plan in accordance with Section 3 hereof (and subject to adjustment as provided in Section 5 hereof) shall be [●] Shares1, as increased on the first day of each fiscal year of the Company beginning in calendar year 2022 by a number of Shares equal to the lesser of (x) a number equal to five percent (5%) of the Fully-Diluted Shares on the final day of the immediately preceding fiscal year and (y) such smaller number of Shares as is determined by the Board.

(b) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Option or Stock Appreciation Right under the Plan or the payment of any purchase price with respect to any other Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan shall again be available for subsequent Awards under the Plan. In addition, (i) to the extent an Award is denominated in Shares, but paid or settled in cash, the number of Shares with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Shares underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

(c) Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for issuance under the Plan.

(d) No Participant who is a non-employee director of the Company shall be granted Awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $[●] in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes). The foregoing limit shall be increased to $[●] in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes) for Awards granted to non-employee directors of the Company in their initial calendar year of service as such on the Board.

[1]	Note to Draft: 15% on a fully diluted basis, and calculated to include shares subject to rolled equity awards under the current plan.

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Section 5. Equitable Adjustments.

(a) In the event of any Change in Capitalization (including a Change in Control), an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan pursuant to Section 4(a) hereof, (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of shares of Common Stock, or the amount of cash or amount or type of other property, subject to outstanding Restricted Stock, Restricted Stock Units, Stock Bonuses and Other Stock-Based Awards granted under the Plan or (iv) the Performance Goals and performance periods applicable to any Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b) Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change in Control), the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Board may cancel such Award without the payment of any consideration to the Participant.

(c) The determinations made by the Administrator or the Board, as applicable, pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7. Options.

(a) General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

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(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but, except as provided in the applicable Award Agreement or in the case of Substitute Awards, in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company. Notwithstanding anything to the contrary herein, no more than [●] Shares reserved for issuance under the Plan pursuant to Section 4(a) hereof may be issued pursuant to the exercise of ISOs (subject to adjustment as provided in Section 5 hereof).

(i) ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

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(ii) $100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(iii) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (x) two years after the date of grant of the ISO and (y) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 17 hereof.

(h) Termination of Employment, Tenure or Service. In the event of the termination of employment, tenure or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Options, such Options shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(i) Other Change in Employment, Tenure or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status, tenure or service status of a Participant, in the discretion of the Administrator.

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Section 8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Base Price. Except as provided in the applicable Award Agreement or in the case of Substitute Awards, each Stock Appreciation Right shall be granted with a base price that is not less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant (such amount, the “Base Price”).

(c) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 17 hereof.

(d) Exercisability. Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement. Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8.

(e) Consideration Upon Exercise. Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised. A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Exercise Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised. Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(f) Termination of Employment, Tenure or Service. In the event of the termination of employment, tenure or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement. In the event of the termination of employment, tenure or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

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(g) Term. The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted. The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(h) Other Change in Employment, Tenure or Service Status. Stock Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status, tenure or service status of a Participant, in the discretion of the Administrator.

Section 9. Restricted Stock and Restricted Stock Units.

(a) General. Restricted Stock and Restricted Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Stock or Restricted Stock Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock or Restricted Stock Units; the period of time prior to which Restricted Stock or Restricted Stock Units become vested and free of restrictions on Transfer (the “Restricted Period”); the Performance Goals (if any); and all other conditions of the Restricted Stock and Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit the Participant’s Restricted Stock or Restricted Stock Units, in accordance with the terms of the grant. The provisions of Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant.

(b) Awards and Certificates.

(1) Except as otherwise provided in Section 9(b)(3) hereof, (i) each Participant who is granted an Award of Restricted Stock may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock transfer form, endorsed in blank, relating to the Shares covered by such award. Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Stock.

(2) With respect to an Award of Restricted Stock Units to be settled in Shares, at the expiration of the Restricted Period, stock certificates in respect of the shares of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or the Participant’s legal representative, in a number equal to the number of shares of Common Stock underlying the Award of Restricted Stock Units.

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(3) Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units to be settled in Shares (at the expiration of the Restricted Period) may, in the Company’s sole discretion, be issued in uncertificated form.

(4) Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Shares (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within such other period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Stock and Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1) The Award Agreement may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as set forth in the Award Agreement, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment, tenure or service with the Company or any Affiliate thereof, or the Participant’s Incapacity. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 13 hereof.

(2) Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to shares of Restricted Stock during the Restricted Period, including the right to vote such shares and to receive any dividends declared with respect to such shares; provided, however, that except as provided in the applicable Award Agreement, any dividends declared during the Restricted Period with respect to such shares shall only become payable if (and to the extent) the underlying Restricted Shares vest. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a stockholder with respect to shares of Common Stock subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to any dividends declared during the Restricted Period with respect to the number of shares of Common Stock covered by Restricted Stock Units may, to the extent set forth in an Award Agreement, be provided to the Participant either currently or at the time (and to the extent) that shares of Common Stock in respect of the related Restricted Stock Units are delivered to the Participant.

(d) Termination of Employment, Tenure or Service. The rights of Participants granted Restricted Stock or Restricted Stock Units upon termination of employment, tenure or service with the Company and all Affiliates thereof for any reason during the Restricted Period shall be set forth in the Award Agreement.

(e) Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

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Section 10. Other Stock-Based Awards.

Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Awards and, except as provided in the applicable Award Agreement, shall only become payable if (and to the extent) the underlying Awards vest. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards.

Section 11. Stock Bonuses.

In the event that the Administrator grants a Stock Bonus, the Shares constituting such Stock Bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

Section 12. Cash Awards.

The Administrator may grant Awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of Performance Goals.

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Section 13. Change in Control Provisions.

Except as provided in the applicable Award Agreement, in the event that (a) a Change in Control occurs and (b) either (x) an outstanding Award is not assumed or substituted in connection therewith or (y) an outstanding Award is assumed or substituted in connection therewith and the Participant’s employment, tenure or service is terminated by the Company, its successor or an Affiliate thereof without Cause or by the Participant for Good Reason (if applicable) on or after the effective date of the Change in Control but prior to twenty-four (24) months following the Change in Control, then:

(a) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and

(b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at the greater of target or actual performance levels.

For purposes of this Section 13, an outstanding Award shall be considered to be assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the Administrator, in its sole discretion, pursuant to Section 5 hereof).

Section 14. Amendment and Termination.

The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment to the Plan that would require such approval in order to satisfy any rules of the stock exchange on which the Common Stock is traded or other applicable law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 hereof and the immediately preceding sentence, no such amendment shall impair the rights of any Participant without the Participant’s consent.

Section 15. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

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Section 16. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, an amount in respect of such taxes up to the maximum statutory rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations as determined by the Company; provided, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from such delivery Shares or other property, as applicable, or (ii) by delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations as determined by the Company. Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award as determined by the Company. For purposes of this Section 16, if the Common Stock underlying an Award is admitted to trading on a national securities exchange, the Fair Market Value of such Award (and any shares of Common Stock withheld or delivered pursuant to clauses (i) or (ii) above) as of the applicable date of determination shall be determined using the closing sale price reported on the last preceding date for which there was a sale of a share of Common Stock on such exchange.

Section 17. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of any shares of Common Stock or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 18. Continued Employment, Tenure or Service.

Neither the adoption of the Plan nor the grant of an Award hereunder shall confer upon any Eligible Recipient any right to continued employment, tenure or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment, tenure or service of any of its Eligible Recipients at any time.

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Section 19. Effective Date.

The Plan was adopted on [●], 2022, subject to approval by the Company’s stockholders, and became effective on [●], 2022 (the “Effective Date”).

Section 20. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

Section 21. Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, the receipt of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator and the listing requirements of any securities exchange on which the Shares are traded. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 22. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

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Section 23. No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 24. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 25. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 26. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 27. Repayment.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and repayment as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 28. Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment, tenure or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

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Section 29. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 30. Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 31. Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 32. Relationship to Other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

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Exhibit K

FAZE HOLDINGS INC.
2022 EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose of Plan; Share Reserve.

The name of the Plan is the FaZe Holdings Inc. 2022 Employee Stock Purchase Plan (the “Plan”). The purpose of the Plan is to provide eligible employees of the Company and each Designated Company with opportunities to purchase shares of Common Stock.

The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and the 423 Component shall be interpreted in accordance with that intent. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, Options shall be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees. Except as otherwise provided herein, the Non-423 Component shall operate and be administered in the same manner as the 423 Component.

A number of shares of Common Stock equal to two percent (2%) of the Fully Diluted Shares as of the Effective Date ([●] shares), have been approved and reserved for this purpose. Commencing on January 1, 2022 and on each subsequent anniversary thereof (but not following the ten year anniversary of the Effective Date), the number of shares of Common Stock reserved and available for issuance under the Plan shall be increased on each such date by a number of shares of Common Stock equal to the lesser of (x) a number equal to one percent (1%) of the Fully-Diluted Shares on the final day of the immediately preceding fiscal year and (y) such smaller number of shares of Common Stock as is determined by the Board. Notwithstanding the foregoing, in no event shall the maximum aggregate number of shares of Common Stock available for issuance under the Plan exceed [●] shares.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “423 Component” has the meaning set forth in Section 1 hereof.

(b) “Acquisition Price” means the cash payment for each share surrendered in a Reorganization Event.

(c) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee, in accordance with Section 3 hereof.

(d) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(g) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Certificate of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(h) “Common Stock” means the common stock, par value $[●] per share, of the Company.

(i) “Company” means FaZe Holdings Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(j) “Compensation” means the amount of base pay, prior to salary reduction (such as pursuant to Sections 125, 132(f) or 401(k) of the Code), but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains related to Company stock options or other share-based awards, and similar items. The Administrator shall (x) have the discretion to determine the application of this definition to Participants outside the United States and (y) be permitted to make modifications to the definition of Compensation for one or more Offerings as deemed appropriate by the Administrator in its sole discretion.

(k) “Designated Company” means any present or future Subsidiary or Affiliate that has been designated by the Administrator to participate in the Plan. The Administrator may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the shareholders, and may further designate such Designated Companies or Participants as participating in the 423 Component or the Non-423 Component. The Administrator may also determine which Subsidiaries, Affiliates or Eligible Employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the Non-423 Component, and determine which Designated Company or Companies shall participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies; provided, however, that at any given time, a Subsidiary that is a Designated Company under the 423 Component shall not be a Designated Company under the Non-423 Component.

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(l) “Effective Date” has the meaning set forth in Section 23.

(m) “Eligible Employees” has the meaning set forth in Section 4 hereof.

(n) “Enrollment Form” means an agreement, which may be electronic, pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering.

(o) “Exercise Date” means the last day of a Purchase Period.

(p) “Fair Market Value” of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, that except as otherwise provided herein, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock or other security on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share of Common Stock or other security in such over-the-counter market for the last preceding date on which there was a sale of such share of Common Stock or other security in such market.

(q) “Fully Diluted Shares” means, as of any given date, the sum of (a) the shares of capital stock of the Company outstanding on such date, (b) the shares of capital stock of the Company subject to compensatory equity awards (including stock options and restricted stock units) outstanding on such date, with (i) performance-based compensatory equity awards calculated at the “target” level of performance and (ii) shares of capital stock of the Company subject to stock options calculated on a “net exercised” basis as of the applicable date, assuming shares of capital stock of the Company are surrendered having a Fair Market Value on such date equal to the exercise price of such options (rounded up to the nearest whole share, and determined without regard to the vested status of the stock option) and (c) the shares of capital stock of the Company issuable upon the exercise or settlement of other equity securities with respect to which shares of capital stock of the Company have not actually been issued and the conversion of all convertible securities into shares of capital stock of the Company, in each case, counted on an as-converted basis; provided, however, that shares of capital stock of the Company subject to warrants outstanding on such date shall not be included in the determination of Fully-Diluted Shares.

(r) “Non-423 Component” has the meaning set forth in Section 1 hereof.

(s) “Offering” means an offering to Eligible Employees to purchase Common Stock under the Plan. Unless otherwise determined by the Administrator, each Offering under the Plan in which Eligible Employees of one or more Designated Companies may participate may be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Offerings under the 423 Component, the terms of separate Offerings need not be identical provided that all Eligible Employees granted an Option in a particular Offering will have the same rights and privileges, except as otherwise may be permitted by Code Section 423; Offerings under the Non-423 Component need not satisfy such requirements.

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(t) “Offering Date” means the first day of an Offering.

(u) “Option” has the meaning set forth in Section 10.

(v) “Option Price” has the meaning set forth in Section 10.

(w) “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

(x) “Participant” means an individual who is eligible as determined in Section 4 and who has complied with the provisions of Section 6.

(y) “Plan” has the meaning set forth in Section 1 hereof.

(z) “Purchase Period” means the period of time specified within an Offering beginning on the Offering Date ending on the Exercise Date.

(aa) “Reorganization Event” means: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s aggregate outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the aggregate outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction; (iii) the sale of all of the Common Stock to an unrelated person, entity or group thereof acting in concert; or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

(bb) “SEC” means the United States Securities and Exchange Commission.

(cc) “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator. The Administrator has full power and authority to:

(1) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable and appoint such agents as it deems appropriate for the proper administration of the Plan;

(2) interpret and construe, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any Enrollment Form or other instrument or agreement relating to the Plan;

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(3) determine the terms and conditions of any right to purchase shares of Common Stock under the Plan;

(4) make all determinations and take all actions it deems advisable for the administration of the Plan, including to accommodate the specific requirements of local laws, regulations and procedures for jurisdictions outside the United States, such as adopting rules and procedures regarding payment of interest (if any), conversion of local currency, payroll tax, withholding procedures and handling of stock certificates that vary with local requirements outside of the United States, and adopting sub-plans applicable to particular Designated Companies or locations, which sub-plans may be necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, as further set forth in Section 14 below;

(5) determine eligibility and decide all disputes arising in connection with the Plan, including whether Eligible Employees will participate in the 423 Component or the Non-423 Component and which Subsidiaries and Affiliates will be Designated Companies under the 423 Component or the Non-423 Component;

(6) amend an outstanding right to purchase shares of Common Stock, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 18 or Section 19 (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Option Price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan; and

(7) otherwise supervise and take any other actions necessary or desirable for the administration of the Plan.

(b) All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. Subject to applicable laws and regulations, the Board or the Committee may delegate administrative authority hereunder to an officer of the Company or to such other individual or group as the Board or Committee may determine in its discretion. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

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Section 4. Eligibility.

(a) All individuals classified as employees on the payroll records of the Company and each Designated Company are eligible to participate in any one or more of the Offerings under the Plan, provided that, unless otherwise determined by the Administrator or required by applicable law or regulations, as of the Offering Date of the applicable Offering such employee is customarily employed by the Company or a Designated Company for more than 20 hours a week and for more than five months in any calendar year (“Eligible Employees”). Notwithstanding any other provision herein, individuals who are not classified as employees of the Company or a Designated Company for purposes of the Company’s or applicable Designated Company’s payroll system on the Offering Date are not considered to be “Eligible Employees” of the Company or any Designated Company and shall not be eligible to participate in the Plan with respect to such Offering. In the event any such individuals are reclassified as employees of the Company or a Designated Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not classified as of an Offering Date as employees of the Company or a Designated Company on the Company’s or Designated Company’s payroll system to become eligible to participate in an Offering under this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

(b) For purposes of the Plan, in accordance with Treas. Reg. § 1.421-1(h)(2), the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Company that does not exceed three months and during any period longer than three months if the individual’s right to reemployment is guaranteed by statute or contract.

(c) The Company retains the discretion to determine which Eligible Employees may participate in the Non-423 Component and the 423 Component pursuant to and consistent with Treasury Regulation §§ 1.423-2(e) and (f).

(d) An Eligible Employee who works for a Designated Company and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the 423 Component to violate Section 423 of the Code. In the case of the Non-423 Component or any Offering thereunder, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Administrator has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

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Section 5. Offerings.

(a) The Company will make one or more Offerings to Eligible Employees to purchase Common Stock under the Plan. The Administrator shall, in its discretion, designate the period of any Offering, provided that no Offering shall exceed 27 months in duration. Unless the Administrator otherwise determines, each Offering shall be for a Purchase Period of six (6) months, beginning on the Offering Date and ending on the Exercise Date.

(b) Subject to applicable law, the Administrator, or its delegate, retains the discretion to impose trading restrictions or holding requirements on Common Stock purchased with respect to a particular Offering. If the Administrator elects to impose such restrictions or requirements, the restrictions or requirements will be described in the enrollment materials for the applicable Offering.

Section 6. Participation.

(a) Participants on Effective Date. An Eligible Employee may elect to participate in the Plan by properly completing and submitting an Enrollment Form (in the manner described in Section 6(b)) at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering) and in accordance with enrollment procedures established by the Administrator. Participation in the Plan is entirely voluntary.

(b) Enrollment. The Enrollment Form shall (i) state a whole percentage to be deducted from an Eligible Employee’s Compensation per pay period during an Offering, (ii) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (iii) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 12. An employee who does not enroll in an Offering in accordance with these procedures shall be deemed to have waived participation in such Offering.

(c) Automatic Re-Enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offerings unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 8, (ii) withdraws from the Plan in accordance with Section 9, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

(d) Electronic Submission of Enrollment Form. The Administrator may specify that Enrollment Forms to be submitted to the Company pursuant to this Section 6 or Section 9 are to be submitted electronically via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Administrator.

(e) Notwithstanding the foregoing, participation in the Plan shall neither be permitted nor denied contrary to the requirements of the Code.

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Section 7. Employee Contributions.

Each Eligible Employee may, by submitting an Enrollment Form as described in Section 6(b), authorize payroll deductions, in whole percentages, at a minimum of 1% up to a maximum of 15% of such employee’s Compensation, to be deducted on a pro rata basis for each pay period during an Offering. Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the last day of the Offering. Payroll deductions shall be made in accordance with the Eligible Employee’s election; however, due to rounding or other administrative reasons, the actual percentage contributed may be less than the elected percentage. The Company shall maintain notional book accounts showing the amount of payroll deductions made by each Participant for each Purchase Period, but the Company will not hold payroll deductions in a trust or in any segregated account, unless otherwise determined by the Administrator or required by applicable law. No interest shall accrue or be paid on payroll deductions, except as may be required by applicable law. If payroll deductions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Administrator in its discretion), the Administrator may require Participants to contribute to the Plan by such other means as determined by the Administrator. Any reference to “payroll deductions” in this Section 7 (or in any other section of the Plan) shall similarly cover contributions by other means made pursuant to this Section 7.

Section 8. Deduction Changes.

Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 7) by filing a new Enrollment Form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

Section 9. Withdrawal.

A Participant may withdraw from participation in the Plan by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw (in accordance with such procedures as may be established by the Administrator). The Participant’s withdrawal shall be effective as of the next business day. Following a Participant’s withdrawal, the Company shall promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 6.

Section 10. Grant of Options.

On each Offering Date, the Company shall grant to each Participant in the Plan an option (“Option”) to purchase, on the Exercise Date and at the Option Price hereinafter provided for, the lesser of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein), (b) [●] shares of Common Stock or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering (in each case subject to adjustment pursuant to Section 18 or Section 19); provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) shall be 85% of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

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Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits the Participant’s rights to purchase stock under the Plan, and any other employee stock purchase plan (described in Section 423 of the Code) of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

Section 11. Exercise of Option and Purchase of Shares.

Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as the Participant’s accumulated payroll deductions on such date shall purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of an Offering, any amount remaining in a Participant’s account after the purchase of shares on an Exercise Date of an Offering solely by reason of the inability to purchase a fractional share shall be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering shall be refunded to the Participant promptly.

Section 12. Issuance of Certificates.

Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose. Participants will not have any voting, dividend, or other rights of a shareholder with respect to the shares of Common Stock until such shares have been delivered pursuant to this Section 12. All transactions under this Plan are subject to the Company’s insider trading policy as may be in effect from time to time. This includes any blackout period prohibition or requirement to obtain mandatory pre-clearance of transactions such as enrollment, withdrawal, or trading. If the standard enrollment period is scheduled to occur during a blackout period, arrangements will be made to allow for restricted insiders to update their elections during the preceding open trading window.

Section 13. Rights on Termination or Transfer of Employment.

If a Participant’s employment terminates for any reason, or if the Participant’s employment status changes such that the Participant is no longer an Eligible Employee, before the Exercise Date for any Purchase Period, no payroll deduction shall be taken from any pay due and owing to the Participant and the balance in the Participant’s notional account shall be paid, as if such Participant had withdrawn from the Plan under Section 9, to such Participant or, in the case of such Participant’s death, to (i) the legal representative of the Participant’s estate; or (ii) if no such legal representative has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. An employee shall be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Company, ceases to be a Subsidiary or Affiliate, or if the employee is transferred to any corporation other than the Company or a Designated Company. Unless otherwise determined by the Administrator, a Participant whose employment transfers between, or whose employment terminates with an immediate rehire (with no break in service) by, Designated Companies or a Designated Company and the Company shall not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, that if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Option shall be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option shall remain non-qualified under the Non-423 Component.

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Section 14. Special Rules and Sub-Plans.

Notwithstanding anything herein to the contrary, the Administrator may adopt special rules or sub-plans applicable to the employees of a particular Designated Company, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Company has employees, regarding, without limitation, eligibility to participate in the Plan, handling and making of payroll deductions or contribution by other means, establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements; provided that if such special rules or sub-plans are inconsistent with the requirements of Section 423 of the Code, the employees subject to such special rules or sub-plans shall participate in the Non-423 Component, and Options granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code.

Section 15. Optionees Not Shareholders.

Neither the granting of an Option to a Participant nor the deductions from a Participant’s pay shall result in such Participant becoming a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to such Participant.

Section 16. Rights Not Transferrable.

Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

Section 17. Application of Funds.

All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.

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Section 18. Adjustment in Case of Changes Affecting Common Stock.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off, or other similar change in capitalization or event, any distribution to holders of Common Stock other than an ordinary cash dividend, or any other change affecting the Common Stock, (i) the number and class of shares approved for the Plan, (ii) the Option Price, and (iii) the share limitation set forth in Section 10 shall be equitably or proportionately adjusted to the extent determined by the Administrator to give proper effect to such event, in accordance with applicable law.

Section 19. Reorganization Events. In connection with a Reorganization Event, the Administrator shall take any one or more of the following actions as to outstanding Options on such terms as the Administrator determines:

(a) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

(b) upon written notice to Participants, provide that all outstanding Options will be terminated as of the effective date of the Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Administrator in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event;

(c) upon written notice to Participants, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to the Participant on such date;

(d) in the event of a Reorganization Event under the terms of which holders of common stock will receive, upon consummation thereof, a cash payment for each share surrendered in the Reorganization Event, make or provide for a cash payment to a Participant equal to (1) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Option (to the extent the Option Price does not exceed the Acquisition Price) minus (2) the aggregate Option Price of such Option, in exchange for the termination of such Option;

(e) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof); or

(f) any combination of the foregoing.

For purposes of clause (a) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities, or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Administrator) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

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In addition, with respect to any outstanding Option under the 423 Component of the Plan, any action taken under this Section 19 shall be consistent with the intent that such Options comply with Section 423 of the Code, unless otherwise expressly determined by the Administrator. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other Reorganization Event.

Section 20. Amendment of the Plan.

The Administrator may at any time and from time to time amend the Plan in any respect, except that, without the approval within 12 months of such Administrator action by the shareholders of the Company, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require shareholder approval under the requirements of any stock exchange upon which the shares may then be listed or in order for the 423 Component of the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code. In no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

Section 21. Suspension of the Plan.

The Administrator may, at any time, suspend the Plan; provided that the Company shall provide notice to the Participants prior to the effectiveness of such suspension. The Administrator may resume the operation of the Plan following any such suspension; provided that the Company shall provide notice to the Participants prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless the Participant withdraws pursuant to Section 9). However, no Options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant, during the suspension period.

Section 22. Insufficient Shares.

If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned in a manner consistent with the requirements of Section 423(b)(4) and (5) of the Code and the regulations thereunder among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

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Section 23. Effective Date and Shareholder Approval.

The Plan was adopted on [●], 2022, subject to approval by the Company’s shareholders, and became effective on [●], 2022 (the “Effective Date”).

Section 24. Termination of the Plan.

The Plan may be terminated at any time by the Administrator. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded. The Plan shall automatically terminate on the ten-year anniversary of the date the Plan is approved by the Company’s shareholders.

Section 25. Governmental Regulations.

The Company’s obligation to sell and deliver Common Stock under the Plan is subject to the completion of any registration or qualification of the Common Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law, or under rulings or regulations of the SEC or of any other governmental regulatory body, and to obtaining any approval or other clearance from any U.S. and non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company may, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Common Stock with the SEC or any other U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of such stock. If, pursuant to this Section 25, the Administrator determines that the shares of Common Stock will not be issued to any Participant, all accumulated payroll deductions will be promptly refunded, without interest (unless otherwise required pursuant to applicable law), to the Participant, without any liability to the Company or any of its Affiliates.

Section 26. Issuance of Shares.

Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

Section 27. Tax Withholding.

Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may, but shall not be obligated to, withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Common Stock by such Participant. In addition, the Company or any Subsidiary or Affiliate may, but shall not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) with respect to the 423 Component. The Company shall not be required to issue any Common Stock under the Plan until such obligations are satisfied.

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Section 28. Section 409A.

The 423 Component of the Plan is exempt from the application of Section 409A of the Code and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code as Options granted thereunder are intended to constitute “short term deferrals” and any ambiguities herein shall be interpreted such that those Options shall so be exempt from Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an Option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an Option under the Plan to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such Options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the Option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the Option to purchase Common Stock under the Plan is compliant with Section 409A of the Code.

Section 29. Notification Upon Sale of Shares Under 423 Component.

Each Participant agrees, by entering the 423 Component of the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.

Section 30. Equal Rights and Privileges.

Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees participating in the 423 Component shall have the same rights and privileges.

Section 31. General.

(a) No Right to Options; No Shareholder Rights; No Right to Employment. No person shall have any right to be granted any Option under the Plan. No person shall have any rights as a shareholder with respect to any Common Stock to be issued under the Plan prior to the issuance thereof. The grant of an Option shall not be construed as giving any person the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company and each Subsidiary and Affiliate expressly reserves the right at any time to dismiss an employee free from any liability or any claim under the Plan, except as expressly provided herein.

(b) Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

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(c) Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

(d) Compliance with Applicable Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to a right to purchase unless the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act of 1933 and the Securities Exchange Act of 1934 (each as amended) and the requirements of any stock exchange upon which the shares may then be listed.

(e) Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

(f) Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person, or other person incapable of accepting receipt shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Board, the Administrator, the Company and any Designated Company, and all other parties with respect thereto.

(g) Headings and Captions; Rules of Construction. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan. Whenever used in the Plan, words in the masculine gender shall be deemed to refer to females as well as to males; words in the singular shall be deemed to refer also to the plural; and references to a statute or statutory provision shall be construed as if they referred also to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to any regulations and other formal guidance of general applicability issued thereunder. Except where otherwise indicated, references to Sections are references to sections of this Plan.

(h) Unfunded Status of Plan. The Plan is unfunded and shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any Participant (or beneficiary thereof), on the one hand, and the Company, any Designated Company, the Board, the Administrator, or any other person, on the other hand.

(i) Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

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